UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SYSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held November 19, 2008
PROXY STATEMENT 2008 ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS ITEM NO. 1 ON THE PROXY CARD
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
EXECUTIVE OFFICERS
STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL TO APPROVE MATERIAL TERMS OF, AND COMPENSATION TO BE PAID TO CERTAIN EXECUTIVE OFFICERS PURSUANT TO, THE 2008 CASH PERFORMANCE UNIT PLAN ITEM NO. 2 ON THE PROXY CARD
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ITEM NO. 3 ON THE PROXY CARD
STOCKHOLDER PROPOSAL TO REQUEST THAT THE BOARD TAKE THE NECESSARY STEPS TO REQUIRE THAT ALL DIRECTORS STAND FOR ELECTION ANNUALLY ITEM NO. 4 ON THE PROXY CARD
RESOLUTION
STATEMENT
BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION OF THE PROPOSAL
STOCKHOLDER PROPOSALS
ANNEX A

SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas 77077-2099

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 19, 2008

To the Stockholders of Sysco Corporation:

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Wednesday, November 19, 2008 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect as directors the three nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2011;

2.	To approve the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2008 Cash Performance Unit Plan so that the deductibility of such compensation will not be limited by Section 162(m) of the Internal Revenue Code;

3.	To ratify the appointment of Ernst & Young LLP as SYSCO’s independent accountants for fiscal 2009;

4.	To consider a stockholder proposal, if presented at the meeting, requesting that the Board of Directors take the necessary steps to require that all directors stand for election annually; and

5.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 22, 2008 will be entitled to receive notice of and to vote at the Annual Meeting. You may inspect a list of stockholders of record at the company’s offices during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

We hope you will be able to attend the Annual Meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

By Order of the Board of Directors

Richard J. Schnieders
Chairman of the Board and Chief
  Executive Officer

October 7, 2008

SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas 77077-2099

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

October 7, 2008

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Wednesday, November 19, 2008 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

Information About This Proxy Statement

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “company” or “SYSCO” as used in this proxy statement refer to Sysco Corporation.

Information About the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet.

•	Stockholders who have previously signed up to Receive Proxy Materials on the Internet: On or about October 7, 2008, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders that have previously signed up to receive their proxy materials and other stockholder communications on the Internet instead of by mail.

•	Stockholders who have previously signed up to Receive All Future Proxy Materials in Printed Format by Mail: On or about October 7, 2008, we will begin mailing printed copies of our proxy materials, including our annual report to stockholders, to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format.

•	All other Stockholders: On or about October 7, 2008, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Receiving Future Proxy Materials Electronically:  Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices, and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit http://enroll.icsdelivery.com/syy for additional information regarding electronic delivery enrollment.

Who Can Vote

You can vote at the Annual Meeting if you owned shares at the close of business on September 22, 2008. You are entitled to one vote for each share you owned on that date on each matter presented at the Annual Meeting.

On September 22, 2008, there were 601,318,849 shares of SYSCO Corporation common stock outstanding. All of our current directors and executive officers (23 persons) owned an aggregate of 1,400,044 shares, which was less than 1% of our outstanding stock as of September 22, 2008. We expect that these individuals will vote their shares in favor of electing the three nominees named below, for approval of the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2008 Cash Performance Unit Plan, for ratification of the appointment of the independent accountants and against the stockholder proposal.

How to Vote

You may vote your shares as follows:

•	in person at the Annual Meeting; or
•	by telephone (see the instructions at www.ProxyVote.com); or,
•	by Internet (see the instructions at www.ProxyVote.com); or
•	if you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against or abstain with respect to all, some or none of the nominees for director and with respect to approval of the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2008 Cash Performance Unit Plan, ratification of the appointment of the independent accountants, and the stockholder proposal.

If you sign and return your proxy card without indicating your voting instructions, your shares will be voted FOR the election of the three nominees for director, FOR approval of the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2008 Cash Performance Unit Plan, FOR the ratification of the appointment of Ernst & Young as independent accountants for fiscal 2009, and AGAINST the stockholder proposal.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised by:

•	delivering written notice of revocation to SYSCO’s Corporate Secretary in time for him to receive it before the Annual Meeting;
•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or
•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

Broker Non-Votes

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

Votes Necessary for Action to be Taken

SYSCO’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

The affirmative vote of a majority of the votes cast is required to approve the:

•	material terms of, and the payment of compensation to certain executive officers pursuant to, the 2008 Cash Performance Unit Plan so that the deductibility of such compensation will not be limited by Section 162(m) of the Internal Revenue Code,
•	ratification of the appointment of the independent accountants, and
•	stockholder proposal.

Abstentions and broker non-votes will be disregarded for purposes of the election of directors and all of the other proposals.

Who Will Count Votes

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote and will count all votes and ballots cast for and against and any abstentions with respect to all proposals and will determine the results of each vote.

Cost of Proxy Solicitation

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement, should we choose to mail any written proxy materials, and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $20,000 plus reimbursement for their out-of-pocket expenses.

Other Matters

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

Annual Report

We will furnish additional copies of our annual report to stockholders, including our Annual Report on Form 10-K, without charge upon your written request if you are a record or beneficial owner of SYSCO Corporation common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the annual report to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

Householding

Stockholders who share the same last name and address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail unless we receive contrary instructions from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice, and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

If your shares are not registered in your own name, you can request additional copies of the E-Proxy Notice and any other proxy materials we mail or you can request householding by notifying your broker or agent in whose name your shares are registered.

ELECTION OF DIRECTORS
ITEM NO. 1 ON THE PROXY CARD

Three directors are to be elected at the meeting. The Board of Directors is currently divided into three classes of four, four and four directors each. The company’s governing documents provide that the Board of Directors shall be divided into three classes with no class of directors having more than one director more than any other class of directors. The directors in each class serve for a three-year term. A different class is elected each year to succeed the directors whose terms are expiring.

The Board of Directors has nominated the following three persons for election as directors in Class I to serve for three-year terms or until their successors are elected and qualified:

•	Judith B. Craven
•	Phyllis S. Sewell
•	Richard G. Tilghman

Each of Dr. Craven, Mrs. Sewell and Mr. Tilghman is currently serving as a director of SYSCO. Richard G. Merrill is also a Class I director and will serve out his remaining term, but has notified the Board that he will not be standing for re-election. Effective as of the date of the Annual Meeting, the size of the Board of Directors will be reduced from its current size of 12 members to 11 members.

All of the nominees are currently serving as directors of SYSCO and have consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

Set forth below is biographical information for each nominee for election as a director at the 2008 Annual Meeting.

Nominees for election as Class I Directors for terms expiring at the 2011 Annual Meeting:

Judith B. Craven, M.D., 63, has served as a director of SYSCO since July 1996. Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998. Dr. Craven is also a director of Belo Corporation, Luby’s, Inc., Sun America Funds and VALIC. Dr. Craven is Chairman of the Corporate Sustainability Committee and is also a member of the Corporate Governance and Nominating Committee, the Finance Committee and the Employee Benefits Committee.

Phyllis S. Sewell, 77, has served as a director of SYSCO since December 1991. Currently retired, she formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Richard G. Tilghman, 68, has served as a director of SYSCO since November 2002. Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999. Mr. Tilghman is Chairman of the Audit Committee and is also a member of the Compensation Committee and the Executive Committee.

The Board of Directors recommends a vote FOR the nominees listed above.

Class II directors whose terms expire at the 2009 Annual Meeting:

Jonathan Golden, 71, has served as a director of SYSCO since February 1984. Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to SYSCO. Mr. Golden is a member of the Finance Committee and the Corporate Sustainability Committee.

Joseph A. Hafner, Jr., 63, has served as a director of SYSCO since November 2003. In November 2006, Mr. Hafner retired as Chairman of Riviana Foods, Inc., a position he had held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2004. Mr. Hafner is Chairman of the Finance Committee and is also a member of the Audit Committee, the Executive Committee and the Corporate Sustainability Committee.

Nancy S. Newcomb, 63, has served as a director of SYSCO since February 2006. Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation of Citigroup) from December 1995 to April 1998, and as a division executive,

Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of Moody’s Corporation and The DIRECTV Group, Inc. Ms. Newcomb is a member of the Audit Committee and the Finance Committee.

Richard J. Schnieders, 60, has served as a director of SYSCO since July 1997. Mr. Schnieders has served as Chairman and Chief Executive Officer of SYSCO since January 2003. He assumed the additional role of President in July 2005, and served in that role until he stepped down on July 1, 2007, when Kenneth F. Spitler was promoted to President. Mr. Schnieders previously served as President from July 2000 through December 2002 and as Chief Operating Officer from January 2000 through December 2002. Mr. Schnieders served as Executive Vice President, Foodservice Operations from January 1999 to July 2000 and as Senior Vice President, Merchandising Services and Multi-Unit Sales from 1997 until January 1999. From 1992 until 1997, he served as Senior Vice President, Merchandising Services. From 1988 until 1992, Mr. Schnieders served as President and Chief Executive Officer of Hardin’s-Sysco Food Services, LLC. He has been employed by SYSCO since 1982. Mr. Schnieders is Chairman of the Executive Committee and the Employee Benefits Committee and is also a member of the Finance Committee and the Corporate Sustainability Committee.

Class III Directors whose terms expire at the 2010 Annual Meeting:

John M. Cassaday, 55, has served as a director of SYSCO since November 2004. He is President and Chief Executive Officer of Corus Entertainment Inc., a media and entertainment company based in Canada, a position he has held since September 1999. He also serves as a director of Manulife Financial Corporation. Mr. Cassaday is the current presiding director for fiscal 2009, is Chairman of the Compensation Committee and is also a member of the Corporate Governance and Nominating Committee and the Executive Committee.

Manuel A. Fernandez, 62, has served as a director of SYSCO since November 2006. He has been the Managing Director of SI Ventures, a venture capital firm, since 2000 and Chairman Emeritus of Gartner, Inc., a leading information technology research and consulting company, since 2000. Prior to his present positions, Mr. Fernandez was Chairman, President, and Chief Executive Officer of Gartner. Previously, he was President and Chief Executive Officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. Mr. Fernandez also serves on the board of directors of Brunswick Corporation, Flowers Foods, Inc., The Black & Decker Corporation and several private companies and foundations. Mr. Fernandez is a member of the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee.

Hans-Joachim Koerber, 62, has served as a director of SYSCO since January 2008. Dr. Koerber served as the chairman and chief executive officer of METRO Group, Germany’s largest retailer, from 1999 until his retirement in October 2007. Dr. Koerber is a director of Air Berlin PLC, Bertelsmann AG and Skandinaviska Enskilda Benken AB. Dr. Koerber is a member of the Audit Committee and the Finance Committee.

Jackie M. Ward, 70, has served as a director of SYSCO since September 2001. Ms. Ward founded in 1968, and later served as Chairman, President and Chief Executive Officer of, Computer Generation Incorporated, which was acquired in December 2000 by Intec Telecom Systems PLC, a technology company based in the United Kingdom. Ms. Ward is a director of Bank of America, Flowers Foods, Inc., Sanmina-SCI Corporation and WellPoint, Inc. Ms. Ward is Chairman of the Corporate Governance and Nominating Committee and is also a member of the Compensation Committee and the Executive Committee.

Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance Guidelines

The Board of Directors has adopted the Sysco Corporation Corporate Governance Guidelines. These guidelines outline the functions of the Board, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. These guidelines also outline qualities and characteristics we consider when determining whether a member or candidate is qualified to serve on the Board, including diversity, skills, experience, time available and the number of other boards the member sits on, in the context of the needs of the Board and SYSCO. We review these guidelines from time to time in response to changing regulatory requirements and best practices and revise them accordingly. The guidelines were last revised in July 2008. We have published the Corporate Governance Guidelines on our website under “Investors — Corporate Governance” at www.sysco.com and you may obtain a copy in print by writing to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Code of Business Conduct

We require all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller to comply with our long-standing Code of Business Conduct to help ensure that we conduct our business in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct addresses:

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts,
•	competition and fair dealing,
•	political contributions,
•	antitrust,
•	conflicts of interest,
•	insider trading,
•	financial disclosure,
•	intellectual property, and
•	confidential information.

The Code requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. We have published the Code of Business Conduct on our website under “Investors — Corporate Governance” at www.sysco.com. You may obtain the Code in print by writing to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Director Independence

Our Corporate Governance Guidelines, which are published on our website under “Investors — Corporate Governance” at www.sysco.com, require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent and that all members of the Audit Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Securities Exchange Act of 1934.

Under New York Stock Exchange listing standards, to consider a director to be independent, we must determine that he or she has no material relationship with SYSCO other than as a director. The standards specify the criteria by which we must determine whether directors are independent, and contain guidelines for directors and their immediate family members with respect to employment or affiliation with SYSCO or its independent public accountants.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a SYSCO director is an executive officer of another company that does business with SYSCO and the annual sales to, or purchases from, SYSCO are less than two percent of the annual revenues of the other company;

•	if a SYSCO director is an executive officer of another company which is indebted to SYSCO, or to which SYSCO is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer; and

•	if a SYSCO director serves as an officer, director or trustee of a charitable organization, and SYSCO’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; SYSCO’s automatic matching of employee charitable contributions to higher education will not be included in the amount of SYSCO’s contributions for this purpose.

The Board of Directors has reviewed all relevant relationships of the directors with SYSCO. The relationships reviewed included those described under “Certain Relationships and Related Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. Such relationships include the following (for purposes of this section, “SYSCO”, “we,” “us” and “our” include our operating companies):

•	Dr. Craven serves as a member of the Board of Directors of Luby’s, Inc., which is one of our customers, and as a Regent for the University of Texas, which purchases our products through a subcontract arrangement with one of our customers;

•	During fiscal 2008, Mr. Fernandez served on the Board of Trustees of the University of Florida, which purchases products from us, as a director of Flowers Foods, Inc, which is one of SYSCO’s suppliers, and as Chairman Emeritus of Gartner, Inc., a technology firm that provides certain services to which we subscribe;

•	Mr. Hafner serves as a Trustee of The Kinkaid School, which is one of our customers; Mr. Hafner serves on the Houston regional advisory board of JPMorgan Chase Bank, which provides investment banking and cash management services to our company; JPMorgan and its affiliates also serve as administrative agents on our revolving credit facility and as the issuing and paying agent and a dealer on our commercial paper program; Mr. Hafner also serves on the boards or committees of several non-profit organizations to which SYSCO makes donations; in addition, Mr. Hafner served as a director of the University of St. Thomas during fiscal 2008 and still serves as a member of the President’s Advisory Council of the University of Houston — Downtown, both of which purchase our products through subcontracting arrangements;

•	Mr. Merrill’s son is employed by one of our suppliers;

•	Ms. Newcomb is a director of Moody’s Corporation, which provides credit ratings for certain of our debt obligations, and is a trustee of the Woods Hole Oceanographic Institution, which purchases our products through a subcontracting arrangement;

•	Mr. Tilghman is a trustee of the Colonial Williamsburg Foundation, a director of the Colonial Williamsburg Company, and a director of the Virginia Museum of Fine Arts; all three of these organizations are our customers;

•	Ms. Ward is a director of Bank of America Corporation, which provides us with investment banking and cash management services, and a director of Flowers Foods, Inc., which is one of our suppliers.

After reviewing such information, the Board of Directors has determined that each of Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Hafner, Dr. Koerber, Mr. Merrill, Ms. Newcomb, Mrs. Sewell, Mr. Tilghman and Ms. Ward has no material relationship with SYSCO and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above. Mr. Golden is not considered to be independent. The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. The independence decisions referenced above were based on the Board’s determinations that the relevant positions fell within the categorical standards of the Corporate Governance Guidelines, that status as a director or trustee of an entity with which SYSCO does business does not present a material relationship or that specific amounts involved in a transaction were not large enough to impact the director’s independence. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, Compensation or Corporate Governance and Nominating Committees may receive any compensation from SYSCO other than in his or her capacity as a non-employee director or committee member. The Board has determined that none of the above-named directors has received any compensation from SYSCO during fiscal 2008, and no member of the Audit Committee has received any compensation from SYSCO at any time while he or she has served as such, other than in his or her capacity as a non-employee director or committee member.

Director Compensation

See “Director Compensation” for a discussion of compensation received by our non-employee directors during fiscal 2008.

Presiding Director

The non-management directors meet in executive session without members of management present at every regular Board meeting. During fiscal 2008, the non-management directors held five executive sessions without the CEO or any other member of management present. Ms. Ward presided at these executive sessions during fiscal 2008. The independent members of the Board have adopted a rotation system by which, beginning on the first day of SYSCO’s 2008 fiscal year, the chairs of the Corporate Governance and Nominating, Compensation, Finance (but only if such chair has been determined to be independent) and Audit Committees began rotating for one-year terms as presiding director. Mr. Cassaday, chair of the Compensation Committee, is the current presiding director for fiscal 2009. The presiding director, among other things, establishes the agenda for, and presides at, meetings of the non-employee directors. In addition, the independent directors, exclusive of all directors who have not been determined to be independent, meet in executive session at least once a year, and the presiding director presides at such meetings.

The Presiding Director has the following additional duties and responsibilities:

•	serving as the primary liaison between the Chairman of the Board and the independent directors;

•	overseeing information and materials sent to the Board;

•	reviewing meeting agendas and schedules for meetings of the Board with the Chairman of the Board; and

•	being available for consultation and director communication if requested by the Chairman of the Board or by a majority of the Company’s independent directors.

Board Meetings and Attendance

The Board of Directors held twelve meetings, including five regular meetings and seven special meetings, during fiscal 2008, and all directors attended 75% or more of the aggregate of:

•	the total number of meetings of the Board of Directors, and
•	the total number of meetings held by all committees of the Board on which he or she served during fiscal 2008.

It is the Board’s policy that directors attend the Annual Meeting of Stockholders, to the extent practicable. In fiscal 2008, all directors who were in office at that time attended the Annual Meeting.

Committees of the Board

As of the date of this proxy statement, each of the individuals continues to serve on the committees listed in his or her biographical information under “Election of Directors.”

Audit Committee — The Audit Committee held thirteen meetings during fiscal 2008. During fiscal 2008, Messrs. Hafner, Merrill and Tilghman (Chair) and Ms. Newcomb served on the Audit Committee for the full year, and Mrs. Sewell served on the Committee until January 1, 2008. Dr. Koerber was added to the Audit Committee effective January 1, 2008. The Audit Committee oversees and reports to the Board with respect to various auditing and accounting matters, including:

•	the selection of the independent public accountants,
•	the scope of audit procedures,
•	the nature of all audit and non-audit services to be performed by the independent public accountants,
•	the fees to be paid to the independent public accountants,
•	the performance of the independent public accountants, and
•	SYSCO’s accounting practices and policies.

The Audit Committee also reviews with the Finance Committee enterprise-wide risk assessment and risk management policies, and assists the Board in its oversight of legal and regulatory compliance. Each member of the Audit Committee is financially literate and has been determined by the Board to be independent, as defined in the New York Stock Exchange’s listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. No Audit Committee member serves on the audit committees of more than two other companies. The Board has determined that Messrs. Hafner, Merrill and Tilghman and Ms. Newcomb each meet the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission.

Compensation Committee — The Compensation Committee held nine meetings during fiscal 2008. During fiscal 2008, Mr. Cassaday (Chair), Mr. Merrill, Mr. Tilghman and Ms. Ward served on the Compensation Committee. Mrs. Sewell was added to the Compensation Committee effective January 1, 2008. The function of the Compensation Committee is to determine and approve all compensation of the Chief Executive Officer and the other executive officers, including the named executive officers, and to oversee the administration of:

•	SYSCO’s Management Incentive Plans,
•	stock incentive and option plans,
•	the 2004 Cash Performance Unit Plan,
•	the 2008 Cash Performance Unit Plan,
•	the Supplemental Performance Based Bonus Plan,
•	the Supplemental Executive Retirement Plan,
•	the Executive Deferred Compensation Plan, and
•	all other executive benefit plans.

Except for decisions that impact the compensation of the Chief Executive Officer, the Compensation Committee is authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly make a report of any action that it takes to the full Compensation Committee. For a detailed description of the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis”.

Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee held six meetings during fiscal 2008. During fiscal 2008, Ms. Ward (Chair), Mr. Cassaday, Dr. Craven, Mr. Fernandez and Mrs. Sewell served on the Corporate Governance and Nominating Committee. The function of the Corporate Governance and Nominating Committee is to:

•	propose directors, committee members and officers to the Board for election or reelection,
•	to oversee the evaluation of management, including the Chief Executive Officer,
•	to review the performance of the members of the Board and its committees,
•	to recommend to the Board the annual compensation of non-employee directors,
•	to review related party transactions, and
•	to review and make recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and SYSCO’s governing documents.

Finance Committee — The Finance Committee held five meetings during fiscal 2008. During fiscal 2008, Mr. Hafner (Chair), Dr. Craven, Mr. Fernandez, Mr. Golden, Ms. Newcomb and Mr. Schnieders served on the Finance Committee. Dr. Koerber was added to the Finance Committee effective January 1, 2008. The function of the Finance Committee is to assist the Board in satisfying its fiduciary responsibilities relating to SYSCO’s financial performance and financial planning. The Finance Committee:

•	reviews policies regarding capital structure, dividends and liquidity;
•	reviews with the Audit Committee risk assessment and risk management policies;
•	reviews and recommends the sale or issuance of equity and certain debt securities;
•	reviews acquisitions and financing alternatives;
•	reviews and approves certain capital expenditures;
•	establishes and monitors high-level investment and funding objectives and investment performance and funding of SYSCO’s tax-qualified retirement and non-qualified benefit plans; and
•	reviews and oversees SYSCO’s information technology and security matters.

The Finance Committee annually reviews with the Audit Committee SYSCO’s enterprise-wide risk assessment and risk management policies, policies regarding financial risk management and insurance risk management strategies. In addition, the Finance Committee assists the Audit Committee in reviewing and overseeing SYSCO’s environmental, health and safety matters and related regulatory compliance. The Finance Committee reports regularly, and makes recommendations to the Audit Committee, regarding specific actions to be taken in this area at least annually.

Executive Committee — The Executive Committee did not meet during fiscal 2008. During fiscal 2008, Mr. Schnieders (Chair), Mr. Cassaday, Mr. Hafner, Mr. Tilghman and Ms. Ward served on the Executive Committee. The Executive Committee is authorized to exercise all of the powers of the Board when necessary, to the extent permitted by applicable law.

Employee Benefits Committee — The Employee Benefits Committee met once during fiscal 2008. During fiscal 2008, Mr. Schnieders (Chair) and Dr. Craven served on the Employee Benefits Committee. The Employee Benefits Committee’s purpose is to oversee the maintenance and administration of the Corporation’s employee stock purchase, employee welfare benefit, and tax-qualified retirement plans, except that the Employee Benefits Committee does not have authority with respect to the compensation of executive officers.

Corporate Sustainability Committee — The Corporate Sustainability Committee was formed in November 2007 and met once during fiscal 2008. During fiscal 2008, Dr. Craven (Chair), and Messrs. Fernandez, Hafner and Schnieders, served on the Corporate Sustainability Committee. Mr. Golden was added to the Corporate Sustainability Committee in July 2008. The Corporate Sustainability Committee’s purpose is to provide review and act in an advisory capacity to the Board and management with respect to policies and strategies that affect SYSCO’s role as a socially responsible organization and with respect to SYSCO’s long-term sustainability.

Current copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee are published on our website under “Investors — Corporate Governance — Committees” at www.sysco.com and are available in print by writing to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees

In accordance with its Charter, the Corporate Governance and Nominating Committee will observe the procedures described below in identifying and evaluating candidates for election to SYSCO’s Board of Directors.

In considering candidates for election to the Board, the Committee will determine the incumbent directors whose terms expire at the upcoming Annual Meeting and who wish to continue their service on the Board. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, SYSCO’s management and stockholders who beneficially own individually or as a group at least five percent of SYSCO’s outstanding shares for at least one year and who have expressed an interest in recommending director candidates. In evaluating candidates, the Committee will consider the absence or presence of material relationships with SYSCO that might impact independence, as well as the diversity, age, skills, experience, time available and the number of other boards the candidate sits on in the context of the needs of the Board and SYSCO, and such other criteria as the Committee shall determine to be relevant at the time. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

The Committee will also consider candidates recommended by stockholders. The Committee will evaluate such recommendations using the same criteria that it uses to evaluate other candidates. Stockholders can recommend candidates for consideration by the Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;

•	the name and address of the person to be nominated;

•	a representation that the stockholder is a holder of the SYSCO stock entitled to vote at the meeting to which the director recommendation relates;

•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and

•	the candidate’s written, signed consent to serve if elected.

The Committee typically recommends director candidates to the Board in early July of each year. The Committee will consider in advance of SYSCO’s next Annual Meeting of stockholders those director candidate recommendations that the Committee receives by May 1st.

With respect to all incumbent and new candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which SYSCO’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the qualifications required by the company’s Corporate Governance Guidelines of candidates for election as director, as set forth above;

•	determine if the candidate possesses qualities, experience or skills that the Committee has determined to be desirable;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

In its discretion, the Committee may designate one or more of its members, or the entire Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

The Committee has not received any recommendations for director nominees for election at the 2008 annual stockholders meeting from any SYSCO security holder or group of security holders.

In the case of Dr. Koerber, the Committee received a recommendation from Mr. Schnieders. Before being appointed to the Board of Directors, Dr. Koerber participated in the process set up by the Corporate Governance and Nominating Committee to screen possible candidates, including interviews with the Corporate Governance Committee Chair, CEO and various Board members, as well as completion of a full reference and background check coordinated by a search firm selected to assist the Board in such matters.

If we receive by June 9, 2009 a recommendation of a director candidate from one or more stockholders who have beneficially owned at least five percent of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to identify. The Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

Majority Voting in Director Elections

The Company’s Bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast — that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The Board shall act on the recommendation within 120 days following certification of the stockholders’ vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Communicating with the Board

Interested parties may communicate with the presiding director, the non-management directors as a group and the individual members of the Board by confidential email. All emails will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by email in the corporate governance section of SYSCO’s website under “Investors — Corporate Governance — Contact the Board” at www.sysco.com.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of SYSCO. Each person listed below has served as an officer of SYSCO and/or its subsidiaries for at least the past five years.

Name	Title	Age

Kenneth J. Carrig*	Executive Vice President and Chief Administrative Officer	51
Robert J. Davis	Senior Vice President, Market Development	50
William J. DeLaney*	Executive Vice President and Chief Financial Officer	52
Kirk G. Drummond	Senior Vice President of Finance and Treasurer	53
G. Mitchell Elmer	Vice President, Controller and Chief Accounting Officer	49
Michael W. Green	Executive Vice President, Northeast and North Central U.S. Foodservice Operations	49
James D. Hope	Senior Vice President, Sales and Marketing	48
Michael C. Nichols	Senior Vice President, General Counsel and Corporate Secretary	56
Larry G. Pulliam*	Executive Vice President, Global Sourcing and Supply Chain	52
Richard J. Schnieders*	Chairman and Chief Executive Officer	60
Stephen F. Smith	Executive Vice President, South and West U.S. Foodservice Operations	58
Kenneth F. Spitler*	President and Chief Operating Officer	59

*	Named Executive Officer

Kenneth J. Carrig has served as Executive Vice President and Chief Administrative Officer of SYSCO since 2005. Prior to accepting his current position, Mr. Carrig served as Senior Vice President of Administration from 1999 to 2005. Mr. Carrig joined SYSCO in May 1998 as Vice President and Chief Administrative Officer.

Robert J. Davis has served as Senior Vice President, Market Development, since July 2007. During his career, Mr. Davis has served in a variety of positions for SYSCO and its subsidiaries. He was named President and Chief Executive Officer of SYSCO’s operation in Rome, Georgia in 1985, and then transferred to SYSCO’s Asheville, North Carolina operation in 1990, where he progressed to President and Chief Executive Officer in 1991. In 1997, he assumed the role of President and Chief Executive Officer of SYSCO’s operation in Charlotte, North Carolina. He then transferred to corporate headquarters and served as Senior Vice President, Contract Sales, from October 2004 until July 2007.

William J. DeLaney was promoted to the role of SYSCO’s Executive Vice President and Chief Financial Officer, effective July 1, 2007. Mr. DeLaney began his SYSCO career in 1987 as assistant treasurer at SYSCO’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as Chief Financial Officer, progressed to Senior Vice President in 1998 and Executive Vice President in 2002. In 2004, Mr. DeLaney was appointed President and Chief Executive Officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Senior Vice President of Financial Reporting, a position he held until his promotion to his current title.

Kirk G. Drummond has served as SYSCO’s Senior Vice President, Finance and Treasurer since December, 2005. Mr. Drummond joined SYSCO in 1986 as Controller of SYSCO’s Grand Rapids, Michigan subsidiary. In 1989 he transferred to SYSCO’s Atlanta operation as Chief Financial Officer and Controller, a position he held until 1992 when he assumed the added duties of Vice President of Finance. Mr. Drummond relocated to SYSCO’s corporate headquarters in Houston in 1997 when he was appointed Vice President and Controller. He was named Vice President and Chief Information Officer in 2000 and served in that position until January 2005, when he was appointed to the role of Senior Vice President and Chief Information Officer. In December 2005, Mr. Drummond was appointed to his current duties.

G. Mitchell Elmer has served as Vice President and Controller since 2000 and assumed the added responsibility of Chief Accounting Officer in July 2005. Mr. Elmer began his SYSCO career in 1989 as a staff auditor in operations review at SYSCO’s corporate office in Houston. In 1991 he transferred to SYSCO’s Virginia subsidiary as Director of Finance, and the following year he was named Vice President of Finance and Administration. Mr. Elmer was appointed Vice President of Finance for SYSCO’s Louisville, Kentucky operation in 1995 and progressed to Senior Vice President of Marketing, Merchandising and Finance at that company in 1997. The following year he transferred to SYSCO’s Denver operation as Vice President of Finance. In 2000 he returned to SYSCO’s corporate office to serve as Vice President and Controller.

Michael W. Green has served as Executive Vice President of Northeast and North Central U.S. Foodservice Operations since January 2008. Mr. Green began his SYSCO career in 1991 as a member of the Management Development Program and was named Vice President of Marketing later that year. In 1992, he was promoted to Senior Vice President of Marketing and Merchandising, then Executive Vice President of SYSCO’s Chicago operating company. In 1994, Mr. Green became the President and Chief Executive Officer of SYSCO Food Services of Detroit. He was promoted in 2004 to Senior Vice President of Operations for SYSCO’s Midwest Region, a position he held until his promotion to his current title.

James D. Hope has served as Senior Vice President, Sales and Marketing, since July 2007. Mr. Hope started his career at SYSCO’s corporate headquarters as a financial analyst in 1987. He advanced through the Operations Review department, becoming Manager in 1992. He transferred to Sysco Food Services of Kansas City, Inc. in 1993 as Chief Financial Officer, where he was named President and Chief Executive Officer in 2000. Mr. Hope served as Group President, Demand, in the company’s Strategic Group from December 2005 until July 2007.

Michael C. Nichols has served as SYSCO’s General Counsel since 1998, assumed the added responsibility of Corporate Secretary in 2002, and was promoted to Senior Vice President in July 2006. Mr. Nichols began his SYSCO career in 1981 as General Counsel at SYSCO’s corporate office in Houston, a position he held through 1988. In 1991, he rejoined SYSCO Corporation as Vice President of Management Development and Human Resources, and in 1998 he advanced to the position of General Counsel.

Larry G. Pulliam has served as SYSCO’s Executive Vice President, Global Sourcing and Supply Chain since July 2007. Mr. Pulliam began his foodservice career in 1975 with a regional foodservice company in Fort Worth, Texas. He served in a variety of areas for that company, from warehouse operations to information services, before joining SYSCO’s corporate office in 1987. Mr. Pulliam was named Vice President of Operations for SYSCO’s Los Angeles operation in 1991, and in 1995 he transferred to the Baltimore subsidiary to serve as Executive Vice President and Chief Operating Officer. He returned to SYSCO’s corporate office in 1997 as Vice President and Chief Information Officer, a position he held until he was promoted to President and Chief Executive Officer of Sysco Food Services of Houston, LP in 2000. Mr. Pulliam then returned to SYSCO’s corporate office as Senior Vice President, Merchandising Services in 2002 and served in that role until 2005, when he was promoted to Executive Vice President, Merchandising Services.

Richard J. Schnieders is described under “Election of Directors”.

Stephen F. Smith has served as Executive Vice President of South and West U.S. Foodservice Operations since January 2008. Mr. Smith began his career at SYSCO in 1980, progressing through positions of increasing responsibility at several operating companies. Mr. Smith was appointed as President and Chief Executive Officer of SYSCO’s Atlanta, Georgia operations in 1983, of SYSCO’s Little Rock, Arkansas operations in 1987, and of SYSCO Food Services of Central Florida in 1995. In June 2002, Mr. Smith was promoted to Senior Vice President, Foodservice Operations for SYSCO’s Southeast Region, a position that he held until he was promoted to his current title.

Kenneth F. Spitler was promoted to the role of President and Chief Operating Officer, effective July 1, 2007. Since 1986, he has held a variety of executive positions with SYSCO, including serving as President and Chief Executive Officer of SYSCO’s Detroit and Houston broadline operating companies. In 2000, he was named Senior Vice President of Operations for the Northeast Region, with responsibility for 14 SYSCO operating companies in eight states. Mr. Spitler relocated to SYSCO’s corporate headquarters in 2002, when he was promoted to Executive Vice President of Redistribution and Foodservice Operations with responsibility for nationwide broadline operations and the development of redistribution facilities. He was promoted to the position of Executive Vice President and President of North American foodservice operations in January 2005, and served in that role until his promotion to his current position.

Succession Planning

The Board plans for succession to the position of CEO, and the Corporate Governance and Nominating Committee oversees this succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the company. The Board has available on a continuing basis the CEO’s recommendation should he be unexpectedly unable to serve. The CEO also provides the Board with an assessment of potential successors to key positions.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of SYSCO’s common stock, as of September 22, 2008, by (i) each director and each director nominee, (ii) each named executive officer (as defined under “Compensation Discussion and Analysis”), (iii) all directors, director nominees and executive officers as a group, and (iv) each person or group who, to our knowledge, beneficially owned more than 5% of our common stock. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded down to the nearest whole share.

					Shares of		Total Shares of
	Shares of		Shares of		Common Stock		Common Stock		Percent of
	Common Stock		Common Stock		Underlying		Beneficially		Outstanding
	Owned Directly		Owned Indirectly		Options(1)		Owned(1)		Shares(2)

Kenneth J. Carrig	47,866		—		293,844		341,710			*
John M. Cassaday	25,856	(3)	3,500	(4)	12,232		41,588			*
Judith B. Craven	28,303	(3)	—		44,232		72,535			*
William J. DeLaney	64,073		—		79,460		143,533			*
Manuel A. Fernandez	16,058	(3)	—		2,332		18,390			*
Jonathan Golden	45,606	(3)	18,500	(4)	52,232		116,338			*
Joseph A. Hafner, Jr.	21,886	(3)	—		20,232		42,118			*
Hans-Joachim Koerber	5,151	(3)	—		—		5,151			*
Richard G. Merrill	38,284	(3)	—		52,232		90,516			*
Nancy S. Newcomb	14,710	(3)	—		2,332		17,042			*
Larry G. Pulliam	129,281		—		266,400		395,681			*
Richard J. Schnieders	342,184		61,604	(5)	541,000		944,788			*
Phyllis S. Sewell	36,108	(3)	—		52,232		88,340			*
Kenneth F. Spitler	81,834		100,215	(6)	374,000		556,049			*
Richard G. Tilghman	27,419	(3)	1,957	(5)	28,232		57,608			*
Jackie M. Ward	28,795	(3)	61	(5)	36,232		65,088			*
UBS AG	—		33,597,355	(7)	—		33,597,355	(4)	5.6%
All Directors, Director Nominees and Executive Officers as a Group (23 Persons)	1,211,734	(8)	188,310	(9)	2,775,901	(10)	4,175,945	(8)(9)(10)		*

(*)	Less than 1% of outstanding shares.

(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after September 22, 2008. Shares subject to options that are presently exercisable or will become exercisable within 60 days after September 22, 2008 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	Applicable percentage ownership at September 22, 2008 is based on 601,318,849 shares outstanding, adjusted as described in footnote (1) and (3).

(3)	Includes the following shares that were elected to be received in lieu of retainer fees during the first half of calendar 2008, and related matching shares under the Non-Employee Directors Stock Plan: Mr. Cassaday 743 elected shares and 371 matching shares, Dr. Craven 743 elected shares and 371 matching shares, Mr. Fernandez 612 elected shares and 306 matching shares, Mr. Golden 612 elected shares and 306 matching shares, Mr. Hafner 743 elected shares and 371 matching shares, Dr. Koerber 428 elected shares and 213 matching shares, Mr. Merrill 612 elected shares and 306 matching shares, Ms. Newcomb 612 elected shares and 306 matching shares, Mrs. Sewell 612 elected shares and 306 matching shares, Mr. Tilghman 743 elected shares and 371 matching shares and Ms. Ward 743 elected shares and 371 matching shares. These shares will be issued on December 31, 2008 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. These shares are deemed outstanding for computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for computing the percentage ownership of any other persons.

(4)	These shares are held by a family trust or corporation affiliated with the director.

(5)	These shares are held by the spouse of the director or executive officer.

(6)	The total number of shares owned indirectly by Mr. Spitler includes 190 shares held by his children and 100,025 shares held by a family limited partnership.

(7)	This information is based on a Schedule 13G filed on February 11, 2008 by UBS AG. Pursuant to that Schedule, accounts managed on a discretionary basis by the UBS Global Asset Management business group of UBS AG (UBS Global AM) have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. UBS Global AM is composed of wholly-owned subsidiaries and branches of UBS AG. In addition to UBS AG, the Schedule 13 discloses that the following UBS Global AM affiliates and subsidiaries are part of the UBS Global Asset Management business group: UBS Global Asset Management (Americas) Inc., UBS Global Asset Management Trust Company, UBS Global Asset Management (Canada) Co., UBS Global Asset Management (Australia) Ltd., UBS Global Asset Management (Hong Kong) Limited, UBS (Trust & Banking) Limited, UBS Global Asset Management (Japan) Ltd., UBS Global Asset Management (Singapore) Ltd., UBS Global Asset Management (Taiwan) Ltd., UBS Global Asset Management (France) SA, UBS Global Asset Management (Deutschland) GmbH, UBS Global Asset Management (Italia) SIM SpA, UBS Espana S.A., UBS Global Asset management (UK) Ltd. and UBS Global Asset Management Life Limited.

(8)	Includes an aggregate of 258,320 shares directly owned by the current executive officers other than the named executive officers.

(9)	Includes an aggregate of 2,473 shares owned by the spouses and/or dependent children of current executive officers other than the named executive officers.

(10)	Includes an aggregate of 918,677 shares underlying options that are presently exercisable or will become exercisable within 60 days after September 22, 2008 held by current executive officers other than the named executive officers.

Stock Ownership Guidelines

To align the interests of our executives with those of our stockholders, SYSCO’s Board of Directors concluded that our executive officers should have a significant financial stake in SYSCO stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives. Our Corporate Governance Guidelines provide that the executives should own the number of shares, by position, as described in the following table:

	Required to	Required to
	Own by Third	Own by Fifth
	Anniversary in	Anniversary in
Position	Position	Position

CEO	100,000 shares	175,000 shares
Non-CEO President or COO	40,000 shares	75,000 shares
CFO and Executive Vice Presidents	15,000 shares	30,000 shares
Senior Vice Presidents	10,000 shares	20,000 shares
Other Section 16 Officers	5,000 shares	10,000 shares

The three- and five-year periods begin when the executive is elected to the listed position. If an individual is promoted from one listed position to another, he or she will be required to meet the new position ownership guideline by the third and fifth years following the promotion, while continuing to meet the guideline under his or her previous position.

For purposes of the guidelines, the shares counted towards ownership include shares owned directly or indirectly by the executive through the SYSCO Corporation Employee Stock Purchase Plan, as well as any other shares of vested, unvested or restricted stock held by the executive, but do not include shares held through any other form of indirect beneficial ownership or shares underlying unexercised options.

In the event that these ownership guidelines present an undue hardship for an executive, the Chairman of the Corporate Governance and Nominating Committee may make an exception or provide an alternative to address the intent of the guidelines, taking into consideration the executive’s personal circumstances.

We adopted guidelines with a specific number of shares rather than a multiple of salary to protect executives from unnecessary concern regarding fluctuations in the stock price, and the Corporate Governance and Nominating Committee will periodically review the guidelines to determine if they need to be updated due to, among other things, significant changes in the price of SYSCO stock. Based on average prices for SYSCO stock over the past year, the CEO ownership requirement of 175,000 shares equals a value of approximately five times Mr. Schnieders’ salary. The other officer ownership requirements are set at lower levels that SYSCO believes are reasonable given their salaries and responsibility levels. The graduated approach of a three-year and then five-year requirement also allows a reasonable amount of time for an executive to accumulate the shares necessary to satisfy the ownership requirements imposed upon him following his appointment or promotion. Restricted stock incentives, coupled with shares obtained from the exercise of stock options, are anticipated to provide all executives with ample opportunity to satisfy these requirements within the specified time frames.

We provide the Board of Directors with the status of the executives’ stock ownership at its regularly-scheduled meetings to ensure compliance with these holding requirements. As of September 22, 2008, all named executive officers met the then-applicable stock ownership requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2008, all of our executive officers and directors complied with the Section 16(a) requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than 5% of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which SYSCO was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by SYSCO of a related person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction; or

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction; or

•	Interests arising from both the position and ownership level described in the two bullet points above; or

•	Interests arising solely from the ownership of a class of SYSCO’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends; or

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee, the Board of Directors or a group of independent directors of SYSCO performing a similar function; or

•	A transaction that involves compensation to a director for services as a director of SYSCO if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our General Counsel. Whenever practicable, before the transaction goes effective or becomes consummated, the Corporate Governance and Nominating Committee of the Board of Directors will review and approve the proposed transaction in accordance with the terms of this policy. If the General Counsel determines that it is not practicable to obtain advance approval of the transaction under the circumstances, the Committee will review and, in its discretion may ratify, the transaction at its next meeting. In addition, the Board of Directors has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $500,000.

In addition, if a related person transaction is ongoing in nature and the Committee has previously approved it, or the transaction otherwise already exists, the Committee will review the transaction during its first meeting of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval granted by the Committee, if any,

•	ensure that SYSCO makes all required disclosures regarding the transaction, and

•	determine if SYSCO should continue, modify or terminate the transaction.

We will consider a related person transaction approved or ratified if the transaction is authorized by the Corporate Governance and Nominating Committee or the Chair, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in SYSCO’s ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to SYSCO than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to SYSCO of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review such additional information about the transaction as it in its sole discretion shall deem relevant. The Committee may approve or ratify the transaction only if the Committee determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of SYSCO. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on SYSCO or the related person when approving a transaction. If the Committee or the Chair, as applicable, does not ratify a related person transaction, we will either rescind or modify the transaction, as the Committee or the Chair, as applicable, directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the Committee.

Transactions with Related Persons

Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, counsel to SYSCO. During fiscal year 2008, SYSCO paid this firm approximately $3.2 million in legal fees, which fees we believe were fair and reasonable in view of the level and extent of services rendered. Due to this relationship, Mr. Golden is not considered to be an independent director under the NYSE standards or the categorical standards set forth in SYSCO’s Corporate Governance Guidelines.

Mr. Smith’s daughter, Callie F. Smith Davis, serves as the Director of Business Review for Sysco Food Services-Gulf Coast, Inc., one of the Company’s subsidiaries. Ms. Davis’s total compensation in fiscal year 2008 included $123,709 in salary and bonus. Her current annual salary is $83,018. Mr. Green’s brother-in-law works for Red Gold, Inc., which supplies tomato products to SYSCO. SYSCO paid Red Gold approximately $69 million during fiscal 2008.

The Corporate Governance and Nominating Committee has approved all of the above transactions in accordance with the disclosed policies and procedures.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of June 28, 2008.

Number of Securities
Remaining
	Number of Securities to be			Available for Future Issuance
	Issued Upon Exercise of		Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options, Warrants		Price of Outstanding Options,	Plans (Excluding Securities
	and Rights		Warrants and Rights	Reflected in Column(a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	65,156,428	(1)	$30.08	33,623,708	(2)(3)
Equity compensation plans not approved by security holders
Total	65,156,428	(1)	$30.08	33,623,708	(2)(3)

(1)	Does not include 86,673 shares subject to options that were assumed in connection with our acquisition of Guest Supply, Inc. in March 2001. These options have a weighted average exercise price per share of $12.98.

(2)	Includes 23,666,732 shares issuable pursuant to our 2007 Stock Incentive Plan; 337,442 shares issuable pursuant to our Non-Employee Directors Stock Plan; 2,211,857 shares issuable under our 2005 Management Incentive Plan; and 7,416,677 shares issuable pursuant to our Employees’ Stock Purchase Plan as of June 28, 2008. Does not reflect the issuance of 672,087 shares in August 2008 pursuant to the 2005 Management Incentive Plan (following which no additional shares may be issued under the 2005 Management Incentive Plan); or the issuance of 495,245 shares in July 2008 pursuant to the 1974 Employees’ Stock Purchase Plan. There were 88,431 shares of stock that were issued under the 2005 Non-Employee Director Plan and predecessor plans that remained unvested as of September 22, 2008.

(3)	As of September 22, 2008, a total of 62,311,714 options remained outstanding under all of SYSCO’s option plans. These options have a weighted average exercise price of $30.27 and an average remaining term of 3.96 years.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains references to target performance levels for our annual and longer-term incentive compensation. These targets and goals are disclosed in the limited context of SYSCO’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Introduction

SYSCO is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. As such, our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to SYSCO’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of SYSCO’s overall performance and business strategies. Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with SYSCO over the course of their careers. The five SYSCO executives who are identified in the Summary Compensation Table are referred to as our “named executive officers.” These five executives have a combined total of almost 100 years of service with SYSCO and its affiliates, during which they have gained broad experience and earned promotions to increasing levels of responsibility. The amount of compensation for each named executive officer reflects extensive management experience, continued high performance and exceptional service to SYSCO and our stockholders over a long period of time.

Oversight of the Executive Compensation Program

Unless the context indicates otherwise, references to the “Committee” in this Compensation Discussion and Analysis and the executive compensation section following it refer to the Compensation Committee of the Board of Directors. The Committee determines and approves all compensation of the Chief Executive Officer, or CEO, and SYSCO’s other executive officers, including the named executive officers. Although the Compensation Committee meets jointly with the Corporate Governance and Nominating Committee to discuss both the CEO’s personal goals and his performance in achieving such goals in each fiscal year, the Compensation Committee solely approves all compensation awards and payout levels. The Committee develops and oversees programs designed to compensate our corporate officers, including the named executive officers, as well as the presidents and executive vice presidents of our operating companies. The Committee is also authorized to approve all grants of restricted stock, stock options and other awards under our equity-based incentive plans for SYSCO employees. Further information regarding the Committee’s responsibilities is found under “Committees of the Board” and in the Committee’s Charter, available on the SYSCO website at www.sysco.com under “Investors — Corporate Governance — Committees”.

For the past several years and through the first quarter of fiscal 2009, the Committee retained Mercer as its compensation consultant. Retained by and reporting directly to the Committee, Mercer provides assistance in evaluating SYSCO’s executive compensation programs and policies, and, where appropriate, assists with the redesign and enhancement of elements of the programs. Mercer also advises the Corporate Governance and Nominating Committee with respect to non-employee director compensation. In addition to providing background information and written materials, Mercer representatives attend meetings at which the Committee Chairman believes that Mercer’s expertise would be beneficial to the Committee’s discussions. The Committee reviews annually the overall fees incurred by the Committee and by management for consulting services provided by Mercer and its affiliates, and the Committee does not believe Mercer’s or its affiliates’ provision of services to management affects in any way the advice Mercer provides to the Committee on executive compensation matters. The Committee is satisfied that Mercer follows rigorous guidelines and practices to guard against any conflict and ensure the objectivity of their advice. There is no overlap between the members of the consulting team giving advice to the Committee and those involved with other work for SYSCO. During fiscal 2008, SYSCO’s Canadian subsidiary paid Mercer approximately $210,000 for non-executive benefit consulting services that Mercer was determined by the Canadian subsidiary as best suited to perform.

Executive Compensation Philosophy and Core Principles

Since the early 1970s, our executive compensation plans have directly linked a substantial portion of annual executive compensation to SYSCO’s performance. These plans are designed to deliver superior compensation for superior individual and company performance; likewise, when individual and/or company performance falls short of expectations, certain programs deliver lower levels of compensation. However, the Committee tries to balance pay-for-performance objectives with retention considerations, so that even during temporary downturns in company performance, the programs continue to ensure that successful, high-achieving employees remain at SYSCO. Furthermore, to attract and retain highly skilled management, our compensation program must remain competitive with that of comparable employers who compete with us for talent.

Beginning in the fall of 2007, the Committee undertook a comprehensive review of the overall compensation program. In connection with this review, Mercer analyzed the components of SYSCO’s executive compensation program and provided preliminary redesign recommendations for the Committee in November 2007. The Committee’s comprehensive review focused on the following key principles:

•	pay for performance;

•	enhance shareholder value;

•	strike appropriate balance between short-term and longer-term compensation and short- and long-term interests of the business; and

•	provide highly competitive executive compensation and benefits.

In addition, the goals of the review were to accomplish the following:

•	improve SYSCO financial performance through a more effective compensation program, reduced long-term cost and reduced cost volatility;

•	improve alignment of compensation programs with shareholder value creation;

•	achieve higher correlation of compensation program economics with those of peer group; and

•	reduce complexity of plan design.

SYSCO has historically paid base salaries from below the 25th percentile to the 50th percentile of similar positions in SYSCO’s compensation peer group, while placing significant portions of executive pay at risk through short-term and long-term incentives. While certain elements of our compensation program changed as a result of this review, the design of the program will continue to place a significant portion of our corporate officers’ pay at risk in order to provide incentives for superior individual and company performance. As illustrated in the charts below, 89% of our CEO’s total fiscal 2008 compensation awards (excluding retirement incentives and perquisites) and 86% of our other named executive officers’ total fiscal 2008 compensation awards were annual and longer-term incentives (including MIP bonus, supplemental bonus, 28% restricted stock match, cash performance unit grants and stock option grants) that were at risk if certain performance criteria were not satisfied or subject to our future performance. The information presented in the charts values stock options using the Black Scholes value on the date of grant and values cash performance units assuming payout at target amounts. We believe that emphasizing incentive pay in this manner helps our executives to focus on the financial and strategic goals that create profitability and value for our stockholders.

Fiscal 2008 Salary Compared to Annual and Longer-Term Incentives

CEO	Other Named Executive Officers (Average)

The Committee supports executive performance and retention by using continued service as a significant determinant of total pay opportunity. Key elements of compensation that are service-based include stock options that generally vest over a five-year period, cash plan incentives that pay out based on performance after three years, and the Supplemental Executive Retirement Plan. In order to receive full vesting under the most commonly used vesting provision of the SERP, an executive must be at least 55 years old, have at least 15 years of MIP service and have combined age and MIP service totaling 80 (such as a 60 year old with 20 years of MIP service). We believe that SYSCO’s compensation strategies have been effective in promoting performance and retention and are aligned with our company culture, which places a significant value on the tenure of high-performing executives.

In developing our pay for performance policies, the Committee generally benchmarks elements of pay against a comparison peer group, discussed under “— Internal and External Analysis.” However, the Committee has not historically had an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and longer-term compensation, allowing it to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment. The Committee has built the existing and revised executive compensation program upon a framework that includes the following components, each of which is described in greater detail later in this Compensation Discussion and Analysis:

ANNUAL COMPENSATION

Base Salary
Because SYSCO weights executive compensation toward performance, the Committee begins its analysis of executives’ base salaries by looking between the 25th and 50th percentiles of the salary ranges for similar executive positions among companies in our peer group, which is described under “— External and Internal Analysis.” The Committee then adjusts the base salaries based on a number of factors, which may include each executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary. SYSCO has purposefully designed an integrated compensation structure that offers relatively low fixed compensation and high performance-based variable compensation.

Management Incentive Plan (MIP) Bonus
Our bonus plan is designed to pay for performance with potentially significant annual cash incentive bonuses based on SYSCO performance under our Management Incentive Plan (“MIP”). Payment of the MIP bonus is based on satisfaction of predetermined performance criteria that the Committee believes benefit stockholders. For fiscal 2008, these criteria included growth in basic earnings per share and return on stockholders’ equity; for fiscal 2009, the criteria include growth in fully diluted earnings per share and three-year average return on capital. The fiscal 2008 MIP bonus included an automatic restricted common stock match with a value equal to 28% of the cash portion of the bonus. The Committee removed this 28% stock match beginning with the bonus for fiscal 2009 to be paid in August 2009. The threshold requirements for payment of a bonus under the MIP in fiscal 2009 are achieving at least a 4% increase in fully diluted earnings per share and at least a 10% three-year average return on capital.

Supplemental Bonus
For fiscal 2008, our supplemental bonus program allowed certain executives (including the CEO and the other named executive officers) to increase their annual cash incentive award under the MIP by up to 25% based upon the Committee’s evaluation of specific objectives and the Committee determining that the CEO’s and/or the executive management team’s performance exceeded expectations for the year. This program also provided for a reduction in the annual cash incentive award by up to 25% if some or all of these objectives were not met and the Committee determined that performance fell below expectations. For fiscal 2009, the number of participants in the supplemental bonus program has been reduced, with only the CEO and President having supplemental bonus agreements.

LONGER-TERM INCENTIVES

Cash Performance Units
In 2004, the Committee implemented a cash incentive plan. From 2005 through 2007, grants made each fall were designed to award a cash bonus at the conclusion of a three-year period based on SYSCO’s average growth in basic net earnings per share and average sales growth over that period. Grants made in September 2008 are similar, but use average growth in fully diluted earnings per share and average sales growth over the three-year period as the performance criteria.

Stock Options and Restricted Stock
Stock options reward long-term SYSCO performance, more closely align the executives’ interests with those of our stockholders and focus executives on activities that increase stockholder value. The Committee also has the ability under the 2007 Stock Incentive Plan to grant restricted stock and other stock-based awards. Beginning with the MIP bonus for fiscal 2009 to be paid in fiscal 2010, the Committee removed the 28% automatic restricted stock match and expects to replace it with annual discretionary restricted stock grants beginning in fiscal 2010.

RETIREMENT/CAREER INCENTIVES

Retirement Benefits and Deferred Compensation Plan
The Supplemental Executive Retirement Plan, or SERP, and Executive Deferred Compensation Plan, or EDCP, also play a major role in our total compensation program. Following retirement and other specified termination events, the SERP provides annuity payments based on prior years’ compensation. The EDCP allows participants to defer a portion of current cash compensation plus applicable earnings and employer contributions for payment upon certain specified termination events. The SERP and other elements of our compensation program encourage executives to perform at a competitive level and stay with SYSCO for long and productive careers. Both the SERP and the EDCP were amended as part of the overall revision of the compensation program in May 2008.

Severance Agreements
Since May 2004, Messrs. Schnieders and Spitler have had severance agreements, which the Committee felt were necessary in order to retain executives in a competitive environment. These agreements help smooth any leadership transitions and enable our executives to consider corporate transactions that are in the best interests of stockholders and other constituents of SYSCO without undue concern over whether the transactions may jeopardize the executives’ own employment.

Following the recent changes to our compensation plans, we will continue to monitor the overall competitiveness of our compensation package. Overall, we believe our current compensation programs contain the appropriate mix of fixed and retirement compensation versus pay for performance incentives, and recognize each executive’s scope of responsibilities, demonstrated leadership abilities, management experience and effectiveness. Our compensation structure also motivates key executives to achieve both superior short-term and long-term sustained results.

External and Internal Analysis

For the compensation package to be effective, the Committee must balance the components so that they are both externally competitive and internally equitable.

SYSCO is the largest food service distributor in North America, and other companies in the food service industry are significantly smaller. We believe that these smaller businesses would not create a satisfactory comparison group due to the greater skill levels and abilities required to manage a company of SYSCO’s size. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size and complexity are similar to ours and with which we compete for top executive positions. Therefore, the peer group developed for the executive compensation analysis is not the same peer group that is used in the stock performance graph in our annual report to stockholders.

In order to implement these conclusions regarding external comparison of executive pay, the Committee instructed Mercer to construct a peer group for SYSCO’s executive compensation analysis. First created in 2004 and then revised in May 2007, the peer group is composed of publicly-traded U.S. companies with a revenue range of approximately one-half to three times SYSCO’s revenues that share similar business characteristics with SYSCO. In particular, Mercer examined industry leaders and other high-performing companies in logistics and distribution businesses that involve a high volume of relatively low-margin products and employ a large sales force. The Committee annually reviews the peer group based on information provided by Mercer to ensure continued applicability, considering such factors as the size and performance of each possible peer company, including sales growth, return on capital, total stockholder return and growth in earnings per share. The peer group currently consists of the 14 companies identified below:

• AmerisourceBergen Corporation	• Express Scripts Inc.	• Pepsico Inc.
• Best Buy Company, Inc.	• FedEx Corp.	• Target Corp.
• Cardinal Health Inc.	• Home Depot Inc.	• Tyson Foods, Inc.
• Costco Wholesale Corp.	• Lowe’s Companies, Inc.	• Walgreen Company
• Dell Inc.	• McKesson Corp.

Peer group compensation data is limited to information that is publicly reported and, to the extent possible, the Committee uses it to benchmark the major components of compensation for our named executive officers. In May 2007, Mercer prepared a study that used the peer group information to benchmark the base salary, total cash compensation, total mid- and long-term incentives, total direct compensation and total direct compensation plus retirement benefits of each of the named executive officers. This report was prepared prior to a May 2007 change in the compensation peer group, so it included General Mills and did not include AmerisourceBergen. With respect to Mr. Carrig, the peer group information was supplemented with survey data from the Mercer 2007 Fortune 500 Survey to provide a functional match for his position. Any reference to peer group data with respect to Mr. Carrig is a reference to a blend of this peer group and survey data.

For purposes of the May 2007 Mercer report, total cash compensation was defined as base salary plus the annual MIP bonus, including the stock match portion, but excluding the effect of any supplemental bonus or reduction. Total direct compensation was defined as total cash compensation plus the value of stock options and cash performance unit payouts. The supplemental bonus and/or any supplemental reduction was not taken into account in connection with Mercer’s May 2007 study. The Committee believes this was appropriate because, although the May 2007 study addressed target compensation as well as actual historical compensation, the supplemental bonus is only paid for performance that exceeds expectations and therefore is over and above the target level of performance. Furthermore, the historical compensation considered by Mercer in May 2007 was that paid in fiscal 2006, with respect to which no supplemental bonuses were awarded. To determine an annualized cost of providing retirement benefits, Mercer projected benefits to retirement age 60 for each named executive officer and each comparable peer group company executive, using each company’s specific pay mix, and then determined the amount of total cash compensation that, if deferred at 7% annual interest, for each year of executive service would equal the same lump sum value payable from all employer sponsored retirement plans.

With respect to annual salary and the various incentive awards available to the named executive officers, the Committee does not perform a formal internal equity analysis, but does consider the internal equity of the compensation awarded by utilizing comparisons within the SYSCO organization. On an annual basis, the Committee compares the CEO’s compensation with that of the President and the Executive Vice Presidents to ensure that the CEO compensation, as well as its relationship to the compensation of the CEO’s direct reports, is reasonable. The Committee makes similar evaluations among the President, Executive Vice Presidents and Senior Vice Presidents. These comparisons only provide a point of reference, as we do not use specific formulas to determine compensation levels, which reflect the responsibilities of a particular officer position. Although officers at different levels of the organization receive a different percentage of their base salary as payment of the MIP bonus, the financial performance criteria used for all corporate officers for payment of the bonus are identical.

Annual Compensation

Base Salary

The Committee typically reviews base salaries each November and sets them for the following calendar year. The Committee adjusted the base salaries of the named executive officers in November 2007, effective January 1, 2008, and May 2008, effective July 1, 2008, as set forth in the table below:

		January 1,		July 1,
	July 1, 2007	2008 Base		2008 Base
Named Executive Officer	Base Salary	Salary	% Change	Salary*	% Change*

Richard J. Schnieders	$1,118,000	$1,175,000	5%	$1,116,250	(5)%
Kenneth F. Spitler	$650,000	$730,000	12%	$693,500	(5)%
William J. Delaney	$530,000	$590,000	11%	$560,500	(5)%
Larry G. Pulliam	$540,000	$560,000	4%	$532,000	(5)%
Kenneth J. Carrig	$500,000	$535,000	7%	$508,250	(5)%

*	Given the difficult market environment in which SYSCO was operating and the corresponding need to maintain strict discipline on expense control, in May 2008 the executive officers recommended a 5% reduction in their salaries for fiscal 2009.

In February 2007, the Committee approved a 10% increase to Mr. Spitler’s base salary, raising it to $650,000 in conjunction with his promotion to his current position effective July 1, 2007. Similarly, in May 2007, the Committee approved a 6% increase to Mr. Delaney’s base salary, raising it to $530,000 in conjunction with his promotion effective July 1, 2007.

Analysis

Given the increased scope of their duties and responsibilities following their promotions, Mr. Schnieders recommended the amount of the fiscal 2007 salary increases for both Mr. Spitler and Mr. Delaney and the Committee accepted his recommendations. The Committee considered the increase in Mr. Spitler’s base salary to be appropriate in light of the increased scope of the responsibilities he would be assuming in connection with his new position, including responsibility for SYSCO’s merchandising, specialty distribution companies and SYGMA. The Committee reached a similar conclusion regarding Mr. Delaney, as his promotion to Chief Financial Officer significantly increased the scope of his responsibilities.

In November 2007, the Committee began its annual review of executive base salaries by reviewing the range of base salaries between the 25th and 50th percentiles of the peer group information contained in the May 2007 Mercer report as updated by Mercer in November 2007. With respect to all named executive officers, the Committee also subjectively considered each executive’s performance in the prior year and recent company performance, as well as each executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary. SYSCO’s culture has been built around the belief that establishing a relatively modest base salary and placing more of the executives’ annual pay at risk will drive both individual and company performance in order to achieve our business targets, and the Committee’s base salary increases reflected this policy. Although the Committee’s determination of base salary was made independent of decisions regarding other elements of compensation, the Committee did consider how each executive’s salary affects the other elements of his total cash compensation and total compensation, such as the impact on the annual target bonus, which is based on a multiple of salary, and the impact on future benefits under the SERP.

With respect to Mr. Schnieders, the Committee also:

•	considered its July 2007 performance evaluation undertaken in conjunction with the Corporate Governance and Nominating Committee, which resulted in a determination that Mr. Schnieders’ performance exceeded expectations;

•	assessed SYSCO’s and Mr. Schnieders’ accomplishment of objectives during fiscal 2007 and the first quarter of fiscal 2008, including continued successful implementation of SYSCO’s long-term strategy, development of numerous executives and the company’s successful financial results; and

•	took into account the Committee’s own subjective assessment that Mr. Schnieders’ performance since the formal July 2007 performance evaluation had also exceeded expectations.

The Committee subjectively determined Mr. Schnieders’ base salary increase in light of the foregoing factors, based on competitive data contained in the Mercer report, as updated in November 2007. The increase placed Mr. Schnieders’ base salary slightly above the 50th percentile of the peer group.

Mr. Schnieders provided the Committee with recommendations for each of the other named executive officers regarding the level of salary increases necessary to properly incentivize them. Based on the factors discussed above, and the Committee’s review of the updated Mercer report, the Committee accepted Mr. Schnieders’ recommendations. Each of these base salaries placed the other named executive officers at a level between the 25 th and 50th percentiles, or slightly above the 50th percentile, of the peer group.

In May 2008, given the difficult market environment in which SYSCO was operating and the corresponding need to maintain strict discipline on expense control, Messrs. Schnieders and Spitler, with the support of the executive officers, proposed to the Compensation Committee that their salaries be reduced by 5% beginning July 1, 2008. The Committee agreed with the executives’ analysis and accepted their recommendation. These reduced base salaries place each of the named executive officers between the 25th and 50th percentiles, or slightly below the 25th percentile, of the peer group.

Management Incentive Plan

The MIP is designed to offer opportunities for compensation tied directly to annual and/or multi-year company performance. Under the terms of the plan, we pay the annual bonus in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. For the fiscal 2008 bonus, which was paid in August 2008, the plan also required that we issue to the participants restricted shares of SYSCO common stock with a market value equal to 28% of their cash bonus. In connection with its comprehensive review of the compensation program, in May 2008, the Committee removed this 28% stock match from the plan (beginning with the fiscal 2009 bonus to be paid in fiscal 2010). This change was made in order to shift the compensation mix emphasis from short-term to longer-term incentives, with the expectation that this portion of the bonus will be replaced with restricted stock grants vesting over at least a three-year period beginning in fiscal 2010. We currently pay the bonus pursuant to the 2005 Management Incentive Plan, which is described in further detail under “Executive Compensation — 2005 Management Incentive Plan.”

Each year the Committee approves MIP agreements that are entered into between SYSCO and each of the named executive officers, as well as certain other executive officers. In May 2007 and 2008, the Committee approved respective fiscal 2008 and 2009 bonus agreements with each of the named executive officers pursuant to the 2005 Management Incentive Plan. In approving the agreements, the Committee generally targeted the cash portion of each named executive officer’s fiscal 2008 bonus at approximately 200% of his base salary.

For fiscal 2008, the MIP bonus was based upon our overall corporate performance and, to a lesser extent, the performance of individual operating companies. For fiscal 2009, the bonus is based solely upon SYSCO’s overall corporate performance.

Fiscal 2008

We determined the portion of executives’ fiscal 2008 MIP bonus related to our overall corporate performance based on two financial objectives:

•	the percentage increase in basic earnings per share for fiscal 2008 as compared to fiscal 2007;

•	the return on stockholders’ equity — determined by dividing our net earnings for fiscal 2008 by the average stockholders’ equity at the beginning of the year and at the end of each quarter during the year.

The portion of the executives’ 2008 bonus that was related to operating company performance was based on the number of our operating companies, or subsidiaries, that attained at least a 20% or greater return on capital during fiscal 2008. However, we would have paid no bonuses to our corporate officers under either portion of the fiscal 2008 MIP bonus agreements if SYSCO had not achieved both a 6% increase in basic earnings per share and a 14% return on stockholders’ equity.

Payouts for the fiscal 2008 bonus were approved by the Committee and paid in August 2008, as shown in the tables below. The payouts were based on our outstanding fiscal 2008 results in a challenging environment, including an increase in basic earnings per share of 13%, a return on stockholder’s equity of 33% and on 80 of SYSCO’s 97 operating companies or subsidiaries achieving a 20% or greater return on capital.

Fiscal 2008 MIP Payouts

		Value of Stock
	Fiscal 2008 Cash	Match Portion of	Total Fiscal 2008
Named Executive Officer	MIP Bonus(1)	MIP Bonus(2)	MIP Bonus(2)

Richard J. Schnieders	$3,219,500	$901,460	$4,120,960
Kenneth F. Spitler	2,000,200	560,056	2,560,256
William J. Delaney	1,616,600	452,648	2,069,248
Larry G. Pulliam	1,534,400	429,632	1,964,032
Kenneth J. Carrig	1,465,900	410,452	1,876,352

(1)	Of this amount, approximately 64% was based on overall corporate performance and approximately 36% was related to operating company performance.

(2)	The stock match portion of the MIP bonus and the total MIP bonus amounts included in the table above represent the value of the automatic 28% common stock match, valued based on the closing price of SYSCO common stock on June 27, 2008. Does not include any adjustment for the supplemental bonus described under “Supplemental Performance Bonus.” Amounts shown include cash issued in lieu of any fractional shares.

Fiscal 2009

Following the Committee’s comprehensive review of our compensation structure, the MIP bonus was revised, such that we will determine the executives’ fiscal 2009 bonus based solely on these corporate financial objectives:

•	the percentage increase in fully diluted earnings per share for fiscal 2009 as compared to fiscal 2008;

•	the average annual return on capital over the three-fiscal year period ending with fiscal 2009 — return on capital for each fiscal year is computed by dividing the Company’s net after-tax earnings for the year by the Company’s total capital for that year. Total capital for any given fiscal year is computed as the sum of:

◦	stockholders’ equity, computed as the average of stockholder’s equity at the beginning of the year and at the end of each quarter during the year; and

◦	long-term debt, computed as the average of the long-term debt at the beginning of the year and at the end of each quarter during the year.

We will pay no bonuses to our corporate officers under the fiscal 2009 MIP agreements if SYSCO does not achieve both a 4% increase in fully diluted earnings per share and a 10% three-year average return on capital. Return on capital for fiscal 2007 and 2008 was 19.9% and 20.9%, respectively. As discussed above, the fiscal 2009 bonus will not have a stock match portion.

Varying levels of performance will earn varying levels of bonus between 20% and 330% of base salary. The target bonus level is 200% of base salary. The various levels of performance and the percentage of base salary they would yield as a bonus are set forth in the table under “Executive Compensation — 2005 Management Incentive Plan” based on the degree to which actual results meet, exceed or fall short to pre-established performance goals. While fiscal 2008 bonuses were uncapped, fiscal 2009 bonuses will be capped at 330% of base salary.

Analysis

The Committee develops the annual bonus program with respect to the executive officers as a group and does not customize it for individuals. With respect to both the fiscal 2008 and fiscal 2009 MIP grants, SYSCO’s executive management team prepared the grids used for calculating the earnings per share and return on equity/average three-year return on capital components of the bonus. The fiscal 2008 grids were based largely on prior years’ incentive plans, while the fiscal 2009 grids were based on new performance measures and management’s expectations for future results. Management submitted the fiscal 2008 grid to the Committee and the Committee asked Mercer to review it. Mercer confirmed to the Committee that, based on payment of the cash target bonuses exclusive of the stock match portion, payment of SYSCO’s target for total cash compensation in fiscal 2008 would generally place the named executive officers near the peer group’s 75th percentile (except for Mr. Schnieders’ target total cash compensation, which would be near the 50th percentile) according to the May 2007 Mercer survey results. Similarly, Mercer reviewed the fiscal 2009 grid and confirmed to the Committee that, based on payment of the cash target bonuses exclusive of the stock match portion, payment of SYSCO’s target for total cash compensation in fiscal 2009, would generally place the named executive officers near the peer group’s 75th percentile (except for Mr. Schnieders’ target total cash compensation, which would be near the 50th percentile) according to the November 2007 adjusted Mercer survey results. The Committee approved the fiscal 2008 and fiscal 2009 grids on this basis.

The target total cash compensation of each named executive officers, excluding the stock match and the supplemental bonus, was near or somewhat above the 75th percentile, except for Mr. Schnieders’, which was near the 50th percentile. Although the May 2007 Mercer report indicated that SYSCO’s overall financial performance relative to the peer group companies approximated the median, the Committee determined that the 75th percentile was the appropriate target for total cash compensation, while acknowledging that Mr. Schnieders’ target total cash compensation is still closer to the 50th percentile. With base salaries set near or significantly below the median for each named executive officer, a significant part of the executives’ total cash compensation is at risk and is only paid based upon performance, thus justifying compensation significantly in excess of the median when that performance is attained. In performing its analysis of the bonus, the Committee determined to exclude the stock match portion of the MIP bonus, which is by definition not paid in cash, and considered it instead in connection with the Committee’s evaluation of longer-term incentives. The Committee’s consideration of the potential impact of the supplemental bonus on total cash compensation relative to the peer group is discussed under “—  Supplemental Performance Bonus — Analysis.” Following this analysis and further consultation with Mercer, the Committee approved the final grids.

With respect to the fiscal 2008 MIP bonus, the Committee chose the return on stockholders equity measure because it focused the executives on taking responsibility for effective utilization of our cash and other assets and for protecting our capital. In addition, as SYSCO acquired and created more operating companies through acquisitions and fold-out programs, the executives’ jobs became more difficult and required more intensive efforts to supervise operations and administer programs to an increased number of employees. As a result, the Committee approved the operating company measure to provide a reward when a large number of operating companies performed well during the fiscal year. The return on equity measure was changed and this operating company bonus component was discontinued with the fiscal 2009 MIP grants in May 2008 for the reasons discussed below.

The changes in the MIP program design that occurred in May 2008 were driven by the Committee’s comprehensive overall compensation review. Ongoing suggestions by, and discussions among the Committee members, various members of the executive management team and Mercer led to the Committee approving the changes in the 2009 program from return on equity to three-year return on capital and from basic to fully diluted earnings per share, as well as the elimination of both the operating company performance component of the bonus and the stock match. The move to the use of the return on capital measure reflected an acknowledgement by SYSCO that, while it was previously believed that return on stockholder’s equity was an important metric to shareholders and the investment community, return on capital has now become a more significant part of such investors’ focus. These changes were also made in order to bring SYSCO more in line with the compensation programs of its peers, focus on company sales and earnings growth, focus on improved asset management, more closely link compensation to SYSCO’s growth expectations and shareholder value creation, and improve the alignment between SYSCO’s business strategy and performance. The fiscal 2008 and fiscal 2009 grids are not easily comparable because of the change in the performance metrics used for both axis. To the extent that minimum performance levels in the fiscal 2009 MIP agreements were lowered, though, such reduction in threshold amounts reflects the fact that SYSCO’s capitalization has grown significantly since the prior grid was developed, and the company had the desire to bring the executive’s earnings per share growth requirements in line with that of its operating company officers. The elimination of the stock match portion of the MIP was approved by the Committee, based in part on competitive compensation information provided by Mercer, in order to shift the compensation mix emphasis from short-term to longer-term incentives. The Committee expects that this portion of the bonus will be replaced with restricted stock grants vesting over at least a three-year period, with such grants beginning in fiscal 2010.

Supplemental Performance Bonus

In August 2008, we paid bonuses to each named executive officer pursuant to bonus agreements we had previously entered into with them pursuant to our 2006 Supplemental Performance Based Bonus Plan. The Committee terminated this plan in May 2008 and approved stand-alone supplemental bonus agreements with Messrs. Schnieders and Spitler for fiscal 2009. The other named executive officers are not eligible for supplemental bonuses for fiscal 2009. The Committee and Board approved changes to the SERP so that, effective September 19, 2007, payments made under the Supplemental Plan and other supplemental bonuses would not be considered in the calculation of any non-protected SERP benefits for fiscal 2008. See “Executive Compensation — Retirement/Career Incentives — Supplemental Executive Retirement Plan.”

Fiscal 2008 Supplemental Bonuses

Under the fiscal 2008 Supplemental Plan agreements that were approved in May 2007, the Committee, in its sole discretion, could increase or decrease by up to 25% the cash portion of the executives’ 2008 MIP bonuses, depending upon whether the Committee concluded that the executives’ performance “exceeded expectations” or was “below expectations,” based on the criteria described under “Executive Compensation — 2006 Supplemental Performance Based Bonus Plan.” If the executives’ performance had simply “met expectations,” the executives would neither have received an additional bonus nor have had their 2008 bonus reduced. In August 2008, the Committee completed its reviews of Mr. Schnieders, individually, and of the other named executive officers, as well as other members of management, as a group, and concluded that all officers who were parties to the fiscal 2008 Supplemental Plan agreements had exceeded expectations. These reviews were based on the factors described under “Executive Compensation — 2006 Supplemental Performance Based Bonus Plan.” Based on this evaluation, the Committee increased the cash portion of each named executive officer’s MIP bonus as follows:

• Mr. Schnieders: 20%, or $643,900	• Mr. Pulliam: 20%, or $306,880
• Mr. Spitler: 20%, or $400,040	• Mr. Carrig: 20%, or $293,180
• Mr. DeLaney: 20%, or $323,320

May 2008 Agreements for Fiscal 2009

The May 2008 stand-alone agreements with each of Messrs. Schnieders and Spitler are similar to the prior agreements. The May 2008 agreements provide that the amount of any supplemental bonus increase or reduction will be determined based on the Committee’s separate review of each individual, including but not limited to a review of these performance areas:

•	implementation of SYSCO’s long-term strategy;
•	succession planning; and
•	implementation of SYSCO’s planned information technology initiatives.

Analysis

Prior to its termination, the Supplemental Plan and related agreements were used to align a portion of the executives’ bonus compensation with non-financial performance goals not taken into account under the MIP bonus formula, such as strategy development, organizational development and alignment, the development of talent and succession planning. They also allowed the Committee to use some discretion in determining the total amount of the executives’ bonus payments. When Mercer benchmarked target cash compensation for fiscal 2008, the supplemental bonus and/or any supplemental reduction was not taken into account because the supplemental bonus is only paid for performance that exceeds expectations regarding the target level of performance. However, the Committee determined that the importance of emphasizing these non-financial performance goals outweighed any negative peer group comparisons if supplemental bonus amounts were paid.

In May 2007, the Committee, together with the Corporate Governance and Nominating Committee, met to review and approve Mr. Schnieders’ personal fiscal year goals, including the goals under his fiscal 2008 supplemental bonus agreement. The individual performance measures in the supplemental bonus agreements with Mr. Schnieders and each of the other named executive officers included key aspects of SYSCO’s enterprise-wide goals for the fiscal year, which were both more strategic and more operational in nature than the financial criteria required for payment of the MIP bonus, as well as some of the team’s personal goals. For fiscal 2008, the goals were submitted by Mr. Schnieders and approved by the Committee. The Committee intended that the goals and targets in the supplemental bonus agreements be different from the threshold performance levels contained in the MIP agreements, including intangible goals that might not all be achieved in a single year, but that would provide long-term benefits to our operations.

The Committee’s review of Mr. Schnieders’ fiscal 2008 performance and satisfaction of the supplemental goals, which are described in further detail under “Executive Compensation — 2006 Supplemental Performance Based Bonus Plan — Fiscal Year 2008 Supplemental Bonus Agreement with CEO,” took place in July and August 2008 and included the following:

•	Long-term strategy — significantly furthering SYSCO’s long-term strategy and position as a sustainable corporation, particularly though the company’s continued sourcing initiatives, business review process and reduction of expenses across all aspects of the business in a very difficult economic environment. The Committee noted that under Mr. Schnieders’ leadership, the Company continued executing upon its long-term strategy, including continued improvements in supply chain efficiencies, in a very volatile market in which SYSCO’s competitors and customers struggled.

•	Human capital — development of plans and strengthening the future potential for many high-level executives, including a re-alignment of SYSCO’s regional reporting structure and the promotion of two additional individuals to Executive Vice President positions.

•	Financial and operational performance — the supplemental bonus agreements contained very aggressive financial and operational goals for fiscal 2008. SYSCO exceeded its fiscal 2008 goals with respect to increasing corporate multi-unit sales and satisfying a return on equity of at least 32%. The Committee also noted that the Company only slightly missed meeting its goal of 5 accidents or less for every 100 employees. Although the company did not meet its other financial and operational goals, the CEO and executive management team did an excellent job of managing the Company’s assets, managing expenses and providing solid results in a very difficult and volatile environment. The Committee also noted that the Company was able to continue increasing dividends and repurchasing shares, which are important to shareholders, in such an environment. Overall, the Committee felt that such performance exceeded the Committee’s expectations.

Also in August 2008, after consulting with the CEO, the Committee judged the executive management team’s alignment with SYSCO’s enterprise-wide goals for purposes of determining the supplemental bonus payout for the other named executive officers. Pursuant to the fiscal 2008 agreements, the Committee evaluated the executive management team’s collective performance.

•	Enterprise-wide goals — as discussed above, the supplemental bonus agreements contained some very aggressive financial and operational goals for fiscal 2008. SYSCO exceeded its fiscal 2008 goal with respect to satisfying a return on equity of at least 32%. The Committee also noted that the Company only slightly missed meeting its goal of 5 accidents or less for every 100 employees. Although the company did not meet its other financial and operational goals, the CEO and executive management team did an excellent job of managing the Company’s assets, managing expenses and providing solid results in a very difficult and volatile environment. The Committee also noted that the Company was able to continue increasing dividends and repurchasing shares, which are important to shareholders, in such an environment. Overall, the Committee felt that such performance exceeded the Committee’s expectations.

•	Developing executive leadership — the first year of operations following the 2007 re-alignment of several portions of SYSCO’s operations showed continued progress in developing executive leadership for current and future needs.

•	Improving communications — fiscal 2008 continued to show improved communication between the operating companies, both with each other and with the corporate office, despite the distractions of operating in a challenging business environment.

•	Contributing to strategy — The CEO indicated, and the Committee agreed, that the management team made significant contributions to the development and execution of strategy initiatives throughout SYSCO and its subsidiaries, including continuation of the sourcing initiatives, business review process, reduction of expenses across all aspects of the business to compensate for increased fuel expenses in a very difficult economic environment.

In connection with the Committee’s comprehensive compensation review, based upon discussions with and recommendations of management and Mercer, the Committee terminated the Supplemental Plan and discontinued the supplemental bonuses in May 2008 for all named executive officers except Messrs. Schnieders and Spitler. This change was based on the executive management team’s recommendations and the Committee’s belief that, given the improved alignment of the MIP bonus with SYSCO’s strategic goals, the supplemental bonuses provided little additional incentive for executive officers other than the Chief Executive Officer and President. Retention of the supplemental bonus for Messrs. Schnieders and Spitler also allowed the Committee to retain some discretion in determining the total amount of the top executives’ bonus payments. The fiscal 2009 agreements were simplified, including general performance areas to be identified by the Committee, but did not include specific goals so that the Committee could consider unexpected developments and changes in strategy or goals each year in determining whether or not Mr. Schnieders and Mr. Spitler have met expectations.

Longer-Term Incentives

Fiscal 2008 longer-term incentives consisted of three-year cash performance units granted in September 2007 and stock options granted in November 2007. In addition, the cash performance units that we issued in 2005 were paid out in August 2008. For details regarding these grants see “Executive Compensation — 2004 Cash Performance Unit Plan.” We granted fiscal 2008 and fiscal 2009 cash performance units under our 2004 Cash Performance Unit Plan, previously known as the 2004 Mid-Term Incentive Plan. We have adopted a new 2008 Cash Performance Plan and are asking our stockholders at the annual meeting to approve the payment of compensation to certain executive officers pursuant to the 2008 Cash Performance Unit Plan. The new plan does not differ materially from the 2004 plan, and if stockholder approval is obtained, beginning in fiscal 2010, we will grant all cash performance units under the 2008 plan. See “Proposal to Approve Material Terms of, and Compensation to be Paid to Certain Executive Officers Pursuant to, the 2008 Cash Performance Unit Plan.” We made all fiscal 2008 option grants under our 2007 Stock Incentive Plan, which was approved by stockholders in November 2007. Following the elimination of the stock match portion of the MIP bonus, as discussed above, it is the current intent of the Committee to add restricted stock, with vesting over a period of at least three years, to the mix of longer-term incentives, beginning with the fiscal 2010 grants.

The Committee’s comprehensive compensation review in May 2008 provided an opportunity for the Committee to reconsider the break-down of its long-term incentive mix. The changes in the SERP were intended to provide a long-term reduction in retirement/career incentives, while placing more emphasis on the long-term incentive component of the executive compensation program. The Committee particularly intends to place more of the executives’ compensation in options, which more closely ties their compensation to the value shareholders receive from increases in the value of SYSCO’s common stock. The fiscal 2008 MIP award included a 28% stock match, so restricted stock awards under the 2007 Stock Incentive Plan are not anticipated to occur until November 2009. Therefore, fiscal 2009 will serve as a transition year between the prior program and full implementation of the new compensation structure. While the Committee always retains discretion regarding future grants of equity-based awards and long-term incentives, it is currently anticipated that beginning in fiscal 2010, SYSCO’s CEO, President and all corporate Executive Vice Presidents will receive approximately 50% of their long-term incentives through stock options, approximately 25% through cash performance units and approximately 25% through restricted stock grants.

Cash Performance Units

Under the SYSCO Corporation 2004 Cash Performance Unit Plan, and the proposed successor 2008 plan, participants in the MIP have the opportunity to receive cash incentive payments based on SYSCO’s performance over a three-year period. We pay any awards earned under this plan in cash rather than in SYSCO stock or stock units. CPU grants are forward-looking and the grant of CPUs typically does not take into account prior SYSCO or individual performance; however, the payout on CPUs is based on the company’s actual performance in future years.

The Committee established performance criteria for grants to the named executive officers in September 2005 covering the three-year performance period ended June 28, 2008. For each of the corporate officers, one-half of the payout was based on the average growth in basic net earnings per share and one-half of the payout was based on average increase in sales, adjusted for product inflation and deflation. At the time of grant, Mr. DeLaney was serving as President of SYSCO’s Charlotte subsidiary, so one-half of his payout was based on such subsidiary’s increase in operating pre-tax earnings and one-half was based on the percentage increase in the subsidiary’s sales, adjusted for product inflation and deflation. Achievement of the target would have yielded a 100% payout, while the minimum satisfaction of only one criterion would have yielded a 25% payout and maximum performance above target on both criteria would have provided a 150% payout. The Committee took the total value that was targeted at 100% payout for CPUs for a given level of participant and divided by the $35.00 value assigned to each unit to determine the number of units to be granted to each participant.

Our average growth in basic net earnings per share over the three-year performance period ended on June 28, 2008 was 11.13%, and our adjusted sales growth was 4.42%, which yielded a payout of 81.25% of the value of the units to each corporate participant previously granted units, including Messrs. Schnieders, Spitler, Pulliam and Carrig. In order for generally accepted accounting principles to be applied consistently year-over-year, the performance measures for the CPUs may be calculated slightly differently from those in our financial statements. We believe that the minimum and target amounts under the CPUs are achievable, although the maximum payout would generally be difficult to obtain at the corporate level and for most of our subsidiaries. However, our Charlotte subsidiary has a strong senior management team overseeing operations that are located in a region with a relatively favorable business climate. Therefore, the exceptional performance of SYSCO’s Charlotte subsidiary yielded a payout of 150% for the units previously granted to Mr. DeLaney. Actual payout amounts are listed in footnote (3) to the Summary Compensation Table.

The grants related to the three-year performance periods ending in fiscal 2009, 2010, and 2011 each have a value of $35 per unit and have the same payout possibilities, ranging from 25% to 150% of the total value of the units granted in each year. Mr. DeLaney has one remaining CPU grant with a payout tied to our Charlotte subsidiary’s performance for the three year performance period ending in fiscal 2009, similar to his grant described above. For each of the remaining corporate grants, the Committee used the same performance criteria described above, except that:

•	for the three year performance period ending in fiscal 2009, we calculate basic earnings per share prior to the accruals for the MIP and supplemental bonuses;

•	for the three-year performance periods ending in fiscal 2010 and 2011, we do not adjust the sales performance measure for product inflation and deflation;

•	as a result of the change described in the bullet points above, the threshold, target and maximum sales performance measures were increased for the three-year performance periods ending in fiscal 2010 and 2011; and

•	for the three-year performance period ending in fiscal 2011, the threshold, target and maximum earnings performance measures were increased in order to more closely align the performance measures with the company’s long-term goal of maintaining low- to mid- double digit annualized earnings growth.

The specific performance measures and related payouts for each year’s corporate grant are shown under “Executive Compensation — 2004 Cash Performance Unit Plan.” The cash performance unit targets and payouts were recommended by the CEO and executive management team after discussions with the Committee and Mercer. The grants the Committee made to the named executive officers in September 2007 and 2008, which are payable in fiscal 2010 and fiscal 2011, respectively, are set forth under “Executive Compensation — 2004 Cash Performance Unit Plan”.

Analysis

Prior to approving cash performance unit grants in September 2007 and stock option grants in November 2007, the Committee reviewed a September 2007 Mercer update of its May 2007 report that provided peer group benchmarking information relative to total mid-term and long-term compensation. However, the Committee did not use peer group benchmarking data to determine the amount and relative proportions of cash performance unit and option grants. Rather, the Committee confirmed that the total value of the prior year’s long-term incentive grants, valuing options using the Black Scholes model and cash performance units at their target values, were at or below the peer group 25th percentile for all named executive officers, other than Mr. Schnieders, whose grants were between the 25th and 50th percentiles.

Subject to the exceptions discussed below, the Committee then determined to maintain fiscal 2008 grant levels at approximately the same levels as in fiscal 2007 for several reasons, including:

•	the Committee subjectively determined that the MIP stock match, which was not included in the peer group longer-term incentive compensation comparison, would improve SYSCO’s comparison to the peer group with respect to total longer-term incentives; and

•	the Committee intended to add restricted stock to the mix of long-term incentives beginning with grants in November 2009, so the Committee did not want to make significant changes to the then-existing compensation structure.

Notwithstanding this determination, based on recommendations by Mr. Schnieders, the Committee significantly increased the size of fiscal 2008 cash performance unit and option grants for Mr. Spitler based on his promotion and increased responsibilities. Mr. Schnieders also recommended, and the Committee approved, increases in the size of the cash performance unit grants for the Company’s Executive Vice Presidents, including Messrs. Pulliam and Carrig, based on the company’s fiscal 2007 financial results and a desire to bring these officers closer to typical levels of long-term incentives granted to officers in similar positions in SYSCO’s compensation peer group. The Committee made its fiscal 2008 decisions regarding the size of the grants of cash performance units and stock options based on the position held by the grantee and the factors discussed above rather than based on any specific personal or group performance reviews. Mr. DeLaney had not previously served as an

Executive Vice President during fiscal 2007 and, therefore, his grant at the Executive Vice President level reflected a significant increase due to his promotion and increased responsibilities.

As discussed above, the comprehensive compensation review provided an opportunity for the Committee to reconsider the break-down of its long-term incentive mix, and it is currently anticipated that beginning in fiscal 2010, SYSCO’s CEO, President and all corporate Executive Vice Presidents will receive approximately 50% of the value of their long-term incentives through stock options, approximately 25% through CPUs and approximately 25% through restricted stock grants, with the options valued using the Black Scholes model, each share of restricted stock valued at the closing price of SYSCO common stock on the business day prior to the grant and CPUs valued at $35 per unit at the target level. In July and September of 2008, in order to begin moving towards the anticipated 50-25-25 split, the Committee calculated the approximate target aggregate annual long-term incentive values for each of the named executive officers. The Committee’s analysis began by adding the target value of the CPUs and the Black-Scholes value of options granted to each of the named executive officers during fiscal 2008, plus the value of the 28% stock match on the targeted 200% fiscal 2008 MIP bonus, to set a baseline for its fiscal 2009 long-term incentive value determination. The Committee also recognized that there needed to be an increase for Mr. DeLaney to provide long-term incentives that more closely matched the amounts granted to the Chief Financial Officer at peer group companies.

In September 2008, the Committee examined a September 2008 Mercer report that used updated peer group and market data similar to that used in its May 2007 report. Mercer’s recommendations included suggested targets for annual long-term incentive amounts that were near the 50th percentiles, except for Mr. Spitler, with respect to whom Mercer’s recommendation was above the 50th percentile. Mercer explained to the Committee that it believed that the higher peer group percentile comparison for Mr. Spitler was appropriate because his peer group comparative data had changed significantly since the May 2007 report and November 2007 update. Mercer explained that several new presidents or COOs had been recently appointed at peer group companies, with such individuals receiving compensation amounts significantly lower than their more experienced predecessors, thereby artificially lowering the comparative data for Mr. Spitler. Mercer also recommended a long-term incentive breakdown for fiscal 2009 of 50% stock options and 50% cash performance units, since no restricted stock would be awarded during fiscal 2009. After considering the market data provided by Mercer and Mercer’s recommendations, as well as the fact that fiscal 2009 is a transition year for SYSCO’s long-term incentive compensation, with the stock match portion of the MIP having been paid for the last time in August 2008 but no restricted stock scheduled for issuance until fiscal 2010, the Committee chose target long-term incentive amounts that were greater than the baseline values calculated using the fiscal 2008 awards, but less than Mercer’s recommended amounts. The Committee made this decision based on its subjective determination that the increases necessary to bring the long-term incentives up to Mercer’s recommended levels were too great to be made in one year and should be phased in over two or more years. The targets for fiscal 2009 long-term incentive amounts chosen by the Committee would place each of the executive officers’ total long-term incentive compensation between the 25th and 50th percentiles for total long-term incentives granted to similar positions within the peer group companies, except for Mr. Spitler, whose total long-term incentive compensation would be somewhat above the 50th percentile for the reasons discussed above.

The Committee followed Mercer’s recommendation in granting approximately half of each Executive Vice President’s anticipated fiscal 2009 long-term incentive compensation in the form of cash performance units, valued at their target levels. However, the total long-term incentives received by Messrs. Schnieders and Spitler for fiscal 2008 were significantly below the peer group 50th percentile, and the Committee determined that, if the number of options to be granted to them were increased sufficiently for the fiscal 2009 option grant value to equal half of the total long-term incentive value originally targeted, the increase in the size of the option grant would be larger than the Committee subjectively determined was appropriate in one year. As a result, in making the decisions discussed in the previous paragraph, the Committee reduced the overall value of the anticipated fiscal 2009 long-term incentive grant for Messrs. Schnieders and Spitler, with the majority of the reduction to be taken from the option piece, resulting in the target value of their fiscal 2009 CPU grants significantly exceeding the expected value of their fiscal 2009 option grants, which are currently anticipated to be made in November 2008. The Committee currently expects to further increase the value of Messrs. Schnieders’ and Spitler’s longer-term incentives in fiscal 2010, gradually increasing the number of options and decreasing the number of CPUs over a two- to three-year transition period. Therefore, in September 2008, the Committee granted each of the named executive officers cash performance units with target payouts as shown under “Executive Compensation — 2004 Cash Performance Unit Plan.”

The minimum, target and maximum performance criteria levels and the payouts for the awards made during fiscal 2008 were recommended by the executive management team and were similar to those recommended by Mercer in fiscal 2007. For the grants made in fiscal 2007 for the three-year performance period ending in fiscal 2009, the Committee provided that basic earnings per share should be calculated prior to the accrual for the MIP and supplemental bonuses due to the uncertainty of calculating basic earnings per share using these accruals and in order to avoid inconsistent results in years when we do not pay an MIP and/or supplemental bonus. In fiscal 2008, however, the Committee reevaluated its position, and determined to return to the previous method of calculation, which includes these accruals, in order to tie payment of the bonus to increases in GAAP basic earnings per share. The increases in the threshold, target, maximum and other sales performance levels of the grants made in fiscal 2008 were made to reflect the changes in the calculation of the sales measure, which is no longer adjusted for inflation or deflation. The Committee made this calculation change in order to tie the performance goals more closely to the Company’s internal business goals. Grants made in fiscal 2009 continue to reflect these changes, as well as an increase in the threshold, target and maximum earnings performance levels, in order to more closely align the performance measures with the company’s long-term goal of maintaining low- to mid- double digit annualized earnings growth.

The approval of the 2008 plan, and the submission to the stockholders of a request for approval of the payment of certain awards under it, was driven by the Committee’s desire that the deductibility of such compensation not be limited by Section 162(m) of the Internal Revenue Code. See “— Income Deduction Limitations”.

Stock Options

The Committee approved the fiscal 2008 stock option grants to the named executive officers in November 2007. The specific grants are shown under “Executive Compensation — Grants of Plan-Based Awards.” The 2007 Stock Incentive Plan calls for options to be priced at the closing price of our common stock on the business day prior to the grant date, and the fiscal 2008 option grant agreement provides for ratable vesting over a five-year period.

Our stock option grant administrative guidelines were adopted in February 2007, as described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.” Under the guidelines, the Committee will generally not make grants during a period preceding an anticipated event which is likely to cause a substantial increase or a substantial decrease in the trading price of SYSCO’s common stock, such as an earnings release. The Committee will generally authorize and grant options during normal trading windows. If we have grants scheduled to occur outside of a normal trading window or when SYSCO is in possession of material non-public information, then:

•	management must inform the Committee or the Board of Directors, as the case may be, of all material information in its possession regarding SYSCO; and

•	if, in the Committee’s or Board’s judgment, such information is reasonably likely to affect the trading price of SYSCO’s common stock, then due consideration should be given to the number and exercise price of options that may be granted in light of such material non-public information; for example, if the Committee or Board believes that the information is likely to increase the stock price, then the Committee or Board should consider granting fewer options or setting an exercise price that is higher than the current market price.

The Committee has not yet determined to what extent this policy will apply to grants of restricted stock, which the Committee currently anticipates will begin in fiscal 2010.

Analysis

See the first paragraph under “Cash Performance Units — Analysis” for an analysis of the Committee’s fiscal 2008 option grant decisions.

The Committee believes that option grants benefit employee performance and retention, particularly in years in which SYSCO’s performance does not create high cash compensation. They will also help to ensure that longer term strategic initiatives are not compromised by having executives focus solely on short-term profitability for payment of the annual bonus. SYSCO’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. The Committee expects that this longer-term focus will benefit SYSCO and its stockholders, as it more closely aligns the executives’ interests with those of stockholders and focuses executives on strategies that increase long-term stockholder value. Existing ownership levels are not a factor in the Committee’s granting of options because it does not want to discourage executives from holding significant amounts of SYSCO stock.

The Committee approved the 2007 Stock Incentive Plan in order to provide it with the flexibility to issue not only stock options, but also restricted stock, stock appreciation rights and other stock-based awards. As part of the Committee’s comprehensive compensation review, based upon discussions with and recommendations of management and Mercer, the Committee removed the automatic stock match feature from the MIP and added restricted stock to SYSCO’s mix of longer-term incentives. Based on information provided by Mercer, the Committee believes that the addition of restricted stock grants to the named executive officers beginning in fiscal 2010 will bring SYSCO more in line with its peer group and provide a more desirable weighting of longer-term compensation when comparing the total mix of short- and longer-term compensation.

Retirement/Career Incentives

Supplemental Executive Retirement Plan

We provide annual retirement benefits to all corporate employees and most of our non-union operating company employees under the broad-based tax-qualified SYSCO Corporation Retirement Plan, which we simply refer to as the “pension plan.” In addition, SYSCO offers a Supplemental Executive Retirement Plan, or SERP, to approximately 175 corporate and operating company officers, including the named executive officers. The Committee utilizes the SERP to increase the retirement benefits available to officers whose benefits under the pension plan are limited by law. The earliest an executive can retire and receive any benefits under the SERP is age 55 with a minimum of 15 years of MIP service. The SERP was designed to provide fully vested participants with post-retirement monthly payments, with the annual benefits equaling to up to 50% of a qualified participant’s final average annual compensation, as discussed below, in combination with other retirement benefits, including other pension benefits, the company match under the 401(k) plan and social security payments. Annual retirement benefits from the SERP for a participant who is 100% vested in his accrued benefit are generally limited to $2,200,000, as adjusted for cost-of-living increases. However, each of Messrs. Schnieders and Spitler qualify for a protected benefit under the SERP. This limit does not apply to the protected benefit, which we will pay if it is greater than the benefit under the current provisions. The amounts accrued by each named executive officer under the pension plan and the SERP as of July 1, 2008 are set forth under “Executive Compensation — Pension Benefits.”

Review and analysis of the SERP was one of the primary tasks involved in the Committee’s comprehensive compensation review. As a result of this in-depth review, based on information provided by Mercer regarding competitive practices and the recommendations of the executive management team, the Committee approved the following modifications that apply to all current SERP participants, including the named executive officers:

•	for fiscal years beginning with fiscal 2009, “final average compensation” is defined as the monthly average of eligible earnings for the last ten fiscal years preceding the year in which employment ceases; the previous definition of final average compensation calculated it as the monthly average of eligible earnings for the five fiscal years, during the last ten fiscal years, in which the executive earned the highest eligible earnings;

•	beginning with fiscal 2009, the portion of a named executive officer’s MIP bonus included in eligible earnings will be capped at 150% of his base salary as of the last day of the fiscal year;

•	for fiscal years beginning with fiscal 2008, the amount of any supplemental bonus will not be included in eligible earnings;

•	effective June 29, 2008, for all ten fiscal years used to calculate final average compensation, the amount of base salary for each such fiscal year included in eligible earnings will be the monthly base salary rate in effect at the end of the fiscal year, regardless of the actual base salary paid during the year; and

•	the SERP now contains enhanced forfeiture and non-compete provisions, including the extension of non-compete covenants from a period of five years after termination of employment to the entire remaining period over which SERP benefits are to be paid.

Following these amendments, we calculated accrued benefits under the SERP for each named executive officer based on the higher of accrued benefits as of June 28, 2008 and benefits under the new formula and guidelines described above. These calculations, including those for protected participants, are discussed in more detail under “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan.”

Analysis

SYSCO’s retirement plans are an important performance and retention tool, the effectiveness of which the Committee tries to balance with the cost of providing them. Our history supports that this approach works, as our named executive officers had an average tenure of almost 20 years with SYSCO at the end of fiscal 2008. Based on the May 2007 Mercer report, compensation to the named executive officers under the SERP places SYSCO above the 75th percentile for retirement benefits relative to the peer group, but total compensation plus retirement benefits, excluding the MIP match shares and the supplemental bonus, places SYSCO between the 25th and 50th percentiles for all named executive officers. As a result, the Committee believes that these benefits, as modified during fiscal 2008, are appropriate in light of SYSCO’s overall compensation structure.

Among the key goals of the Committee’s fiscal 2008 comprehensive compensation review were the following:

•	maintain the SERP as a retention tool;

•	reduce the cost of the SERP;

•	bring SYSCO’s level of retirement benefits more in line with the peer group; and

•	increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP.

The majority of the modifications to the SERP approved by the Committee during fiscal 2008 further these goals. The decision to include base salary in the definition of eligible earnings at the monthly rate in effect at the end of the fiscal year rather than based on the actual amount paid was made to improve the ease of administration of the SERP and give SERP participants the benefits of any promotion during the year, regardless of when it might occur. Given the nature of the benefits provided to the named executive officers under the SERP, the Committee also determined that the more extensive forfeiture and non-compete provisions were appropriate.

Nonqualified Executive Deferred Compensation Plan

SYSCO offers an Executive Deferred Compensation Plan, or EDCP, to provide MIP participants, including the named executive officers, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond what is available under SYSCO’s 401(k) retirement savings plan. Participants may defer up to 100% of their base salary and up to 40% of their cash MIP payment to the EDCP. SYSCO does not match any salary deferrals into the EDCP. For participants who defer a portion of their MIP bonus, SYSCO matches 15% on the first 20% deferred, making the maximum possible match to the EDCP 3% of the cash bonus. This match generally vests at the tenth anniversary of the crediting date, subject to earlier vesting in the event of death, disability, a change in control or the executive’s attaining age sixty. Participants who defer under the EDCP may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Company-matching contributions are credited with the Moody’s Average Corporate Bond Yield. The EDCP is described in further detail under “Executive Compensation — Nonqualified Deferred Compensation.”

As part of the Committee’s fiscal 2008 comprehensive compensation review, based on the competitive information provided by Mercer and the recommendations of the executive management team, the Committee approved the following EDCP modifications that impact the compensation of all EDCP participants, including the named executive officers:

•	beginning with amounts deferred in fiscal 2009, Moody’s Average Corporate Bond Yield replaced Moody’s Average Corporate Bond Yield plus 1% as an investment crediting option under the EDCP and as the default interest rate and the interest rate paid on company matches; all amounts already deemed invested in Moody’s Average Corporate Bond Yield plus 1%, though, will remain eligible for such rate;

•	beginning with any supplemental bonuses paid for fiscal 2009, no portion of the supplemental bonus may be deferred under the EDCP;

•	effective January 1, 2009, an executive whose employment terminates prior to reaching age 60 but after reaching age 55, and who has at least 10 years of SYSCO service, may choose between a lump sum or an installment distribution; previously, such an individual was required to take a lump sum distribution unless he had at least 15 years of MIP participation; and

•	the EDCP now contains enhanced forfeiture and non-compete provisions, including potential forfeiture of deemed investment earnings and company matches if the executive discloses trade secrets or confidential information to a competitor.

Analysis

Currently, the 401(k) plan is limited by law to $15,500 in individual contributions per year. The Committee believes that the EDCP motivates and assists in the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. The EDCP is an important recruitment and retention tool for SYSCO, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

The Committee also conducted a detailed examination of the provisions of the EDCP in connection with its comprehensive compensation review, and the considerations and goals discussed under “Supplemental Executive Retirement Plan — Analysis,” apply equally to the EDCP. The changes in the Moody’s investment option and default rate and the elimination of deferrals of the supplemental bonus were designed to further these goals. The more extensive forfeiture and non-compete provisions were also deemed appropriate in light of the benefits to the executives provided by the EDCP. The decision to expand the ability of executives to designate whether they receive a lump sum or installment distribution was driven by the desire to take advantage of the transitional relief provided under Section 409A of the Internal Revenue Code and was based on management’s and the Committee’s desire to provide additional flexibility to executives who retire earlier than was originally anticipated.

Severance Agreements

In prior years, the Committee approved, and the Board of Directors ratified, severance agreements for certain executive officers, including Messrs. Schnieders and Spitler. The other named executive officers do not currently have severance agreements, although the Committee is currently considering providing them with agreements that would provide benefits upon a change in control. It is currently anticipated that these agreements will be put in place in late calendar 2008, but their terms have not yet been determined. The severance agreements for Messrs. Schnieders and Spitler do not contain any classic “single trigger” provisions that would cause an immediate payment obligation solely as a result of a change in control of SYSCO; however the agreements do provide for certain tax gross up payments in the event of a change of control. Under the terms of these agreements, if we terminate the executive without cause or the executive terminates his employment for good reason, as these terms are defined in the agreement, the executive is entitled to two years’ base salary plus two years’ MIP bonus, based on his average bonus over the prior five years, in 24 equal monthly installments. In addition, if the termination occurs before the end of a year in which a bonus would have been earned but for the termination, the executive will receive a pro rated share of the cash bonus payable. We will also pay the executive a lump sum payment equal to 100% of his vested and unvested benefits under the EDCP, including deferrals and company matches thereon, if applicable. These amounts will be paid in the form elected by the executive under the EDCP. With respect to Mr. Spitler, who is age 59, if termination occurs before age 60, we will treat him as if he retired at age 60 for vesting purposes, so that he will receive a benefit in accordance with the provisions of the SERP; however, if Mr. Spitler voluntarily leaves SYSCO’s employ prior to reaching age 60, other than for specified good reason, he will forfeit all payments under the SERP.

The agreements also provide for waivers of the provisions of the SERP and the EDCP that reduce payments thereunder to the extent that they are not deductible by SYSCO pursuant to Section 280G of the Internal Revenue Code. In addition, if we make payments to Messrs. Schnieders or Spitler that are contingent on a change in control as provided for under Section 280G, the IRS may impose an excise tax on the executives pursuant to Section 4999 of the Internal Revenue Code with respect to such payments and certain other payments conditioned on a change of control. In that event, the severance agreements provide that the executives will be entitled to receive an indemnity payment of any such tax and a “gross up” of that payment so that the executives have no out of pocket costs as a result of the tax and tax reimbursement payments. Each of the severance agreements also requires a general release from separated executives, as well as non-compete and non-disparagement provisions. The severance agreements are described under “Executive Compensation — Executive Severance Agreements.”

Analysis

The Committee and the Board believe that the severance agreements with Messrs. Schnieders and Spitler are necessary in order to retain them and to ease their transition in the event of their involuntary termination of employment with SYSCO without “cause” or for a voluntary termination for “good reason.” Based on a January 2008 Mercer review of severance provisions among our peer group companies, the Committee believes that a majority of the peer group companies offer such protections. It is the Committee’s intent that provisions in the severance agreements regarding an executive’s termination following a change of control preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of SYSCO. In addition, these provisions align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of SYSCO’s stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment and compensation. The Committee does not believe that the severance agreements provide undue incentive for the executive officers to encourage a change in control. Finally, the provisions protect stockholder interests in the event of a change in control by helping assure management continuity, which could improve company performance and maintain stockholder stock value.

The Committee has reviewed the potential costs associated with the gross-up payments called for by the severance agreements and has determined that they are fair and appropriate for several reasons. The excise tax tends to penalize employees who defer compensation, as well as penalizing those employees who do not exercise options in favor of those who do. In addition, the lapse of restrictions and acceleration of vesting on equity awards can cause an executive to incur excise tax liability before actually receiving any cash severance payments. Therefore, the Committee believes that the gross-up payments are necessary to ensure proper consideration of a change in control by the executives.

As part of the Committee’s comprehensive review of compensation, the Committee has been reviewing the provisions of the severance agreements and is considering whether or not they should be modified and whether or not agreements with change of control provisions similar to those in the severance agreements should be extended to the other named executive officers, but the Committee has not yet made any decisions in this regard.

Benefits, Perks and Other Compensation

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each named executive officer’s total compensation.

SYSCO’s named executive officers are eligible to participate in SYSCO’s regular employee benefit programs, which include the defined benefit pension plan, a 401(k) plan, our employee stock purchase plan, group life insurance and other group benefit plans. We also provide MIP participants, including the named executive officers, with additional life insurance benefits, long-term disability coverage (including disability income coverage) and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. We believe these benefits are required to remain competitive with our compensation peer group. Although the executive officers are eligible to participate in SYSCO’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, executives pay a higher percentage of the cost of these benefits than do non-executives.

MIP participants, including the named executive officers, are encouraged to have their spouses accompany them at business dinners and other business functions in connection with meetings of the Board of Directors, certain business meetings and other corporate-sponsored events, and SYSCO pays, either directly or by reimbursement, all expenses associated with their spouses’ travel to and attendance at these business-related functions. This payment or reimbursement is described in further detail in footnote (5) to the Summary Compensation Table. Furthermore, SYSCO owns fractional interests in private aircraft which are made available to members of the Board of Directors, executives and other members of management for business use, but are not allowed to be used for personal matters. Spouses may from time to time accompany executive officers on such flights in connection with travel to and from business-related functions if there is space available on the aircraft.

Officers, as well as many other associates, are provided with cell phones and PDA devices which are paid for by SYSCO, are intended primarily for business use and which we consider to be necessary and integral to their performance of their duties. All employees, including our named executive officers, and members of our Board of Directors are also entitled to receive discounts on all products carried by SYSCO and its subsidiaries. Consistent with SYSCO’s policies on relocation of officers, Mr. DeLaney received reimbursement for certain relocation expenses following his promotion from the President of our Charlotte, North Carolina operating company to an executive position at our headquarters in Houston, Texas.

SYSCO does not provide the named executive officers with automobiles, security monitoring or split-dollar life insurance.

Benefits Following a Change in Control

As discussed above, we have no “single trigger” provisions in the Severance Agreements that would cause an immediate payment obligation solely as a result of a change in control of SYSCO; however, the agreements do provide for certain tax gross up payments in the event of a change of control. We have included provisions regarding a change in control in several of SYSCO’s benefit plans and agreements, including 100% vesting of the SERP, unvested EDCP amounts, options, restricted stock and CPUs upon a change in control. See “Executive Compensation — Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

Analysis

As with the Severance Agreements, the Committee believes that these provisions will preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of SYSCO.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive has engaged in fraudulent or intentional misconduct, the Board will take appropriate action to remedy the misconduct, prevent its recurrence and impose discipline on the wrongdoer. Discipline would vary depending on the facts and circumstances, and could include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of SYSCO’s financial results, seeking reimbursement of any portion of performance-based incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. In addition, the executives are subject to forfeiture of benefits under the SERP and EDCP in certain circumstances. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that SYSCO may deduct for federal income tax purposes in any given year with respect to the compensation of each of the named executive officers other than the chief financial officer. The Committee has adopted a general policy of structuring the performance-based compensation arrangements, including the MIP bonus and CPUs but not the supplemental bonuses, in order to preserve deductibility to the extent feasible after taking into account all relevant considerations. However, the Committee also believes that SYSCO needs flexibility to meet its incentive and retention objectives, even if SYSCO may not deduct all of the compensation paid to the named executive officers.

Based on the factors discussed under “Annual Compensation — Base Salary,” the Committee has determined to pay Mr. Schnieders a base salary of in excess of $1 million in order to remain competitive. The Committee determined that the additional base salary is appropriate even though the excess over $1 million is not deductible. Furthermore, amounts paid pursuant to the supplemental bonus agreements do not qualify as “performance-based compensation” under Section 162(m). In approving these agreements, the Committee concluded that the importance of aligning a portion of the executives’ compensation with additional performance goals not taken into account under the MIP, combined with the desirability of preserving a certain level of Committee discretion over the total amount of the executives’ bonus payments, outweighs the potential cost to SYSCO that could result from the non-deductibility of any compensation paid under the plan. The removal of the automatic stock match from the MIP, potentially to be replaced by restricted stock grants with longer vesting periods beginning in fiscal 2010, will also result in these new grants of restricted stock being included in the compensation that must be aggregated to determine if the $1 million threshold has been reached. The MIP automatic share match was considered performance-based compensation and was not required to be aggregated with other compensation for this purpose. The Committee was aware of this result when it approved the removal of the stock match from the MIP but determined that this change was nonetheless desirable in order to give the Committee more flexibility over the size of the restricted share grant and to more closely align SYSCO’s longer-term incentive compensation program with those of its peer group.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. We have made amendments to the SERP, EDCP and CPU Plan in order to comply with Section 409A and have administered the SERP and EDCP in compliance with it. We intend to make amendments to the severance agreements in order to assure their compliance with Section 409A. As such, the descriptions herein of the timing of benefit payments to the executives pursuant to their severance agreements may change in order to comply with Section 409A.

Stock Ownership Guidelines

See “Stock Ownership — Stock Ownership Guidelines” for a description of our executive stock ownership guidelines.

Total Compensation

After reviewing the information discussed above and the reports prepared by Mercer regarding compensation among the peer group, in August 2008, the Committee asked Mercer to summarize the fiscal 2008 compensation and target fiscal 2009 compensation of each of the named executive officers in comparison to the most current information available for SYSCO’s compensation peer group. Mercer’s September 2008 report indicated that each named executive officer’s total compensation with respect to fiscal 2008 (including MIP bonus, supplemental bonus, 28% restricted stock match, cash performance unit grants and stock option grants, but not including retirement benefits) fell between the 50th and 75th percentiles, or slightly above the 75th percentile, for similar positions at companies within SYSCO’s compensation peer group. After reviewing the Mercer report, as well as tally sheets detailing total compensation and wealth accumulation and internal equity analyses, the Committee determined that each named executive officer’s total fiscal 2008 compensation provided the executive with adequate and reasonable compensation. The Committee also determined that each named executive officer’s total fiscal 2008 compensation was appropriate given SYSCO’s improved performance in fiscal 2008 and the executive’s performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of SYSCO Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

  John M. Cassaday, Chairman
  Richard G. Merrill
  Phyllis S. Sewell
  Richard G. Tilghman
  Jackie M. Ward

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to each of the named executive officers — the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated of the other executive officers of SYSCO and its subsidiaries employed at the end of fiscal 2008. In determining the three other most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

							Change in
							Pension
							Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	sation	Earnings	Compensation
Name and Principal Position	Year	($)	($)	($)(1)(2)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Richard J. Schnieders	2008	$1,146,500	—	$793,285	$1,205,228	$7,048,400	$1,657,979	$141,386	$11,992,778
Chairman and Chief Executive Officer	2007	1,096,500	—	827,803	1,388,768	6,350,095	4,531,447	156,620	14,351,233
Kenneth F. Spitler	2008	690,000	—	492,850	844,373	2,698,836	1,514,552	92,325	6,332,936
President and Chief Operating Officer	2007	572,500	—	436,855	791,038	2,334,665	2,281,398	89,390	6,505,846
William J. DeLaney(6)	2008	560,000	—	398,334	187,654	2,084,295	1,236,183	210,661	4,677,127
Executive Vice President and Chief Financial Officer	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Larry G. Pulliam	2008	550,000	—	378,077	463,434	2,139,874	573,188	69,694	4,174,267
Executive Vice President, Global Sourcing and Supply Chain	2007	530,000	—	399,833	406,599	2,044,028	1,905,992	73,485	5,359,937
Kenneth J. Carrig(6)	2008	517,500	—	361,200	405,551	2,057,674	376,556	69,091	3,787,572
Executive Vice President and Chief Administrative Officer	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	These amounts relate to the 28% stock match on the MIP bonus earned with respect to fiscal 2007 and 2008, which we calculated without taking into account any increases from the Supplemental Bonus Plan and paid in the first quarter of fiscal 2008 and 2009, respectively. With respect to fiscal 2007 awards issued in August 2007, we valued the shares at the June 29, 2007 closing stock price of $32.99 per share. With respect to the fiscal 2008 awards issued in August 2008, we valued the shares at the June 27, 2008 closing stock price of $28.22 per share. Amounts shown include cash issued in lieu of any fractional shares. The number of shares issued are as follows:

	Number of Shares	Number of Shares
	Issued with Respect to	Issued with Respect to
	Fiscal 2007	Fiscal 2008

Schnieders	28,514	31,944
Spitler	15,047	19,846
DeLaney	n/a	16,039
Pulliam	13,772	15,224
Carrig	n/a	14,544

(2)	The amounts in these columns reflect the dollar amount recognized as compensation expense for financial statement reporting purposes for the fiscal years ended June 30, 2007 and June 28, 2008 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” The option awards column includes amounts from awards issued prior to fiscal 2007 as well as those issued during fiscal 2007 and fiscal 2008. See Note 13 of the consolidated financial statements in SYSCO’s Annual Report for the year ended June 30, 2007 and Note 15 of the consolidated financial statements in SYSCO’s Annual Report for the year ended June 28, 2008 regarding assumptions underlying valuation of equity awards. Because the shares in the stock awards column are not transferable by the recipient for two years from the date of issuance except in specified circumstances, they are recorded with a 12% discount from the value described in footnote (1) above.

(3)	These amounts include the cash portion of the MIP bonus paid in August 2007 with respect to fiscal 2007 performance and the cash portion of the MIP bonus paid in August 2008 with respect to fiscal 2008 performance, in each case exclusive of the

28% stock match included in the “Stock Awards” column, and as adjusted by the Supplemental Bonus. The amounts also include payments made in August 2007 for fiscal 2007 and August 2008 for fiscal 2008 with respect to the cash performance unit grants previously made under the company’s 2004 Cash Performance Unit Plan. The following table shows the relative amounts attributable to each of these awards:

	Fiscal 2007		Fiscal 2008
	Cash Portion of		Cash Portion of
	MIP Bonus (as		MIP Bonus (as
	Adjusted by		Adjusted by
	Supplemental	Fiscal 2007	Supplemental	Fiscal 2008
	Bonus)	CPU Payouts	Bonus)	CPU Payouts

Schnieders	$3,930,720	$2,419,375	$3,863,400	$3,185,000
Spitler	2,074,352	260,313	2,400,242	298,594
DeLaney	n/a	n/a	1,939,920	144,375
Pulliam	1,898,559	145,469	1,841,280	298,594
Carrig	n/a	n/a	1,759,080	298,594

Included in the amounts shown above for the cash portion of the MIP bonus (as adjusted by the supplemental bonus) are amounts deferred by each of the named executive officers under the EDCP as follows:

	Amount Deferred in	Amount Deferred in
	Relation to Fiscal 2007	Relation to Fiscal 2008

Schnieders	$786,144	$772,680
Spitler	829,741	960,096
DeLaney	n/a	387,984
Pulliam	379,712	368,256
Carrig	n/a	703,632

(4)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by SYSCO, determined using interest rate and mortality rate assumptions consistent with those used in SYSCO’s financial statements. The amounts, some of which may not be currently vested, include:

•	change in pension plan value,
•	change in Supplemental Executive Retirement Plan, or SERP, value, and
•	above-market interest on the EDCP.

The following table shows the amounts attributable to each of these plans:

					Total Change in
					Pension Value and
		Change in	Change in	Above-Market	Non-Qualified
	Fiscal	Pension Plan	SERP	Interest on	Compensation
Name	Year	Value	Value	EDCP	Earnings

Schnieders	2008	$35,581	$1,529,265	$93,133	$1,657,979
	2007	59,427	4,395,257	76,763	4,531,447
Spitler	2008	30,960	1,419,539	64,053	1,514,552
	2007	52,925	2,178,822	49,651	2,281,398
DeLaney	2008	14,118	1,216,725	5,340	1,236,183
	2007	n/a	n/a	n/a	n/a
Pulliam	2008	14,199	529,412	29,577	573,188
	2007	34,185	1,849,169	22,638	1,905,992
Carrig	2008	12,389	332,124	32,043	376,556
	2007	n/a	n/a	n/a	n/a

(5)	The table below shows the components of the “All Other Compensation” column, which include:

•	a SYSCO match equal to 15% of the first 20% of the annual incentive bonus which each individual elected to defer under the Executive Deferred Compensation Plan. (The terms of this plan are described in more detail under “Non-Qualified Deferred Compensation”);
•	the full amount paid for term life insurance coverage for each individual (the excess amount for such coverage over the amounts paid for other employees is not determinable since the deductibles and coverages may be different);

•	the amount of 401(k) Plan matching contributions paid in August 2008 with respect to the 2008 fiscal year and in August 2007 with respect to the 2007 fiscal year;
•	perquisites, including with respect to each named executive officer:
a. the amount paid for accidental death and dismemberment insurance coverage,
b. the amount paid for long-term care insurance,
c. the amount reimbursed to the individual for an annual medical exam,
d. the amounts paid for long-term disability coverage under the company’s disability income plan,

e.	the amount paid for spousal travel in connection with business events (which amounts reflect only commercial travel; no incremental costs were incurred in connection with travel of spouses on the company plane with executive officers to and from business events),
f.  the estimated amount paid for spousal meals in connection with business events, and
g. with respect to Mr. DeLaney, $138,406 for reimbursement of relocation expenses.

Except for reimbursement of relocation expenses to Mr. DeLaney as discussed above, no executive received any single perquisite or benefit with a value greater than $25,000.

			Term	401(k)
	Fiscal	Deferred	Life	Matching
Name	Year	Match	Insurance	Contributions	Perquisites	Total

Schnieders	2008	$115,902	$907	$6,750	$17,827	$141,386
	2007	117,922	907	6,600	31,191	156,620
Spitler	2008	72,007	907	6,750	12,661	92,325
	2007	62,231	907	6,600	19,652	89,390
DeLaney	2008	58,198	907	6,750	144,806	210,661
	2007	n/a	n/a	n/a	n/a	n/a
Pulliam	2008	55,238	907	6,750	6,799	69,694
	2007	56,957	903	6,600	9,025	73,485
Carrig	2008	52,772	888	6,750	8,681	69,091
	2007	n/a	n/a	n/a	n/a	n/a

(6)	Compensation for Messrs. DeLaney and Carrig is provided only for fiscal 2008 because neither was a named executive officer in fiscal 2007.

Grants of Plan-Based Awards

The following table provides information on CPU grants, stock options and MIP and Supplemental Plan awards we granted in fiscal 2008 to each of the named executive officers.

							All
							Other			Grant
							Option			Date
							Awards:		Closing	Fair
			Number				Number	Exercise	Market	Value
			of				of	or Base	Price	of
			Shares,				Securities	Price	on the	Stock
			Units	Estimated Future Payouts Under Non-			Under-	of	Date	and
			or	Equity Incentive Plan Awards			lying	Option	of	Option
	Grant		Other	Threshold	Target	Maximum	Options	Awards	Grant	Awards
Name	Date		Rights	($)	($)	($)	(#)(1)	($/Sh)(2)	($)	($)(3)

Schnieders	9/18/07	(4)	112,000	$980,000	$3,920,000	$5,880,000
	11/13/07		140,000				140,000	$33.39	$33.62	$942,200
	5/13/08	(5)	n/a	223,250	2,232,500	3,683,625
	6/27/08	(6)	n/a	—	—	920,906
Spitler	9/18/07	(4)	45,000	393,750	1,575,000	2,362,500
	11/13/07		100,000				100,000	33.39	33.62	673,000
	5/13/08	(5)	n/a	138,700	1,387,000	2,288,550
	6/27/08	(6)	n/a	—	—	572,138
DeLaney	9/18/07	(4)	12,000	105,000	420,000	630,000
	11/13/07		73,000				73,000	33.39	33.62	491,290
	5/13/08	(5)	n/a	112,100	1,121,000	1,849,650

							All
							Other			Grant
							Option			Date
							Awards:		Closing	Fair
			Number				Number	Exercise	Market	Value
			of				of	or Base	Price	of
			Shares,				Securities	Price	on the	Stock
			Units	Estimated Future Payouts Under Non-			Under-	of	Date	and
			or	Equity Incentive Plan Awards			lying	Option	of	Option
	Grant		Other	Threshold	Target	Maximum	Options	Awards	Grant	Awards
Name	Date		Rights	($)	($)	($)	(#)(1)	($/Sh)(2)	($)	($)(3)

Pulliam	9/18/07	(4)	12,000	105,000	420,000	630,000
	11/13/07		73,000				73,000	33.39	33.62	491,290
	5/13/08	(5)	n/a	106,400	1,064,000	1,755,600
Carrig	9/18/07	(4)	12,000	105,000	420,000	630,000
	11/13/07		73,000				73,000	33.39	33.62	491,290
	5/13/08	(5)	n/a	101,650	1,016,500	1,677,225

(1)	The options granted to the named executive officers under the 2007 Stock Incentive Plan during fiscal 2008 vest 20% per year for five years beginning on the first anniversary of the grant date. If an executive retires in good standing or leaves our employment because of disability, his options will remain in effect, vest and be exercisable in accordance with their terms as if he had remained employed. If an executive dies during the term of his option, all unvested options will vest immediately and may be exercised by his estate at any time until the earlier to occur of three years after his death, or the option’s termination date. In addition, an executive will forfeit all of his unexercised options if the Committee finds by a majority vote that, either before or after termination of his employment, he:

•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
•	disclosed our trade secrets; or
•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.

(2)	We granted all of these options under our 2007 Stock Incentive Plan, which directs that the exercise price of all options is the closing price of our stock on the New York Stock Exchange on the first business day prior to the grant date.

(3)	We determined the estimated grant date present value for the options of $6.73 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 24%, a 3.8% risk-free rate of return, a dividend yield at the date of grant of 2.6% and a 4.8-year expected option life. We did not assume any option exercises or risk of forfeiture during the 4.8-year expected option life. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the modified Black-Scholes model.

(4)	These amounts relate to cash performance units with a three-year performance period. See “2004 Cash Performance Unit Plan” below.

(5)	These amounts relate to MIP awards made with respect to fiscal 2009. The minimum bonus amount if the threshold criteria are satisfied is 20% of the named executive officer’s annual salary as of the end of the fiscal year. The target bonus is approximately 200% of the named executive officer’s annual salary as of the end of the fiscal year and the maximum bonus is 330% of the named executive officer’s annual salary as of the end of the fiscal year.

(6)	These grants relate to supplemental bonus agreements, which can cause the MIP bonus to be increased or decreased by up to 25% (see “Supplemental Performance Bonuses”). These awards have no threshold or targeted values.

2004 Cash Performance Unit Plan

The SYSCO Corporation 2004 Cash Performance Unit Plan was formerly known as the SYSCO Corporation 2004 Mid-Term Incentive Plan and the SYSCO Corporation 2004 Long-Term Incentive Cash Plan, and is referred to herein as the “Cash Performance Unit Plan”. The Cash Performance Unit Plan provides for certain key employees, including the named executive officers, the opportunity to earn cash incentive payments based on pre-established performance criteria over performance periods of at least three years. We refer to these units as “CPUs”. The Committee currently makes grants annually for performance periods ending at the end of the third fiscal year, including the year of grant. The Committee may make grants under the Cash Performance Unit Plan until September 4, 2009 unless the Board terminates it earlier. However, if the 2009 Cash

Performance Unit Plan is approved by the stockholders at the annual meeting, all future CPU grants to the named executive officers will be made pursuant to the 2009 Plan (see “Proposal To Approve Material Terms Of, And Compensation To Be Paid To Certain Executive Officers Pursuant To, The 2009 Cash Performance Unit Plan”).

Under the 2004 plan, the Committee may select performance goals from those specified in the plan, based on the performance of SYSCO generally or on the performance of subsidiaries or divisions. With respect to all currently outstanding corporate grants, the Committee set performance criteria based on the average increases in SYSCO’s net earnings per share and sales over the performance periods (see below regarding certain adjustments in such measures). In addition to the awards that the named executives received in September 2005 and that we paid to them in August 2008, as discussed in footnote (3) to the Summary Compensation Table, the named executives currently hold cash performance unit grants in the amounts and for the performance periods set forth below:

		Number of
	Fiscal Year in	Performance		Payout Amount
Name	Which Granted	Units Held	Performance Period	Minimum	Target	Maximum

Schnieders	2007	112,000	7/2/2006-6/27/2009	$980,000	$3,920,000	$5,880,000
	2008	112,000	7/1/2007-7/3/2010	980,000	3,920,000	5,880,000
	2009	90,000	6/29/2008-7/2/2011	787,500	3,150,000	4,725,000
Spitler	2007	10,500	7/2/2006-6/27/2009	91,875	367,500	551,250
	2008	45,000	7/1/2007-7/3/2010	393,750	1,575,000	2,362,500
	2009	40,000	6/29/2008-7/2/2011	350,000	1,400,000	2,100,000
DeLaney	2007	2,750	7/2/2006-6/27/2009	24,063	96,250	144,375
	2008	12,000	7/1/2007-7/3/2010	105,000	420,000	630,000
	2009	18,000	6/29/2008-7/2/2011	157,500	630,000	945,000
Pulliam	2007	10,500	7/2/2006-6/27/2009	91,875	367,500	551,250
	2008	12,000	7/1/2007-7/3/2010	105,000	420,000	630,000
	2009	15,000	6/29/2008-7/2/2011	131,250	525,000	787,500
Carrig	2007	10,500	7/2/2006-6/27/2009	91,875	367,500	551,250
	2008	12,000	7/1/2007-7/3/2010	105,000	420,000	630,000
	2009	15,000	6/29/2008-7/2/2011	131,250	525,000	787,500

Following the conclusion of each three-year performance period, if we meet the relevant performance criteria, we will pay each named executive an amount obtained by multiplying the number of performance units that the executive received by the $35 value assigned to each unit and then multiplying the resulting product by a specified percentage. At the time of the fiscal 2007 grants, Mr. DeLaney was serving as President of SYSCO’s Charlotte subsidiary, so one-half of his payout for the fiscal 2007 through fiscal 2009 performance period will be based on such subsidiary’s increase in operating pre-tax earnings and one-half will be based on the percentage increase in the subsidiary’s sales adjusted for product inflation and deflation. Each of the outstanding corporate CPU grants, including all grants to Messrs. Schnieders, Spitler, Pulliam and Carrig and the fiscal 2008 and fiscal 2009 grants to Mr. DeLaney, contains a sliding scale for each component for each of the performance periods as follows:

•	one-half of the payout is based on average growth in net earnings per share

◦	with respect to the 7/2/2006-6/27/2009 and 7/1/2007-7/3/2010 performance periods, this is basic earnings per share and with respect to the 6/29/2008-7/2/2011 performance period, this is fully diluted earnings per share; and
◦	with respect to the 7/2/2006-6/27/2009 performance period, this excludes accruals for the MIP and supplemental bonuses,

plus

•	one-half of the payout is based on average increase in sales

◦	with respect to the 7/2/2006-6-27-2009 performance period, we adjust for product inflation and deflation; there is no such adjustments for the three-year performance periods ending in fiscal 2010 and 2011.

Samples of the payment criteria and payout percentages, including the threshold, target and maximum payment criteria and payout percentages, for each component of the corporate grants are set forth below. The amounts shown reflect a simplified grid of payment criteria and payout amounts; they do not include incremental criteria and payouts between the amounts shown. In between the levels shown in the table, the payout percentage increases incrementally, approximately in proportion to increases in the criteria. The minimum percentage payout would be 25% if only one of the performance criteria is satisfied at the minimum level and the maximum percentage payout would be 150% if the maximum levels for both criteria are satisfied. As an example, achievement of 12% earnings growth and 6% sales growth for the corporate CPUs covering the fiscal years 2008-2010 would result in an 87.5% payout (determined by adding 62.5% and 25%), or $30.625 per unit (determined by taking 87.5% of $35 per unit).

	Part 1 — Growth in Earnings Per Share
Fiscal Years	Minimum		Target		Maximum

2007-2009	6%	8%	10%	12%	14% and up
2008-2010	6%	8%	10%	12%	14% and up
2009-2011	8%	10%	12%	14%	16% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

PLUS

	Part 2 — Growth in Sales
Fiscal Years	Minimum		Target		Maximum

2007-2009	4%	5%	6%	7%	8% and up
2008-2010	6%	7%	8%	9%	10% and up
2009-2011	6%	7%	8%	9%	10% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

The CPUs granted to Mr. DeLaney for the Charlotte subsidiary’s performance for fiscal year 2007 through fiscal year 2009 utilize a similar scale to the corporate scale for fiscal years 2007 through 2009 shown above. Our Charlotte subsidiary often has exceptional results, and Mr. DeLaney received a 150% payout on his CPUs covering the fiscal 2006 through fiscal 2008 performance period. Given such subsidiary’s historical performance due to the efforts of its strong senior management team overseeing operations that are located in a region with a relatively favorable business climate, our Charlotte subsidiary’s results could likely produce a higher payout percentage than the corporate CPUs for the grants with a three-year performance period ending with fiscal 2009.

We will make all payments due with respect to the cash performance units in cash. No payments made under the Cash Performance Unit Plan to any named executive in any fiscal year may be higher than 1% of SYSCO’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of SYSCO’s 10-K for the fiscal year ended immediately before the applicable payment date.

If the executive’s employment terminates during a performance period because the executive retires in good standing or leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date. If the executive dies during the performance period, we will reduce the number of performance units that we awarded to the executive by multiplying the number of performance units we initially awarded to the executive by a fraction, the numerator being the number of months in the performance period during which the executive was an active employee of SYSCO for at least 15 days of the month and the denominator being the number of months in the performance period. If the executive’s employment terminates before the end of the performance period for any reason other than retirement, death or disability, we will cancel the executive’s performance units, and the executive will not receive any payments under the plan with respect to the cancelled performance units. The plan provides that if a change of control occurs during a performance period, the executive’s performance units with respect to that performance period will be automatically vested, and we will pay the executive the maximum amount payable under the plan for that performance period, as if the highest performance levels had been achieved.

See “Proposal To Approve Material Terms Of, And Compensation To Be Paid To Certain Executive Officers Pursuant To, The 2009 Cash Performance Unit Plan” for a description of the 2009 Cash Performance Unit Plan.

2005 Management Incentive Plan

Our 2005 Management Incentive Plan provides key executives, including the named executive officers, with the opportunity to earn bonuses through the grant of annual performance-based bonus awards, payable in cash and shares of common stock. The Committee generally makes bonus awards under the plan in May or June prior to the beginning of the fiscal year to which they relate and we pay amounts owed under such awards in August following the conclusion of such fiscal year. Bonus opportunities awarded to corporate participants, including the named executive officers, under the MIP may be based on any one or more of the following:

•	return on stockholders’ equity and increases in earnings per share;
•	return on capital and/or increases in pretax earnings of selected divisions or subsidiaries; and
•	one or more specified SYSCO, division or subsidiary performance factors described in the plan.

All of these performance measures relate to performance for completed fiscal years or multiple completed fiscal year periods. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. The Committee has the discretion to determine which performance factors will be used for a particular award and the relative weights of the factors. No named executive officer may receive an aggregate bonus for any given fiscal year under the MIP, including the value of all cash and stock received, in excess of $10,000,000. The Committee will determine and pay all bonuses within 90 days following the end of the fiscal year for which the bonus was earned.

For the awards we paid with respect to fiscal 2008, we calculated the bonus in two components. The first component of overall SYSCO performance utilized a matrix based upon the annual percentage increase in basic earnings per share and the return on stockholder’s equity. The scale on the X-axis for the percentage increase in earnings per share began at 6% and continued indefinitely, while the corresponding scale on the Y-axis for return on equity began at 14% and also continued indefinitely. Where the two scales intersected determined the payout percentage of base salary for the first component. We would pay no bonus unless SYSCO achieved an increase in earnings per share of at least 6% and achieved a return on stockholders’ equity of at least 14%. The actual 13% increase in earnings per share and 33% return on equity for fiscal 2008 yielded a bonus of 175% of base salary. Because the executives earned a bonus under the first component, then a bonus opportunity was possible under the second component of the plan, as described below.

The second component of the fiscal 2008 bonus calculation was based upon the number of SYSCO operating companies or subsidiaries that attained a 20% or greater return on capital. If a minimum of 20 subsidiaries obtained a 20% or greater return on capital, and that group of subsidiaries employed at least half of the total capital of all subsidiaries, the executives would earn a percentage of base salary equal to 9%. That percentage increases at the rate of 1.5% for each additional subsidiary above 20 that achieves a 20% or greater return on capital. However, no bonus would be paid under the subsidiary component if a bonus was not earned under the first component discussed above. Because 80 SYSCO operating companies, employing more than half of the total capital of all subsidiaries, achieved a 20% or greater return on capital in fiscal 2008, the bonus from this component was approximately 99% of base salary.

We also issued to executives who earned a cash MIP bonus for fiscal 2008 an award of common stock with a value equal to 28% of the cash bonus earned, based on the closing price of our common stock on the New York Stock Exchange on the last day of fiscal 2008. Executives are prohibited from selling or otherwise transferring any shares issued under the plan for at least two years after issuance, except in the event of death or termination of employment due to disability or retirement. In addition, for this two-year period, we may require the executive to forfeit the shares within six months following termination of the executive’s employment other than termination of employment due to death, normal retirement or disability. Beginning with the bonus for fiscal 2009, we may no longer issue any shares of stock under the 2005 MIP.

The amounts paid to the named executive officers pursuant to the 2008 awards are disclosed within the Non-Equity Incentive Plan Compensation and Stock Awards columns of the Summary Compensation Table. In June 2008, we entered into agreements with each of the named executive officers under the Plan for fiscal 2009. The matrix for fiscal 2009 is similar to the matrix for the fiscal 2008 awards, except that the X-axis requires a minimum 4% increase in fully diluted earnings per share, with all other amounts on that axis adjusted as well, and the Y-axis now relates to our three-year average return on capital for the fiscal years 2007, 2008 and 2009, with the threshold set at 10%. The operating company portion of the bonus has been eliminated for fiscal 2009. Thus, the threshold targets for payout of any bonus in fiscal 2009 would require a 4% increase in earnings per share and a 10% three-year average return on capital for a payout equal to 20% of each named executive officer’s salary at the end of fiscal 2009. A simplified version of the matrix for determining fiscal 2009 payment amounts is set forth below. The criteria and payout percentages increase incrementally between the levels shown in the matrix below.

	Percentage Increase in Earnings per Share*
3-Year Average Return on Capital	4%	6%	8%	10%	12%	14%	16%	18%	20%+

10%	20	60	80	100	120	140	160	170	180
12%	40	80	100	120	140	160	180	190	200
14%	60	100	120	140	160	180	200	210	220
16%	80	120	140	160	180	200	220	230	240
18%	100	140	160	180	200	220	240	250	260
20%	100	140	180	200	220	240	260	270	280
22%	100	140	180	220	240	260	280	290	300
24%	100	140	180	220	260	280	300	310	320
25%+	100	140	180	220	260	290	310	320	330

*	Numbers shown in the body of the table are percentages applied to base salary in effect at the end of fiscal 2009.

If, during fiscal 2009, the sale or exchange of an operating division or subsidiary results in the recognition of a net-after tax gain, the Committee has the discretion to reduce the portion of the bonus payable under the fiscal 2009 awards. However, the bonus cannot be reduced to an amount less than the bonus otherwise payable if we had not taken into account the net-after tax gain from the sale or exchange.

Supplemental Performance Bonuses

For fiscal 2008, the purpose of the supplemental performance bonuses was to align a portion of our CEO’s overall compensation package with his individual performance and a portion of the president’s and all executive and senior vice presidents’ overall compensation package with the management team’s performance. We paid all of such fiscal 2008 bonuses under our 2006 Supplemental Performance Based Bonus Plan, and all of the named executive officers were participants in the plan for fiscal 2008. In May 2008, we terminated the Supplemental Plan, other than with respect to the outstanding fiscal 2008 bonus agreements, and the Committee determined that only the CEO and the president would be eligible for supplemental bonuses or reductions for fiscal 2009. See “Fiscal 2009 Grants,” below. After the end of fiscal 2008, the Committee completed an evaluation of the CEO’s and the management team’s performance for the year. Based on this evaluation, the Committee adjusted the executives’ compensation based on the following criteria:

•	If the executives’ performance had “exceeded expectations,” the executives would have been entitled to receive a supplemental cash bonus of up to 25% of the cash portion of their MIP bonus for fiscal 2008, but we would not include this additional amount when determining the stock portion of the bonus.
•	If the executives’ performance was “below expectations,” the Committee would have reduced the cash portion of the executives’ MIP bonus by up to 25%, and we would have determined the stock portion of the MIP bonus based on the reduced amount; and
•	If the executives’ performance had “met expectations,” the executives’ bonus would not have been increased or reduced.

Fiscal Year 2008 Supplemental Bonus Agreement with CEO

In June 2007, SYSCO and Mr. Schnieders entered into a fiscal year 2008 supplemental bonus agreement under the Supplemental Plan.

Pursuant to the agreement, the Committee evaluated Mr. Schnieders’ fiscal 2008 performance based on the following performance goals:

•	long-term strategy:

◦	develop and execute strategy with input and approval by Board;
◦	continue to build on long-term relationships with all constituencies;
◦	position SYSCO as a sustainable corporation;

•	financial performance:

◦	increase marketing-associate served sales by 11%;
◦	achieve return on equity of 32%;
◦	increase return on assets by at least 3.5%;
◦	increase corporate multi-unit sales by more than 10%;
◦	increase sales through acquisitions by at least 1.5%;
◦	reduce overall cost per case by 2 cents;

• corporate governance:

◦	assure compliance with all applicable regulations and corporate governance guidelines;
◦	focus on stockholders issues;
◦	enhance appropriate level of transparency;

•	human capital:

◦	create individual development plans for selected individuals;
◦	promote long-term benefit cost reduction;
◦	clearly define our “learning organization”; and
◦	improve communications within the organization.

Based on the Committee’s evaluation of Mr. Schnieders’ performance against those goals, it determined that his fiscal 2008 performance exceeded expectations, and pursuant to the agreement, it increased the cash portion of his MIP bonus for fiscal 2008 by 20%.

Fiscal Year 2008 Supplemental Bonus Agreements with Executive and Senior Vice Presidents

In June 2007, the Committee and the named executive officers other than Mr. Schnieders entered into fiscal year 2008 supplemental bonus agreements under the Supplemental Plan. Pursuant to the agreements, the Committee evaluated the executives, together with certain other designated executives, as a group, based on the Committee’s judgment of the group’s alignment with our fiscal year goals and our strategy initiatives.

Pursuant to these agreements, the Committee evaluated the executives’ fiscal 2008 performance based on the following performance goals:

•	achieve positive results in enterprise-wide goals:
◦ achieve sales growth of greater than 10%;
◦ reduce cost per case by more than 2 cents;
◦ achieve accident frequency of 5 or less per 100 employees;
◦ achieve a return on equity of at least 32%;

•	develop executive leadership for current and future needs;
•	improve communications between our operating companies and between our operating companies and our corporate office; and
•	contribute to the development and execution of our strategy initiatives and effectively implement them throughout SYSCO, with the executive and senior management team modeling a collaborative approach in this process.

Based on the Committee’s evaluation of the executives’ performance against those goals, it determined that each executive’s performance exceeded expectations, and pursuant to the agreement, it increased the cash portion of their MIP bonuses for fiscal 2008 by 20% each.

Fiscal 2009 Grants

In May 2008, we entered into stand-alone fiscal year 2009 supplemental bonus agreements with Messrs. Schnieders and Spitler after the Committee determined that only individuals in the positions of CEO and president would be properly motivated by, and be able to effectuate meaningful progress in relation to, the performance goals. The agreements with each of Messrs. Schnieders and Spitler are substantially similar to the prior agreements except that, rather than focusing on very specific performance goals, such as those described above, the fiscal 2009 agreements provide that the amount of any supplemental bonus or reduction to the fiscal 2009 MIP bonus will be determined based on the Committee’s separate review of each individual, including but not limited to a review of these performance areas:

•	implementation of SYSCO’s long-term strategy;
•	succession planning; and
•	implementation of SYSCO’s planned information technology initiatives.

Outstanding Equity Awards at Fiscal Year-End

While the 2007 Stock Incentive Plan, and its predecessor, the 2004 Stock Option Plan, allow for options to vest in no more than one-third increments each year, grants under the plans have generally become exercisable in five equal annual installments beginning one year after the grant date to create a longer-term incentive for the executives. The 2007 Stock Incentive Plan allows the Committee the discretion to grant both stock options and restricted stock, as well as other stock-based awards.

According to the terms of the 2004 and 2007 Plans, the exercise price of options may not be less than the fair market value on the date of the grant, which is defined in our plans as the closing price of our common stock on the New York Stock Exchange on the business day preceding the grant date. Our stock plans specifically prohibit repricing of outstanding grants. Historically, subject to certain minor exceptions, the Committee granted options at its regularly scheduled September meeting, which we schedule at least one year in advance. However, in February 2007, the Committee adopted stock option grant administrative guidelines which set the second Tuesday in November as the annual grant date. This is a date when we are typically in a trading “window” under our Policy on Trading in Company Securities. The guidelines also establish timelines for granting stock options related to acquisitions or newly-hired key employees, which require that the Committee generally make the grants within 90 days of the event. The guidelines also establish procedures for the Committee’s action in the event that any of these pre-established dates/time periods conflict with an unanticipated trading blackout period related to material non-public information. The guidelines provide that the Committee should generally make option grants at a point in time when we have publicly disseminated all material information likely to affect the trading price of SYSCO’s common stock. See “Compensation Discussion and Analysis — Longer Term Incentives — Stock Options”.

The following table provides information on each named executive officer’s stock option grants outstanding as of June 28, 2008. None of the named executive officers holds any unvested stock awards, although certain shares granted in connection with the MIP are subject to repurchase or forfeiture, as noted in footnote (1) below.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option	Option
		Options	Options		Exercise	Expiration	Stock
Name	Date Granted	(#) Exercisable	(#) Unexercisable		Price($)	Date	Awards(1)

Schnieders	September 2001	115,000	—		$27.7900	9/10/2011
	September 2002	100,000	—		30.5700	9/11/2012
	September 2003	90,000	—		31.7500	9/10/2013
	September 2004	51,000	34,000	(2)	32.1900	9/1/2011
	September 2005	56,000	84,000	(3)	33.0100	9/7/2012
	September 2006	28,000	112,000	(4)	31.7000	9/6/2013
	November 2007		140,000	(5)	33.3900	11/12/2014
Spitler	September 1998	13,000	—		10.9375	9/2/2008
	September 1999	18,000	—		16.2813	9/1/2009
	September 2000	24,000	—		20.9688	9/6/2010
	September 2001	62,000	3,000	(6)	27.7900	9/10/2011
	September 2002	75,000	—		30.5700	9/11/2012
	September 2003	70,000			31.7500	9/10/2013
	September 2004	24,000	16,000	(2)	32.1900	9/1/2011
	September 2005	29,200	43,800	(3)	33.0100	9/7/2012
	September 2006	14,600	58,400	(4)	31.7000	9/6/2013
	November 2007		100,000	(5)	33.3900	11/12/2014
DeLaney	September 2001	11,000	—		27.7900	9/10/2011
	September 2002	24,000	6,000	(7)	30.5700	9/11/2012
	September 2003	12,500	—		31.7500	9/10/2013
	September 2004	3,000	2,000	(2)	32.1900	9/1/2011
	September 2005	5,040	7,560	(3)	33.0100	9/7/2012
	September 2006	2,900	11,600	(4)	31.7000	9/6/2013
	November 2007		73,000	(5)	33.3900	11/12/2014
Pulliam	September 1999	13,000	—		16.2813	9/1/2009
	September 2000	16,000	—		20.9688	9/6/2010
	September 2001	34,000	3,000	(6)	27.7900	9/10/2011
	September 2002	50,000	—		30.5700	9/11/2012
	September 2003	45,000	—		31.7500	9/10/2013
	September 2004	15,600	10,400	(2)	32.1900	9/1/2011
	September 2005	29,200	43,800	(3)	33.0100	9/7/2012
	September 2006	14,600	58,400	(4)	31.7000	9/6/2013
	November 2007		73,000	(5)	33.3900	11/12/2014
Carrig	September 1998	2,000	—		10.9375	9/2/2008
	September 1999	13,000	—		16.2813	9/1/2009
	September 2000	24,000	—		20.9688	9/6/2010
	September 2001	62,000	3,000	(6)	27.7900	9/10/2011
	September 2002	50,000	—		30.5700	9/11/2012
	September 2003	45,000	—		31.7500	9/10/2013
	September 2004	15,600	10,400	(2)	32.1900	9/1/2011
	September 2005	29,200	43,800	(3)	33.0100	9/7/2012
	September 2006	14,600	58,400	(4)	31.7000	9/6/2013
	November 2007		73,000	(5)	33.3900	11/12/2014

(1)	Historically, pursuant to the MIP agreements, we pay the annual bonus in the first quarter of the fiscal year following the year for which we have awarded the bonus, and for fiscal years prior to fiscal 2009, we have made an automatic 28% stock match on the cash portion of the MIP bonus, without taking into account any increase from the supplemental bonus. The shares issued to the named executive officers pursuant to the MIP matching component are “vested” at the time of issuance, but are not transferable by the named executive officers for two years following receipt, and are subject to certain rights of SYSCO to require forfeiture of the shares in the event of termination of employment other than by death, normal retirement or disability. The named executive officers receive dividends on the shares during the two-year restricted period. The aggregate number and dollar value, calculated using the closing price of our common stock on June 27, 2008 of $28.22, of all shares subject to such two-year restrictions held as of the last day of fiscal 2008 by the named executive officers were as follows:

	Aggregate
	Number of Shares	Dollar Value

Schnieders	28,514	$804,665
Spitler	15,047	424,626
DeLaney	13,559	382,635
Pulliam	13,772	388,646
Carrig	12,752	359,861

These amounts exclude the shares issued in August 2008 that are discussed under “Option Exercises and Stock Vested” below.

(2)	These options vest in equal portions on September 2 of 2008 and 2009.

(3)	These options vest in equal portions on September 8 of 2008, 2009 and 2010.

(4)	These options vest in equal portions on September 7 of 2008, 2009, 2010 and 2011.

(5)	These options vest in equal portions on November 13 of 2008, 2009, 2010, 2011 and 2012.

(6)	These unvested options relate to a special grant to MIP participants in September 2001. The agreements related to these options contain certain confidentiality and non-competition obligations on the part of the executives, including agreements to not:

•	communicate or disclose to any person, other than in performance of his work duties, our trade secrets or other confidential information. The executive is prohibited from disclosing confidential information until 24 months after his termination of employment with us. The executive must not disclose the trade secret information for the duration of his life or until the trade secret information becomes publicly available;
•	for two years following termination of employment, solicit or attempt to divert to a competitor, any operating company supplier or customer that he had responsibility for supervising, or that he dealt with, at any time during the 24 months immediately preceding termination of his employment with us without our prior written consent; and
•	engage in any business within a defined geographic territory in which he provides services which are the same or substantially similar to his duties during his last 12 months of employment with us for a period of one year after his termination of employment.

The options have a delayed vesting schedule in that they vest ratably, on an annual basis, over five years beginning on July 2, 2005. Also, any unvested portion of the option will automatically vest when the executive reaches age sixty, provided he is still employed with us. As a result, all of these options held by Mr. Schnieders have vested.

(7)	These options are similar to the options described in footnote (6) above, but vest in equal portions on June 27, 2009 and July 3, 2010.

All of the option awards listed above provide that if the executive’s employment terminates as a result of retirement in good standing or disability, the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive remained an employee of SYSCO. Awards granted in 2002 and later provide that all unvested options will vest immediately upon the executive’s death. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death for grants made in 2005 and later and within one year after his death for grants made prior to 2005, but in no event later than the original termination date.

All of the options above provide for the vesting of unvested options upon a change of control. In addition, grants made in 2005 and later provide that if the named executive’s employment is terminated other than for cause, during the 24 month period following a change of control, the outstanding options under the plans will be exercisable to the extent the options were exercisable as of the date of termination for 24 months after employment termination or until the expiration of the stated term of the option, whichever period is shorter.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)	Vesting ($)(2)

Schnieders	—	—	31,944	$901,460
Spitler	22,000	$548,680	19,846	560,054
DeLaney	—	—	16,039	452,621
Pulliam	12,000	206,190	15,224	429,621
Carrig	—	—	14,544	410,432

(1)	We computed the value realized on exercise based on the difference between the closing price of the common stock on the day of exercise and the exercise price.

(2)	We issued these shares as the stock match portion of the MIP bonus in the first quarter of fiscal 2009 for fiscal 2008 performance. We based the value realized on vesting on the market value of the stock on June 28, 2008. For purposes of the Summary Compensation Table, the compensation expense related to these shares that is reported in the table reflects a 12% discount due to the two-year restriction on transfer.

Pension Benefits

SYSCO maintains two defined benefit plans. One is the SYSCO Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the SYSCO Corporation Supplemental Executive Retirement Plan, or SERP, which is not a tax-qualified plan. The following table shows the years of credited service for benefit accumulational purposes and present value of the accumulated benefits for each of the named executive officers under each of the pension plan and SERP as of June 28, 2008. No named executive officer received payments under either defined benefit plan during the last fiscal year.

		Number of
		Years Credited	Present Value of
Name	Plan Name	Service (#)	Accumulated Benefit

Schnieders	Pension Plan	25.583	$464,534
	SERP	25.583	23,046,117
Spitler	Pension Plan	22.417	394,757
	SERP	22.417	11,985,709
DeLaney	Pension Plan	19.333	204,925
	SERP	19.333	2,626,576
Pulliam	Pension Plan	21.000	223,074
	SERP	21.000	6,441,509
Carrig	Pension Plan	10.083	126,443
	SERP	10.083	2,445,405

We calculated the named executive officers’ accrued benefits under the pension plan by assuming that the named executives will remain in service with the company until age 65, which is the earliest age at which the named executive officers can retire without any reduction in benefits. We will pay the pension plan benefits in the form of a life annuity with payments guaranteed for 5 years.

For the SERP, we calculated the named executive officers’ accrued benefits by assuming that the named executives will remain in service with SYSCO until they become 100% vested in their SERP benefits, which is the earliest age they could retire without any reduction in SERP benefits. The 100% vesting date is at age 60 for Messrs. Schnieders, Spitler and Pulliam, age 60.417 for Mr. DeLaney, and age 61 for Mr. Carrig. These ages differ because SERP vesting is based on a combination of the participant’s age, SYSCO service, and/or MIP service. We pay SERP benefits as a joint life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for at least 10 years.

We calculated the present value of these accumulated benefits based on a 6.94% discount rate for the pension plan and a 7.03% discount rate for the SERP, with a post-retirement mortality assumption based on the RP2000 Combined Healthy table, sex distinct, projected to 2008, with scale AA. Effective June 30, 2006, we modified certain provisions of the SERP for each executive to take into account payments under the 2007 Supplemental Bonus Agreements, but such payments will not be taken into account for fiscal 2008 and future years. Furthermore, certain provisions of the SERP are amended by the Executive Severance Agreements for Messrs. Schnieders and Spitler, as described in more detail under “Executive Severance Agreements — Waiver of Cut Back Provisions in SERP and Deferred Compensation Plan.”

If the named executive officers in fact remain in the service of SYSCO until the earliest age at which they would be entitled to unreduced benefits under the pension plan or SERP, as described above, we estimate that they would be entitled to the following annual benefits commencing at the earliest unreduced retirement age:

		Earliest	Expected	Estimated
		Unreduced	Years of	Annual
Name	Plan Name	Retirement Age	Payments	Benefit

Schnieders	Pension Plan	65	18.4	$64,051
	SERP	60.250	25.5	1,971,147
Spitler	Pension Plan	65	18.4	58,207
	SERP	60	25.7	1,073,447
DeLaney	Pension Plan	65	18.4	47,263
	SERP	60.417	25.4	381,448
Pulliam	Pension Plan	65	18.4	51,160
	SERP	60	25.7	901,883
Carrig	Pension Plan	65	18.4	32,250
	SERP	61	24.9	413,538

In addition to the above, the named executive officers are entitled to a temporary social security bridge benefit commencing at their earliest unreduced retirement age until the earlier of death or age 62. The amount of this monthly benefit for each named executive officer, based on the SERP early retirement assumptions above, is $1,694 for Mr. Schnieders, $1,694 for Mr. Spitler, $1,625 for Mr. DeLaney, $1,625 for Mr. Pulliam and $1,554 for Mr. Carrig.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 29,000 eligible employees as of the end of fiscal 2008. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with SYSCO or a subsidiary. This accrued benefit is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65 (the plan’s normal retirement age) and with payments guaranteed for five years. If the participant remains with SYSCO until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first 5 years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service. At the end of fiscal 2008, Messrs. Schnieders and Spitler met the age and service requirements to be eligible for early retirement.

Benefits provided under the pension plan are based on compensation up to a limit, which is $230,000 for calendar year 2008, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $185,000 for calendar year 2008, under the Internal Revenue Code.

Elements Included in Benefit Formula — Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service — Generally we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the named executive officers only on their service while eligible for participation in the plan.

Benefit Payment Options — Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

Supplemental Executive Retirement Plan

We offer the SERP to approximately 175 eligible executives to provide for retirement benefits beyond the amounts available under SYSCO’s various broad-based US and Canadian pension plans. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of SYSCO and is not qualified for tax purposes. As of the end of fiscal 2008, the SERP was designed to provide, in combination with other retirement benefits, 50% of final average compensation, as defined in the SERP, for the highest five of the last 10 fiscal years prior to retirement, provided an executive has at least 20 years of SYSCO service, including service with an acquired company, and is 100% vested. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer-provided benefits from SYSCO’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for service less than 20 years. Employees are generally not eligible for benefits if they leave the company prior to age 55. See “Amended and Restated SERP,” below, for a discussion of changes in the SERP design.

Vesting in the SERP is based upon age, MIP participation service and SYSCO service. Executives are 50% vested when they reach the earlier of age 60 with 10 years of SYSCO service or age 55 with 15 years of MIP participation service. The vesting percentage increases with additional years of age and/or participation service. An executive with at least 20 years of SYSCO service can retire with unreduced benefits when 100% vested. The executive generally becomes 100% vested on the earliest of:

•	age 65 if he has at least 10 years of SYSCO service;
•	age 55 with at least 15 years of MIP service, but only if the sum of his age and MIP service is equal to or exceeds 80; and
•	age 62 with at least 25 years of SYSCO service and at least 15 years of MIP service.

Upon the occurrence of a change of control, each named executive officer will become 100% vested in his accumulated and all future accumulated benefit under the SERP. The executive will also be 100% vested in any SERP benefit that accrues after the date of the change of control.

At the end of fiscal 2008, none of the named executives except Mr. Schnieders had attained eligibility for unreduced early retirement, or were 100% vested. Mr. Schnieders is eligible for unreduced early retirement because he is at least age 55, has at least 15 years of MIP participation and the sum of his age and MIP service exceeds 80. The Executive Severance Agreement with Mr. Spitler requires forfeiture of his SERP benefits upon his voluntary resignation or retirement prior to age 60. Messrs. DeLaney, Pulliam and Carrig are not currently eligible for early retirement.

We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple.

We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula — Compensation generally includes base pay, Management Incentive Plan bonus, limited to 150% of the annual rate of base salary for fiscal 2009 and later years, and for fiscal 2007 only, the supplemental performance bonus. See also “— Minimum Benefits” below.

Minimum Benefits — Due to changes in the SERP adopted in March 2006, certain executives have protected minimum benefits based on prior plan provisions. The protected benefit includes vesting provisions that are generally less generous, and a compensation definition that includes as an additional component, for years prior to fiscal 2006, stock matches under the 2005 Management Incentive Plan and predecessor plans, but excludes the supplemental performance bonus for fiscal 2007. Messrs. Schnieders and Spitler are protected participants, although for the 2008 fiscal year the protected benefit was lower than the normal calculation.

Funding Status — SYSCO’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and is maintained as a book reserve account. In the event of SYSCO’s bankruptcy or insolvency, however, the life insurance and any other assets held by the rabbi trust become subject to the claims of SYSCO’s general creditors.

Policy with Regard to Extra Years of Credited Service — Generally, SYSCO does not award extra years of credited service under the SERP. However, in certain cases, the company may award extra service, MIP service and/or age to accelerate vesting. As of the date of this proxy statement, none of the named executive officers have been awarded additional credited service, MIP service and/or age credit for any purpose under the SERP. Under Mr. Spitler’s severance agreement, if he is terminated by

SYSCO without cause or if he terminates his employment for good reason prior to age 60, under the SERP he is treated as if he retired at age 60 for vesting purposes.

Lump Sum Availability — Retirement benefits may not be paid as a lump sum.

Monthly Payment Limit — The SERP benefit, other than a protected benefit, cannot exceed the participant’s vested percentage multiplied by the “limit” in effect during the fiscal year of his retirement. The monthly limit for participants retiring in fiscal year 2008 is $178,537. Each subsequent fiscal year, the limit will be adjusted for inflation.

Delay of Distributions to Named Executives — Distributions to a named executive for reasons other than death or disability will be delayed for six months after his separation date as required under Section 409A of the Internal Revenue Code.

Amended and Restated SERP — On May 14, 2008, the Board of Directors, upon recommendation of the Compensation Committee, adopted the Seventh Amended and Restated Sysco Corporation Supplemental Executive Retirement Plan, or revised SERP. The revised SERP was effective June 28, 2008 and replaced the Sixth Amended and Restated Sysco Corporation Supplemental Executive Retirement Plan. With respect to the compensation of SYSCO’s current corporate officers, including the named executive officers, the revised SERP is similar to the prior SERP in all material respects, except as described below.

As discussed above, the prior SERP benefit payable to a participant was targeted as a monthly benefit approximately equal to 50% of the participant’s average pay, as adjusted. While the targeted monthly benefit approximately equal to 50% of the participant’s average pay remains unchanged, the definition of average pay has changed. Where average pay was calculated under the prior SERP based on the five fiscal years, which need not be successive, in which the participant earned the highest eligible earnings during the last ten fiscal years preceding the fiscal year his service with SYSCO ends, under the revised SERP, average pay for years beginning with fiscal 2009 will equal the monthly average of a participant’s eligible earnings for the last ten fiscal years preceding the fiscal year his service with SYSCO ends, or the date he ceases to be covered under the SERP, if earlier. With respect to a participant’s accrued benefit as of June 28, 2008, as discussed below, however, average pay continues to be defined in the revised SERP as it was under the prior SERP.

Eligible earnings refers to compensation recognized for SERP purposes. As discussed above, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings will be capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009 are not affected by this plan change. The capped definition of eligible earnings for fiscal years after fiscal 2008, as described above, will be used in all benefit calculations, including protected benefits of a protected participant.

Based on these changes, a SYSCO corporate officer who is not a protected participant when his SYSCO service ends at some future date will receive a revised SERP benefit based on the greater of:

•	The benefit determined as of that future date under the new provisions described above, or

•	The accrued benefit determined as of June 28, 2008 under the provisions of the prior SERP, but with vesting and eligibility for immediate benefit payments determined as of that future date. Other components used in this June 28, 2008 accrued benefit calculation will be frozen as of June 28, 2008, as follows:

◦	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten fiscal year period ending June 28, 2008;

◦	full years of service, including pre-acquisition service, as of June 28, 2008; and

◦	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of that future date.

For a protected participant, his future benefit will be the greatest of the benefits determined under four calculations using each of the regular and protected participant benefit formulas under both the revised SERP and frozen June 28, 2008 rules discussed above.

Under the revised SERP, SYSCO now has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause” (such as termination for fraud or embezzlement), but who after his termination was discovered by the Compensation Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” The revised SERP also contains enhanced forfeiture for competition grounds, including, without limitation, the extension of the non-competition covenants from five years after termination of employment to the entire remaining period while any SERP benefits are to be paid.

Executive Deferred Compensation Plan

The following table provides information regarding executive contributions and related company matches, earnings and account balances for each of the named executive officers in the EDCP. No named executive officer made any withdrawals or received any distributions during fiscal 2008.

				Aggregate
	Executive	Registrant	Aggregate	Balance at
	Contributions in	Contributions in	Earnings	June 28,
Name	Fiscal 2008 ($)(1)	Fiscal 2008 ($)(2)	in Fiscal 2008 ($)(3)	2008($)(4)

Schnieders	$772,680	$115,902	$539,044	$8,913,170
Spitler	960,096	72,007	370,723	6,551,762
DeLaney	387,984	58,198	30,906	906,851
Pulliam	368,256	55,238	171,185	2,972,296
Carrig	703,632	52,772	185,457	3,518,507

(1)	All amounts shown represent deferrals of a portion of the MIP bonus paid in August 2008. These amounts are contained in the fiscal 2008 disclosure under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, as more specifically described in footnote 3 to the Table.

(2)	As discussed below, SYSCO matches a portion of the MIP bonus deferred by an executive. All amounts shown represent the SYSCO matches on the executives’ deferrals of a portion of the MIP bonus paid in August 2008. These amounts are contained in the fiscal 2008 disclosure under the “All Other Compensation” column of the Summary Compensation Table, as more specifically described in footnote 5 to the Table.

(3)	The above-market interest portion of these amounts is included in the fiscal 2008 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, in the following amounts: $93,133 for Mr. Schnieders, $64,053 for Mr. Spitler, $5,340 for Mr. DeLaney, $29,577 for Mr. Pulliam and $32,043 for Mr. Carrig.

(4)	As discussed below, SYSCO matches a portion of the MIP bonus deferred by an executive. We credit the executive’s account with the amount of any match as of July 1 of each year with respect to bonuses paid during the following August. The aggregate balance at June 28, 2008 shown above includes amounts deferred by the executives during fiscal 2008 and the matching credits that were credited to the named executive officers’ accounts on July 1, 2008, as more specifically discussed in footnotes 1 and 2 above. Amounts shown include certain amounts disclosed in the Summary Compensation Table with respect to fiscal 2007, including amounts deferred, SYSCO matches on deferrals and above-market interest. Footnote 3 to the Summary Compensation Table discloses the fiscal 2007 bonus amounts deferred by each of Messrs. Schnieders, Spitler and Pulliam. Footnote 5 to the Summary Compensation Table discloses the matching amounts credited with respect to fiscal 2007 bonus deferrals for each of Messrs. Schnieders, Spitler and Pulliam. Footnote 4 to the Summary Compensation Table discloses the above-market interest earned in fiscal 2007 with respect to amounts deferred by each of Messrs. Schnieders, Spitler and Pulliam.

SYSCO maintains the EDCP to provide certain executives, including the named executives, the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the Compensation Committee. See “Amended and Restated EDCP,” below, for a discussion of changes in the EDCP design.

Eligibility — All SYSCO executives who are participants in the MIP, excluding those whose income is subject to Canadian income tax, are eligible to participate. However, the Compensation Committee has the right to establish additional eligibility requirements and may exclude an otherwise eligible executive from participation.

Executive Deferrals and SYSCO Matching Credit — Executives may defer up to 40% of their cash bonuses under the MIP, and for years prior to fiscal 2009 only, their supplemental performance bonuses, referred to in the aggregate as “bonus,” and up to 100% of salary. SYSCO does not match salary deferrals under the EDCP. SYSCO provides matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The Committee may authorize additional discretionary company contributions, although it did not authorize any in fiscal 2008.

Investment Options— An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. The returns for these options of varying risk/reward ranged from -17.3% to 7.71% for the year ended June 28, 2008.

Prior to fiscal 2009, pursuant to the Fifth Amended and Restated Executive Deferred Compensation Plan, or revised EDCP, discussed below, the portion of an executive’s account attributable to SYSCO matches was invested in the Moody’s + 1% option. For a given calendar year, the Moody’s + 1% option provides an annual return equal to the Moody’s Average Corporate Bond Yield for the higher of the six or twelve-month period ending on the preceding October 31, plus 1%. The Moody’s + 1% return was 7.1917% for calendar year 2007 and 7.1950% for calendar year 2008.

Vesting — An executive is always 100% vested in his or her deferrals, but is at risk of forfeiting the deemed investment return on the deferrals for cause or competing against SYSCO in certain instances. Each SYSCO match and the associated deemed investment return will be 100% vested at the earliest to occur of:

•	the tenth anniversary of the crediting date of the match,
•	the executive’s 60th birthday,
•	the executive’s death,
•	the executive’s disability, or
•	a specified change of control.

Any matches and associated investment returns not otherwise fully vested under one of the above provisions may vest under an alternative schedule when the executive is at least age 55 and has at least 15 years of MIP participation service. Vesting under this alternative schedule is based on the sum of the executive’s age and years of MIP participation service, as follows:

Sum	Vested%	Sum	Vested%	Sum	Vested%

Under 70	0%	73	65%	77	85%
70	50%	74	70%	78	90%
71	55%	75	75%	79	95%
72	60%	76	80%	80	100%

The Committee has the discretion to accelerate vesting when it determines specific situations warrant such action. Executives may forfeit vested amounts, other than salary deferrals, as described under “Forfeiture for Cause or Competition” below.

In-Service Distribution Elections and Hardship Withdrawals — Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by SYSCO unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency. An executive may make separate in-service distribution elections with respect to a given year’s salary deferral and bonus deferral, concurrent with that year’s deferral election. None of the named executives has made an in-service distribution election through fiscal 2008.

Distribution Events — We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions Following a Separation Event Other than Disability, Death or Retirement — If the executive’s employment with SYSCO ends for any reason other than disability, death or retirement prior to January 1, 2009, we will distribute the vested balance of the executive’s account to him in a lump sum, and he will forfeit the nonvested portion. However, Messrs. Schnieders and Spitler have entered into severance agreements that provide for 100% vesting if we terminate the executive without cause or the executive terminates for good reason. See “Executive Severance Agreements” below. Distributions after January 1, 2009 are discussed at “Approval of Fifth Amended and Restated EDCP,” below.

Distributions Following Disability, Death or Retirement Prior to January 1, 2009 — An executive may elect the form of payment of his vested account balance for each of the following separation events:

•	disability,

•	death, or

•	retirement, defined as any other separation from service from SYSCO if the executive is at least age 55 with 15 or more years of MIP participation or at least age 60. Distributions after January 1, 2009 are discussed at “Approval of Fifth Amended and Restated EDCP,” below.

An executive may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation in accordance with the tax law requirements of Section 409A of the Internal Revenue Code.

When we pay installments due to death, disability or retirement, we will credit the executive’s vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for the six or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

Delay of Distributions to Named Executives — Distributions to a named executive upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

Forfeiture for Cause or Competition — Any portion of an executive’s account attributable to SYSCO matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. The Committee shall determine if the executive was terminated for cause or violated the applicable non-compete provisions. However, these forfeiture provisions will not apply to an executive whose employment ends during the fiscal year in which a specified change of control occurs or during the next three fiscal years except when the Committee makes a finding of cause and an arbitrator agrees. In addition to these provisions, enhanced forfeiture provisions adopted in May 2008 are discussed under “Approval of Fifth Amended and Restated EDCP” below.

Approval of Fifth Amended and Restated EDCP — On May 14, 2008, the Board of Directors, upon recommendation of the Compensation Committee, adopted the revised EDCP. The revised EDCP was effective July 2, 2008 and replaced the Fourth Amended and Restated SYSCO Corporation Executive Deferred Compensation Plan. With respect to the compensation of SYSCO’s current corporate officers, including the named executive officers, the revised EDCP is similar to the prior EDCP in all material respects, except as described below.

Prior to the EDCP amendments, Moody’s plus 1%, or the “risk free” option, was one of nine available deemed investment options under the EDCP and was the default investment option for participants who failed to make an investment election. In addition, company matches were automatically credited with interest at the Moody’s plus 1% rate, and interest credited during an installment payout period under a fixed payment distribution option available under the EDCP was credited at Moody’s plus 1%.

Beginning as of July 2, 2008, the Moody’s plus 1%, or “risk free,” option and the default investment rate were changed to Moody’s without the addition of the 1%. As a result, the interest rate credited on company matches for fiscal 2009 and later years, and the investment return on salary deferrals after July 1, 2008 and bonus deferrals for fiscal 2009, as well as any transfers from another investment option to the risk free option after July 1, 2008, are based on Moody’s and not Moody’s plus 1%. In addition, for participants whose employment terminates after July 1, 2008, interest credited to the participant’s account during an installment payout period will be Moody’s and not Moody’s plus 1%.

Notwithstanding these amendments, interest will continue to be credited at the Moody’s plus 1% rate on each participant’s accumulated company match account as of July 1, 2008, and on that portion of the participant’s deferral account invested in the Moody’s plus 1% option on July 1, 2008, and not otherwise transferred at a later time. The variable investment option, which allowed a participant to continue to direct the investment of his account during an installment payout period, will not be available for participants who retire after July 1, 2008.

Under the prior EDCP, a participant who terminated employment prior to age 60 or age 55 with 15 years of management incentive plan participation was required to receive a mandatory lump sum payment of his account balance. Effective January 1, 2009, a participant who terminates employment prior to the earlier of age 60, age 55 with 15 years of management incentive plan participation or age 55 with 10 years of service with the company will receive a lump sum. A participant may elect the form of distribution of his account if the participant terminates employment after the earlier of age 60, age 55 with 15 years of management incentive plan participation, or age 55 with 10 years of service with the company.

The revised EDCP provides that, beginning in fiscal 2009, bonuses payable under the 2006 Supplemental Performance Based Bonus Plan or any similar arrangement, including the 2009 supplemental bonus agreements discussed above, may no longer be deferred under the EDCP and as a result are no longer eligible for the company match.

The revised EDCP provides that the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if after a participant terminates employment for a reason other than for “cause,” the Compensation Committee determines that the participant engaged in conduct that would have resulted in his discharge for “cause.” In addition, the revised EDCP also provides that the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if a participant discloses trade secrets or confidential information to a competitor.

Executive Severance Agreements

We maintain Executive Severance Agreements with each of Messrs. Schnieders and Spitler. These agreements are identical in all material respects, except as indicated below. A description of potential payments to Messrs. Schnieders and Spitler under the agreements is included under “Quantification of Termination/Change in Control Payments.”

Definition of Good Reason — The severance agreements provide that if the executive terminates his employment for any of the following reasons, he will have terminated his employment for “good reason,” unless we remedied the underlying circumstances within 15 days of our receipt of notice of “good reason,” as follows:

•	SYSCO demotes the executive to a lesser position;
•	SYSCO assigns duties to him which are materially inconsistent with his position or materially reduces the executive’s duties, responsibilities or authority;
•	SYSCO materially reduces the executive’s base salary, unless SYSCO also comparably reduces the base salaries of other executives who are parties to similar agreements; or
•	SYSCO relocates the executive’s principal place of business outside of the Houston, Texas metropolitan area without the executive’s consent.

Obligations Upon Termination — If the executive terminates his employment for good reason or if we terminate him for any reason other than for cause, death or permanent disability, we will pay his base salary through the date of termination. If the executive signs a release in substantially the form prescribed in the agreement, starting 30 days after we receive the signed release or the date the executive’s employment terminates, whichever is later, we will pay to the executive a monthly payment for 24 months equal to the sum of:

•	executive’s monthly base salary in effect on the date of termination, before any elective deferrals under any SYSCO plans;
•	an amount equal to 1/12 of the average annual bonus paid to the executive under any SYSCO management incentive plan, before any elective deferrals, for the most recent five fiscal years ended prior to the date of termination; and
•	an amount equal to the monthly cost to the executive for continued coverage under SYSCO’s group health benefit insurance plans under Section 4980B of the Internal Revenue Code of 1986, also known as COBRA, regardless of whether the executive elects to be covered by COBRA.

We will pay the amounts described above in lieu of any other amount of severance relating to salary or bonus continuation that the executive may be entitled to receive from us, except for any benefits under the SERP and the EDCP. Upon the later to occur of 30 days after we have received the signed release and 90 days after the end of the fiscal year during which the employment termination occurred, we will pay to the executive a fraction of the bonus he would have earned for that fiscal year under the MIP had he not been terminated, as determined by us in our sole discretion. The numerator of this fraction will be the number of days in the fiscal year prior to the termination date, and the denominator will be 365. However, in the event the executive terminates other than for disability or death, and the executive is a “specified employee” under Section 409A of the Internal Revenue Code, we will delay the executive’s payments until the date that is after six months from the date of his termination from employment, all in compliance with Section 409A.

SERP and EDCP Benefits Prior to Age 60 — With respect to the SERP and EDCP, if Mr. Spitler terminates his employment for good reason or if we terminate him for any reason other than for cause, death or permanent disability, in any case before he reaches 60 years of age, then:

•	for purposes of vesting under the SERP, he will be entitled to benefits under the SERP as if he were 60 years of age at the date of termination; and
•	the unvested portion of his account in the EDCP will automatically vest, and we will pay the EDCP benefits to him in accordance with the form of payment elected by Mr. Spitler under the EDCP, commencing within 60 days after we receive his signed liability release.

Because he has reached age 60, these provisions do not apply to Mr. Schnieders.

Non-Compete and Non-Disparagement Commitment— Each executive agrees to certain non-compete and non-disparagement provisions in his agreement. The executive will forfeit all the amounts listed above if, at any time within the two years following the date of termination, the executive, without our prior written consent directly or indirectly owns or participates in, or is employed or paid by, a business which competes or at any time did compete with SYSCO in a specified trade area, and if the executive continues to be so engaged 60 days after receiving written notice of the committee’s finding.

Tax Gross-Up Payments — We will make additional payments to an executive if an excise tax arises under Section 4999 of the Internal Revenue Code as a result of the IRS treating any payment or acceleration right under the severance agreement or any other agreement or arrangement to which we and the executive are parties or to which we are a party and the executive is a beneficiary, as contingent upon a change of control pursuant to Section 280G of the Code. The payments we will make will include the excise taxes payable by the executive, as well as any additional excise taxes, federal and state income taxes and employment taxes imposed by the IRS on our payment of the amount of the excise tax. The net effect of this will be to place the executive in the same after-tax position, so that the executive receives the same after-tax benefits he would have received, if the excise tax had not been imposed. We will make these payments either directly to the executive in cash or to the appropriate taxing authority on the executive’s behalf for taxes subject to withholding.

Waiver of Cut Back Provisions in SERP and Deferred Compensation Plan — The severance agreement provides for the inapplicability of cutback provisions of the SERP and the EDCP that would reduce amounts payable under those plans by the amount of any payments that can not be deducted for income tax purposes.

Termination for Cause — The severance agreement provides that if we terminate the executive’s employment for any of the following reasons, we will have terminated him for “cause”:

•	his material breach of his duties and responsibilities or of any written policies and directives of SYSCO that is willful or occurs as a result of his gross negligence and which he does not remedy within 15 days after receiving a written notice from SYSCO identifying the manner in which the breach occurred;
•	his committing any felony or misdemeanor involving willful misconduct, not including minor violations such as traffic offenses, if his action damages SYSCO’s property, business or reputation, as determined in good faith by our board of directors;
•	his engaging in a fraudulent or dishonest act, as determined in good faith by our board;
•	his engaging in habitual insobriety or the use of illegal drugs or substances; or
•	his breach of his fiduciary duties to SYSCO, as determined in good faith by our board.

SYSCO must notify the executive of any event that would constitute termination for cause under the agreement within 90 days after SYSCO becomes aware of the event; otherwise, the termination will not be considered for cause under the severance agreement. If we terminate the executive for cause, we will pay the executive’s base salary through the date of termination but will have no obligation to make any severance payments or provide any severance benefits under the severance agreement. If the executive signs a release substantially in a form prescribed in the agreement, within 30 days after we receive the signed release, we will also pay to the executive any unpaid bonuses earned in a fiscal year ended prior to the date of termination, accrued but unused vacation time, and any unreimbursed business expenses owed under SYSCO’s expense reimbursement policies.

Resignation without Good Reason — If the executive voluntarily resigns from his employment without good reason, we will pay the executive’s salary through the effective date of the resignation. We will have no obligation to make any severance payments or provide any severance benefits to the executive. Furthermore, if Mr. Spitler resigns without good reason prior to reaching age 60, pursuant to the terms of his severance agreement, he will forfeit all benefits under the SERP.

Death or Permanent Disability — If the executive’s employment terminates because of death or permanent disability this will not be considered a resignation. The executive’s employment terminates automatically upon his death. We will pay the executive’s salary through the date of death but we will have no obligation to make any severance payments or provide any severance benefits under the severance agreement. The severance agreement defines permanent disability as the failure of the executive to perform his duties to SYSCO on a full-time basis as a result of incapacity due to mental or physical illness, but only if the incapacity results in the executive being eligible for and entitled to receive disability payments under a disability income insurance plan for which we pay for coverage. If such a disability occurs, we may give written notice to the executive that we intend to terminate his employment, and if we do so, the executive’s employment will terminate on the day specified in the notice, which date will be no less than 15 and no more than 60 days after giving the notice. If we terminate the executive’s employment because of permanent disability, we will have no obligation to make any severance payments or provide any severance benefits under the severance agreement but we will pay the executive’s base salary through the date of his termination.

Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the named executive officers in the event of specified terminations of their employment or upon a change in control of SYSCO. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the table below assume that the event that triggered the payment occurred on June 28, 2008. In addition to the amounts shown, within 30 days after we receive the signed release in the required form from Messrs. Schnieders and Spitler, who are parties to severance agreements, following any termination, we will also pay to Mr. Schnieders and Mr. Spitler any unpaid bonuses earned in a fiscal year ended prior to the date of termination. The executive would have been entitled to these amounts if the termination event had not occurred. However, the requirement to sign a release does not apply in the event of a change in control without termination. We have summarized the terms of the severance agreements under “Executive Severance Agreements” above. All amounts shown represent total payments, except as otherwise noted. We would time the payment of all amounts shown in compliance with Section 409A of the Internal Revenue Code.

RICHARD J. SCHNIEDERS

	Compensation Components
		Payments	Payments			Acceleration
		and Benefits	and Benefits			and Other
	Severance	Under	Under		280G Tax	Benefits from	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Stock Options	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	(6)	(7)	Other(8)

Retirement	$—	$4,561,719	$23,018,395	$7,840,000	$—	$—	$—	$64,324
Death	—	4,561,719	23,315,789	3,904,285	—	—	1,200,000	64,324
Disability	—	4,561,719	23,018,395	7,840,000	—	—	1,809,673	64,324
Voluntary Resignation	—	4,561,719	23,018,395	7,840,000	—	—	—	—
Termination for Cause	—	—	—	—	—		—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason(9)	5,866,254	4,561,719	23,018,395	7,840,000	—	—	—	64,324
Change in Control w/o Termination	—	4,561,719	—	11,760,000	4,228,031	807,245	—	—
Termination w/o Cause following a Change in Control	5,866,254	4,561,719	24,451,742	11,760,000	6,912,136	807,245	—	64,324

KENNETH F. SPITLER

	Compensation Components
		Payments	Payments			Acceleration
		and Benefits	and Benefits			and Other
	Severance	Under	Under		280G Tax	Benefits from	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Stock Options	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	(6)	(7)	Other(8)

Retirement	$—	$2,649,444	$—	$1,942,500	$—	$—	$—	$52,209
Death	—	2,649,444	12,933,487	764,435	—	—	1,200,000	52,209
Disability	—	2,649,444	12,773,946	1,942,500	—	—	2,184,974	52,209
Voluntary Resignation	—	2,649,444	—	1,942,500	—	—	—	—
Termination for Cause	—	—	—	—	—		—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason(9)	3,523,386	2,649,444	12,773,946	1,942,500	—	—	—	52,209
Change in Control w/o Termination	—	2,649,444	—	2,913,750	910,008	427,206	—	—
Termination w/o Cause following a Change in Control	3,523,386	2,649,444	13,638,284	2,913,750	2,514,071	427,206	—	52,209

WILLIAM J. DELANEY

	Compensation Components
		Payments	Payments			Acceleration
		and Benefits	and Benefits			and Other
	Severance	Under	Under		280G Tax	Benefits from	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Stock Options	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	(6)	(7)	Other(8)

Retirement	$—	$39,776	$—	$516,250	$—	$—	$—	$35,055
Death	—	181,804	2,678,855	202,684	—	—	1,200,000	35,055
Disability	—	181,804	—	516,250	—	—	4,011,758	35,055
Voluntary Resignation	—	39,776	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—		—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason(9)	—	39,776	—	516,250	—	—	—	35,055
Change in Control w/o Termination	—	181,804	—	774,375	—	382,635	—	—
Termination w/o Cause following a Change in Control	—	181,804	1,644,442	774,375	—	382,635	—	35,055

LARRY G. PULLIAM

	Compensation Components
		Payments	Payments			Acceleration
		and Benefits	and Benefits		280G Tax	and Other
	Severance	Under	Under		Gross-Up	Benefits from	Insurance
	Payment	EDCP	SERP	CPU	Payments	Stock Options	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	(5)	(6)	(7)	Other(8)

Retirement	$—	$452,077	$—	$787,500	$—	$—	$—	$38,093
Death	—	1,261,952	3,161,033	383,349	—	—	1,200,000	38,093
Disability	—	1,261,952	—	787,500	—	—	4,000,872	38,093
Voluntary Resignation	—	452,077	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—		—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason(9)	—	452,077	—	787,500	—	—	—	38,093
Change in Control w/o Termination	—	1,261,952	—	1,181,250	—	391,226	—	—
Termination w/o Cause following a Change in Control	—	1,261,952	4,027,995	1,181,250	—	391,226	—	38,093

KENNETH J. CARRIG

	Compensation Components
		Payments	Payments			Acceleration
		and Benefits	and Benefits		280G Tax	and Other
	Severance	Under	Under		Gross-Up	Benefits from	Insurance
	Payment	EDCP	SERP	CPU	Payments	Stock Options	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	(5)	(6)	(7)	Other(8)

Retirement	$—	$493,093	$—	$787,500	$—	$—	$—	$26,555
Death	—	1,253,024	2,964,509	383,349	—	—	1,200,000	26,555
Disability	—	1,253,024	—	787,500	—	—	4,321,211	26,555
Voluntary Resignation	—	493,093	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—		—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason(9)	—	493,093	—	787,500	—	—	—	26,555
Change in Control w/o Termination	—	1,253,024	—	1,181,250	—	362,441	—	—
Termination w/o Cause following a Change in Control	—	1,253,024	1,659,783	1,181,250	—	362,441	—	26,555

(1)	For Messrs. Schnieders and Spitler, severance payments shown are the present value of 24 monthly payments, calculated using an annual discount rate of 2.48%. See “Executive Severance Agreements” above for a discussion of the calculation and payout of executive severance payments, including the requirement that payments are subject to execution of a release.

(2)	See “Non-qualified Deferred Compensation” above for a discussion of the calculation of benefits and payout options under the EDCP. For distributions following disability, death or retirement, the named executives can elect to receive distributions in a lump sum or in annual or quarterly installments over a specified period of up to 20 years. The amounts disclosed reflect the vested value of the company match on elective deferrals, as well as investment earnings on both deferrals and vested company match amounts; these amounts do not include salary and bonus deferrals.

•	Mr. Schnieders has elected to receive a lump sum distribution in the event of disability, and annual installments over 5 years following death or retirement.
•	Upon his retirement, or in the event of his death or disability, Mr. Spitler has elected to receive a lump sum distribution of $750,000, with the remaining balance paid in quarterly installments over 10 years.
•	Mr. DeLaney has elected to receive annual installments over 5 years in the event of his disability, death or retirement.
•	Mr. Pulliam has elected to receive annual installments over 10 years following retirement, quarterly installments over 15 years in the event of disability, and quarterly installments over 10 years following death.
•	Mr. Carrig has elected to receive a lump sum distribution upon his retirement or in the event of his disability and quarterly installments over 10 years in the event of his death.

(3)	All amounts shown are present values of eligible benefits as of June 28, 2008, calculated using an annual discount rate of 7.03%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. Following are specific notes regarding benefits payable to each of the named executive officers:

•	For vesting purposes, Mr. Spitler was assumed to have completed a full year of MIP participation for the last anniversary of service from July 1, 2007 through June 28, 2008, although the anniversary of his MIP participation did not occur until July 1, 2008.

•	Retirement, Voluntary Resignation, and Termination for Cause — Pursuant to Section 2(b) of his executive severance agreement, if Mr. Spitler resigns as an employee without Good Reason prior to reaching age 60, he shall forfeit all benefits under the SERP. For purposes of this disclosure, Retirement, voluntary resignation, and termination for cause are deemed to be termination without Good Reason. The amount shown for Mr. Schnieders reflects 338 monthly payments of $158,587 plus 21 monthly payments of $1,694 attributable to the PIA Supplement. Benefits are forfeited upon termination for cause.

•	Death — Because Mr. Schnieders and Mr. Spitler have reached age 55, their death benefits would be paid on a monthly basis. The other named executive officers’ death benefits would be paid on an annual basis. The amounts shown reflect payments as follows:

	Estimated # of	Amount of	Payment
	Payments	Payment	Frequency

Schnieders	356	$158,128	Monthly
Spitler	327	90,531	Monthly
DeLaney	10	356,851	Annual
Pulliam	10	421,082	Annual
Carrig	10	394,903	Annual

•	Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control — The amounts shown reflect the following monthly payments plus the amounts shown below attributable to the monthly PIA supplement, which is paid only until the executive reaches age 62.

				Involuntary Termination Without
				Cause, or Resignation for Good			Termination without Cause following
	Disability			Reason			a Change in Control
			Monthly			Monthly			Monthly
			PIA			PIA			PIA
	# of	Monthly	Supplement	# of	Monthly	Supplement	# of	Monthly	Supplement
	Monthly	Payment	(Until	Monthly	Payment	(Until	Monthly	Payment	(Until
Name	Payments	Amounts	Age 62)	Payments	Amounts	Age 62)	Payments	Amounts	Age 62)

Schnieders	338	$158,587	$1,694	338	$158,587	$1,694	338	$168,476	$1,694
Spitler	326	88,703	1,694	326	88,703	1,694	326	94,729	1,694
DeLaney	—	—	—	—	—	—	253	29,722	—
Pulliam	—	—	—	—	—	—	247	73,176	—
Carrig	—	—	—	—	—	—	258	32,994	—

•	Change in Control without Termination — Benefit payments are not triggered.

(4)	See “2004 Cash Performance Unit Plan” above for a discussion of the CPUs. The amounts shown include payment of awards made on September 7, 2006 and September 18, 2007. For purposes of this disclosure, and as defined in the plan, we have assumed the following levels of performance:

•	Retirement, Disability, Termination for Good Reason, and Voluntary Resignation (where applicable) — Amounts reflect the target award value of awards pursuant to the fiscal 2007-2009 and fiscal 2008-2010 performance cycles. Mr. Schnieders and Mr. Spitler are eligible for retirement under the company’s normal policies and, therefore, the amounts shown for each of them in a voluntary resignation situation treat such resignation as a retirement for purposes of payment on the CPUs.

•	Death — Amounts reflect the target award value of awards pursuant to the fiscal 2007-2009 and 2008-2010 performance cycles, pro-rated for the portion of each performance cycle completed at the time of death. The pro-rata factors used are 66.6% for the fiscal 2007-2009 performance cycle and 33.0% for the 2008-2010 performance cycle.

•	Change in Control — Amounts are based on the maximum award value (150% of target) of awards pursuant to the fiscal 2007-2009 and fiscal 2008-2010 performance cycles.

(5)	The amounts shown represent the amounts we would pay pursuant to the severance agreements with Mr. Schnieders and Mr. Spitler in connection with excise taxes under Sections 280G and 4999 of the Code following or in connection with a change in control.

(6)	The amounts shown represent the difference between the exercise price of the accelerated options and the closing price of SYSCO common stock on the New York Stock Exchange on June 27, 2008, the last business day of our 2008 fiscal year. See the text following the “Option Awards” table for a discussion of the events causing an acceleration of outstanding options. Assumes accelerated vesting of all stock options, as well as the removal of any transfer restrictions and forfeiture provisions on shares issued in association with awards under the 2005 Management Incentive Plan.

(7)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage, including disability income coverage, and long-term care insurance. In the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $150,000. An additional benefit is paid in the case of MIP-eligible employees in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. In the event of disability, a monthly Long-Term Disability benefit of $25,000 is payable to age 65, following a 180-day elimination period.

(8)	Includes retiree medical benefits and the payment of accrued but unused vacation.

(9)	The severance agreement with Mr. Spitler provides that if we terminate him without cause or he terminates his employment for good reason, prior to his reaching the age of 60, the unvested portion of his EDCP account will automatically vest, and we will pay these benefits to him in a single payment within 60 days after we receive his signed liability release. Amounts shown for Mr. Spitler reflect this acceleration.

DIRECTOR COMPENSATION

Fees

We currently pay non-employee directors who serve as committee chairpersons $85,000 per year and all other non-employee directors $70,000 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments. Directors are encouraged to have their spouses accompany them to dinners and other functions held in connection with board meetings, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions. Reimbursement for non-employee director travel may include reimbursement of amounts paid in connection with travel on private aircraft excluding maintenance and ownership interests.

In addition to the annual retainer, non-employee directors receive the following fees for attendance at meetings:

•	For committee meetings held in conjunction with regular Board meetings, committee chairmen who attend in person, or who participate by telephone because of illness or the inability to travel, will receive $1,750 and committee members who attend in person, or who participate by telephone because of illness or the inability to travel, will receive $1,500;
•	For special committee meetings not held in conjunction with regular Board meetings, committee chairmen who attend in person or who participate by telephone will receive $1,750 and committee members who attend in person or who participate by telephone will receive $1,500; and
•	For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,500.

Non-employee directors also receive discounts on products carried by the company and its subsidiaries comparable to the discounts offered to all company employees.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer and meeting attendance fees under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred in fiscal 2008. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

2005 Non-Employee Directors Stock Plan

As of September 22, 2008, the non-employee directors held options and shares of restricted stock that were issued under the Amended and Restated 2005 Non-Employee Directors Stock Plan, the Non-Employee Directors Stock Plan, as amended and restated, and the Amended and Restated Non-Employee Directors Stock Option Plan. We may not make any additional grants under the Non-Employee Directors Stock Plan or the Amended and Restated Non-Employee Directors Stock Option Plan, and we may not make any additional grants under the 2005 Non-Employee Directors Stock Plan after November 11, 2010. Since we may only make grants under the 2005 Non-Employee Directors Stock Plan, the description below relates only to such plan.

Options

The 2005 Non-Employee Directors Stock Plan gives discretion to the Board to determine the size and timing of all option grants under the plan, as well as the specific terms and conditions of all options, but specifies that directors may not exercise an option more than seven years after the grant date and that no more than one-third of the options contained in any grant may vest per year for the first three years following the grant date. All options currently outstanding under the plan have seven year terms and vest ratably over three years on the anniversary of the grant date.

Generally, if a director ceases to serve as a director of SYSCO, he or she will forfeit all the options he or she holds, whether or not those options are exercisable. However, if the director leaves the Board after serving out his or her term, or at any time after reaching age 71, his or her options will remain in effect and continue to vest and become exercisable and expire as if the director had remained a director of SYSCO. All unvested options will automatically vest upon the director’s death, and the director’s estate may exercise the options at any time within three years after the director’s death, but no later than the option’s original termination date.

Election to Receive a Portion of the Annual Retainer in Common Stock

Instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 50% of his or her annual retainer fee, in 10% increments, in common stock. If a director makes this election, on the date we make each quarterly payment of the director’s annual retainer fee we will credit the director’s stock account with:

•	The number of shares of SYSCO common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the last closing price of the common stock on the first business day prior to that date; we call these shares elected shares; and
•	50% of the number of elected shares we credited to the director’s account; we call these extra shares additional shares.

The elected shares and additional shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year. The director may not transfer the additional shares, however, until two years after we issue them, provided that certain events will cause this transfer restriction to lapse.

The two year transfer restriction on additional shares will lapse if:

•	the director dies;
•	the director leaves the Board:

◦	due to disability;
◦	after having served out his or her full term; or
◦	after reaching age 71; or

•	a change in control, as defined in the plan, occurs.

Restricted Stock and Restricted Stock Units

The plan provides that the Board may grant shares of restricted stock and restricted stock units in the amounts and on such terms as it determines but specifies that no more than one-third of the shares contained in any grant may vest per year for the first three years following the grant date. A restricted stock unit is an award denominated in units whose value is derived from common stock, and which is subject to similar restrictions and possibility of forfeiture as is the restricted stock. All outstanding grants of restricted stock to the non-employee directors vest ratably over three years on the anniversary of the grant date. We have not issued any restricted stock units under the plan.

Generally, if a director ceases to serve as a director of SYSCO, he or she will forfeit all the unvested restricted stock and restricted stock units that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock and restricted stock units will remain in effect and continue to vest as if the director had remained a director of SYSCO. All unvested restricted stock and restricted stock units will automatically vest upon the director’s death. In addition to the plan provisions regarding vesting upon a change in control of SYSCO, the restricted stock grant agreement which governs restricted stock grants made under the plan provides that any unvested portion of a restricted stock award will vest if a person or persons acting together acquire beneficial ownership of at least 20% of outstanding SYSCO common stock.

Change in Control

The plan provides that the unvested portion of the retainer stock award will vest if a specified change in control occurs.

Fiscal 2008 Non-Employee Director Compensation

The following table provides compensation information for fiscal 2008 for each of our non-employee directors who served for any part of the fiscal year:

				Non-Qualified
				Deferred
	Fees Earned or Paid	Stock Awards	Option Awards	Compensation	All Other
Name	in Cash($)(1)	($)(2)(3)	($)(3)(4)	Earnings($)(5)	Compensation($)	Total($)

Cassaday	$105,250	$196,987	$13,013	—	(6)	$315,250
Craven	93,346	175,288	22,954	$1,119	(6)	292,707
Fernandez	83,500	174,970	—	267	(6)	258,737
Golden	76,500	174,970	22,954	13,351	(6)	287,775
Hafner	106,500	188,779	24,086	377	(6)	319,742
Koerber	45,500	135,075	—	—	(6)	180,575
Merrill	96,500	174,970	22,954	12,046	(6)	306,470
Newcomb	89,000	160,005	—	—	(6)	249,005
Sewell	90,000	174,970	22,954	61	(6)	287,985
Tilghman	111,250	184,400	22,954	—	(6)	318,604
Ward	104,000	179,242	22,954	2,780	(6)	308,976

(1)	Includes retainer fees and meeting fees, including any retainer fees for which the non-employee director has elected to receive shares of SYSCO common stock in lieu of cash and fees for the fourth quarter of fiscal 2008 that were paid at the beginning of fiscal 2009. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. Therefore, the amounts shown with respect to elected shares reflect shares issued at the end of calendar 2007 for calendar 2007 service. Dr. Koerber and Ms. Newcomb did not begin electing to receive share of common stock in lieu of cash fees until calendar 2008. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2008 is as follows: Mr. Cassaday — 1,267 shares, Dr. Craven — 1,214 shares, Mr. Fernandez — 1,062 shares, Mr. Golden — 1,062 shares, Mr. Hafner — 1,267 shares, Dr. Koerber — 428, Mr. Merrill — 1,062 shares, Ms. Newcomb — 612 shares, Mrs. Sewell — 1,062 shares, Mr. Tilghman — 1,267 shares and Ms. Ward — 1,267 shares.

(2)	For fiscal 2008, the Board determined that it would grant approximately $160,000 in long-term incentives to each of the non-employee directors. Therefore, on November 11, 2007, The Board granted each of the non-employee directors, except for Dr. Koerber, who did not become a director until January 2008, 4,792 shares of restricted stock valued at $33.39 per share. On February 22, 2008, the Board granted Dr. Koerber 4,510 shares of restricted stock valued at $29.57 per share. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 28, 2008 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” and include amounts from awards issued prior to fiscal 2008 as well as those issued during and with respect to fiscal 2008. See Note 15 of the consolidated financial statements in SYSCO’s Annual Report for the year ended June 28, 2008 regarding assumptions underlying valuation of equity awards.

The amounts in this column also reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 28, 2008 in accordance with Statement of Financial Accounting Standards No. 123R with respect to a 50% stock match for directors who elect to receive a portion of their annual retainer fee in common stock. The value of any “elected” shares is included in the column entitled “Fees Earned or Paid in Cash” as described in footnote (1) above. See “2005 Non-Employee Directors Stock Plan” above for a more detailed description. Although we credit shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. Therefore, the amounts shown with respect to matched shares reflect shares issued at the end of calendar 2007 for calendar 2007 service. Dr. Koerber and Ms. Newcomb did not begin electing to receive share of common stock in lieu of cash fees, and therefore receiving matching shares, until calendar 2008. The number of additional shares actually credited to each non-employee directors’ account during fiscal 2008 is as follows: Mr. Cassaday — 632 shares, Dr. Craven — 606 shares, Mr. Fernandez — 531 shares, Mr. Golden — 531 shares, Mr. Hafner — 632 shares, Dr. Koerber — 213 shares, Mr. Merrill — 531 shares, Ms. Newcomb — 306 shares, Mrs. Sewell — 531 shares, Mr. Tilghman — 632 shares and Ms. Ward — 632 shares.

(3)	The aggregate number of unvested stock awards and options held by each non-employee director as of June 28, 2008 was as follows:

	Aggregate Unvested Stock	Aggregate Options
	Awards Outstanding as of	Outstanding as of
	June 28, 2008	June 28, 2008

Cassaday	11,792	15,000
Craven	7,792	47,000
Fernandez	10,792	3,500
Golden	7,792	63,000
Hafner	9,126	23,000
Koerber	4,510
Merrill	7,792	63,000
Newcomb	10,792	3,500
Sewell	7,792	63,000
Tilghman	10,459	31,000
Ward	7,792	39,000

(4)	None of the non-employee directors received option grants during fiscal 2008. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 28, 2008 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” and include amounts from awards issued during or prior to fiscal 2006. See Note 15 of the consolidated financial statements in SYSCO’s Annual Report for the year ended June 28, 2008 regarding assumptions underlying valuation of equity awards.

(5)	We do not provide a pension plan for the non-employee directors. The amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.

(6)	The total value of all perquisites and personal benefits received by each of the non-employee directors, including reimbursements for spousal airfare and meals associated with certain Board meetings, was less than $10,000.

Mr. Schnieders did not receive any compensation in or for fiscal 2008 for Board service other than the compensation for his services as an executive officer that is disclosed elsewhere in this proxy statement.

Non-Employee Director Compensation Consultant

For the past several years and through the first quarter of fiscal 2009, the Corporate Governance and Nominating Committee has retained Mercer HR Consulting to provide advice regarding non-employee director compensation. At the Corporate Governance and Nominating Committee’s request, Mercer has provided data regarding the amounts and type of compensation paid to non-employee directors at the companies in SYSCO’s peer group, and has also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

Stock Ownership Guidelines

The Corporate Governance Guidelines provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 10,000 shares of SYSCO common stock. All of the current directors beneficially held the requisite number of shares as of September 22, 2008. Stock ownership guidelines applicable to executive officers are described under “Stock Ownership — Stock Ownership Guidelines.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and the independent public accountants regarding SYSCO’s audited consolidated financial statements for the year ending June 28, 2008. Management represented to the Audit Committee that SYSCO’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board. SYSCO’s independent public accountants provided to the Audit Committee the written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and the Audit Committee discussed with the independent public accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SYSCO’s Annual Report on Form 10-K for the year ended June 28, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

  Joseph A. Hafner, Jr.
  Richard G. Merrill
  Nancy S. Newcomb
  Hans-Joachim Koerber
  Richard G. Tilghman, Chairman

Fees Paid to Independent Registered Public Accounting Firm

During fiscal 2008 and 2007, SYSCO incurred the following fees for services performed by Ernst & Young LLP:

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$5,303,283	$4,051,410
Audit-Related Fees(2)	569,021	464,454
Tax Fees(3)	3,458,316	4,130,804
All Other Fees	—	—

(1)	Audit fees in fiscal 2008 included $3,836,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $1,089,538 related to the preparation of audited financial statements for one of the company’s subsidiaries, $218,500 related to comfort letters, consents, and assistance with and review of documents filed with the SEC and $159,245 for consultations regarding various accounting standards. Audit fees in fiscal 2007 included $3,618,514 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting) and $432,896 related to the preparation of audited financial statements for one of the company’s subsidiaries, which has been reclassified from audit-related fees.

(2)	Audit-related fees in fiscal 2008 included $489,526 related to acquisition due diligence, $39,000 for agreed upon procedures related to one of the subsidiaries, $34,000 related to the audit of one of the company’s benefit plans and $6,495 for other audit-related services. Audit-related fees in fiscal 2007 included $387,959 related to acquisition due diligence, $70,000 related to audits of the company’s benefit plans and $6,495 for other audit-related services.

(3)	Tax fees in fiscal 2008 included $2,691,656 related to local, state, provincial and federal income tax return preparation, $515,752 related to various tax examinations, $221,736 related to a transfer pricing study, $25,459 related to a review of certain subsidiary legal structures and $3,713 related to various state tax matters. Tax fees in fiscal 2007 included $2,862,693 related to local, state, provincial and federal income tax return preparation, $1,094,620 related to various tax examinations, $70,773 related to a transfer pricing study, $66,879 related to a review of certain subsidiary legal structures and $35,839 related to various state tax matters.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in fiscal 2007 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2008, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act.

PROPOSAL TO APPROVE MATERIAL TERMS OF, AND COMPENSATION
TO BE PAID TO CERTAIN EXECUTIVE OFFICERS PURSUANT TO,
THE 2008 CASH PERFORMANCE UNIT PLAN
ITEM NO. 2 ON THE PROXY CARD

Upon the recommendation of the Compensation Committee, the Board of Directors has adopted the 2008 Cash Performance Unit Plan (the “2008 Plan”), subject to obtaining the stockholder approval discussed below. The 2008 Plan permits us to pay cash bonuses to certain salaried employees based on the achievement of pre-established performance goals over a performance period of at least three fiscal years. The 2008 Plan is intended to replace the 2004 Cash Performance Unit Plan (the “2004 Plan”), which expires in September 2009. Upon approval of the 2008 Plan, the Board intends to cease making new awards under the 2004 Plan, although any unpaid awards previously granted will continue to be paid out under the terms of the 2004 Plan.

Payment of compensation under the 2008 Plan to the officers subject to Section 162(m) is being submitted to stockholders for approval at the 2008 Annual Meeting so that such compensation will qualify as performance-based for purposes of Section 162(m) of the Code. The 2008 Plan is designed to ensure that any compensation that may be payable under the 2008 Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Code, and therefore is fully deductible by the Company for federal income tax purposes. Section 162(m) of the Code generally denies deductions by an employer for compensation in excess of $1 million per year that is paid to “covered employees.” Covered employees are defined as the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, at the end of the fiscal year. However, performance-based compensation is excluded from the $1 million deduction limit, provided that all of the requirements of Section 162(m) and the regulations promulgated thereunder are satisfied. One of these requirements is that the material terms pursuant to which the compensation is to be paid, including the employees eligible to receive the compensation, a description of the business criteria on which the performance goals are based and the maximum amount of compensation that could be paid to any covered employee, are disclosed to and approved by the stockholders in a separate vote prior to the payment

In light of this requirement, the material terms of, and the payment of compensation to the covered employees under, the 2008 Plan are being submitted to the stockholders for approval at the 2008 Annual Meeting. If stockholders do not approve this proposal, no bonuses will be paid under the 2008 Plan to the covered employees, regardless of whether bonuses would otherwise be earned; however, the Board may or may not adopt another cash plan in which the covered employees may participate.

A copy of the 2008 Plan is attached as Annex A to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the 2008 Plan set forth in the Annex.

Purpose of the 2008 Cash Performance Unit Plan

The purpose of the 2008 Plan is to increase stockholder value and to advance the interests of the Company and its Subsidiaries by providing financial incentives designed to attract, retain and motivate key employees of the Company.

Administration

The Compensation Committee of the Board will administer the 2008 Plan. The Committee is composed entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Section 162(m), and “independent directors” within the meaning of NYSE listing standards and the Company’s Corporate Governance Guidelines.

Eligibility and Participation

Eligibility to participate in the 2008 Plan is limited to full-time, salaried employees of the Company and its subsidiaries. Each year, within 90 days after the beginning of the applicable performance period, the Committee will determine those eligible employees who will participate in the 2008 Plan. Currently, approximately 50,000 employees of the Company and its subsidiaries are within the class eligible for selection to participate in the 2008 Plan. The Committee currently plans to designate all of the Management Incentive Plan as participants in the 2008 Plan, which is currently 174 employees.

Award Determination and Performance Goals

Within the first 90 days of each performance period, the Committee will establish performance goals for that performance period. The Committee may base performance goals on any combination of corporate, subsidiary, division, or business unit performance.

However, with respect to covered employees, the Committee will establish the performance goals from one or more of the following criteria:

•	Increases in Net After-Tax Earnings Per Share,
•	Increases in Operating Pre-Tax Earnings,
•	Sales Growth,
•	Return on Capital Employed,
•	Return on Assets,
•	Market Share,
•	Margin Growth,
•	Return on Equity,
•	Total Shareholder Return,
•	Operating Profit or Improvements in Operating Profit,
•	Improvements in Working Capital,
•	Improvements in the Ratio of Sales to Net Working Capital,
•	Reductions in Inventories, Accounts Receivable or Operating Expenses,
•	Net Earnings,
•	Pre-Tax Earnings,
•	Economic Value Added (defined as net operating profit after taxes minus the product of weighted average cost of capital times adjusted assets, with adjusted assets equal to total assets less intercompany balances less non-interest bearing liabilities plus present value non-cancellable lease agreements), and
•	Comparisons with other Peer Companies or Generally Recognized Industry Groups or Classifications Based on Relative Performance Using One or More of the Above Criteria

Within 90 days after the beginning of each performance period, the Committee, in its sole discretion, will also determine (i) the length of the performance period, which shall be no less than three fiscal years in duration, (ii) the payment date for the performance period, (iii) the unit value and the method for determining the payment amount for each participant, and (iv) the maximum number of performance units that may be received by each participant for that performance period. It is anticipated that awards will be made annually under the 2008 Plan, which will result in overlapping performance periods.

The Committee may not alter or amend the performance goals or the specific performance goals of awards under the 2008 Plan with respect to “named executives” (as that term is defined in Section 402(a)(3) of Regulation S-K) and covered employees after they have been approved by the Committee unless such exercise of discretion results in a reduction in the payment amount with respect to such participants.

The maximum payment in respect of any performance period to be paid to any covered employee shall not exceed 1% of the Company’s earnings before income taxes as reported in the Company’s Form 10-K for the fiscal year ended immediately prior to the payment date with respect to such performance period.

The 2008 Plan provides generally that the performance for any “long fiscal year” of 53 weeks during a performance period will be automatically adjusted by reducing the relevant performance measure for the last fiscal quarter of the long fiscal year by 1/14th. However, the Committee has the discretionary authority to determine the extent of an adjustment to a performance measure for a long fiscal year to more accurately compare performance during a long fiscal year to that during a 52-week fiscal year; provided that, the Committee may not exercise such discretion with respect to a covered employee more than 90 days after the beginning of a performance period unless such exercise of discretion results in a reduction of the payment amount to the covered employees.

Payments

Payments earned under the 2008 Plan will be made in cash on or before the payment date for a given performance period. Payment dates will be determined by the Committee and may not be later than the last day of the fourth month following completion of the applicable performance period. Although none of SYSCO’s executive benefit plans currently permit deferral of amounts earned under the 2008 Plan, such plans could allow participants to defer amounts earned under the 2008 Plan in the future.

Termination of Employment

Generally, a participant must be employed on the last day of a performance period to receive payments under the 2008 Plan. Therefore, if a participant’s employment terminates for any reason other than retirement, death or disability, such participant’s performance units will be cancelled and the participant will receive no payment under the 2008 Plan. If a participant’s employment terminates after the end of a performance period but before the payment date, the participant will be paid any amounts earned during the performance period on the payment date. If a participant’s employment is terminated by reason of retirement or disability, such participant will be entitled to receive payment for the full performance period. Performance units can be cancelled if a participant engages in activities competitive with the Company prior to the end of a performance period. If a participant dies prior to the end of a performance period, his or her beneficiaries or personal representatives will be entitled to receive a pro rata portion of any amounts earned.

Change of Control

If a change of control, as defined in the 2008 Plan, occurs during a performance period, a participant’s performance units with respect to such performance period will be considered vested, and payment will be made to the participant within 90 days after the date of the change of control. Payments will be based on the maximum amount that could be paid assuming the highest level of performance is achieved.

Duration of Plan

The 2008 Plan will expire on September 4, 2013, unless sooner terminated by the Board.

Amendments

The 2008 Plan may be withdrawn or amended by the Board or the Committee at any time, unless such withdrawal or amendment may decrease or eliminate a payment that would be made under the change of control provision described above. In addition, the Board and the Committee undertake and represent that the following amendments, to the extent that they would affect covered employees, will not be made without stockholder approval:

•	Modifying eligibility requirements,
•	Materially increasing participants’ benefits, or
•	Modifying the performance measures for covered employees.

Federal Income Tax Consequences

The following is a general description of the federal income tax consequences of compensation paid under the 2008 Plan to the covered employees. This summary does not address any state, local or other non-federal tax consequences associated with the payment of compensation to covered employees under the 2008 Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the 2008 Plan.

Deductibility of Compensation Paid to Covered Employees

In general, subject to certain limitations, compensation that is paid to the covered employees under the 2008 Plan will be deductible by SYSCO for federal income tax purposes.

Section 162(m) of the Code generally imposes a $1 million limit on the deductibility of compensation paid to a covered employee for any taxable year. However, compensation that qualifies as performance-based for purposes of Section 162(m) of the Code is not subject to the Section 162(m) limitation. The 2008 Plan has been drafted and is intended to be administered in a manner that would enable the compensation paid to covered employees to qualify as performance-based for purposes of Section 162(m) of the Code. Shareholder approval of the payment of compensation under the 2008 Plan to the covered employees is necessary in order for such compensation to qualify as performance-based for purposes of Section 162(m) of the Code.

To the extent that compensation paid under the 2008 Plan qualifies as performance-based for purposes of Section 162(m) of the Code, the tax deduction that is generally available with respect to such compensation will not be subject to the deductibility limitation of Section 162(m) of the Code.

Parachute Payments

In general, the Company will be unable to claim a tax deduction with respect to payments under the 2008 CPU Plan following a change of control to the extent such payments are treated as a “parachute payment” for purposes of Section 280G of the Code. In addition, a covered employee will be subject to a 20% excise tax to the extent the total parachute payments made to such covered employee exceed the covered person’s five-year average compensation.

A payment is considered a “parachute payment” for purposes of Section 280G of the Code, if the total amount of all payments and benefits to be received by the covered employee that are “contingent on a change of control” for purposes of Section 280G of the Code, including payments under the 2008 CPU Plan, equal or exceed three times the covered employee’s average W-2 compensation for the five tax years preceding the year of the change of control (“five-year average compensation”). Payments made under the 2008 Plan to a covered employee as a result of a change of control generally will be treated as being paid “contingent on a change of control” for purposes of Section 280G of the Code.

See “Executive Compensation — Executive Severance Agreements — Tax Gross-Up Payments” for a description of the Company’s payment obligations under the Severance Agreements with Messrs. Schnieders and Spitler with respect to this excise tax.

Treatment to Covered Employees

The covered employees will recognize ordinary compensation income with respect to any compensation paid under the 2008 Plan at the time of payment.

Tax Withholding

We will deduct from all 2008 Plan payments, any federal, state or local taxes required by law to be withheld with respect thereto.

New Plan Benefits

Because the number of performance units that may be granted in the future under the 2008 Plan is not determinable at this time, the following table indicates the number of performance units that were granted in September 2008 to the specified persons under the 2004 Plan, as well as the related threshold, target and maximum payout values. No additional performance units are expected to be granted during fiscal 2009 under the 2004 Plan or the 2008 Plan.

	Number of	Threshold	Target	Maximum
	Performance	Dollar Value	Dollar Value	Dollar Value
Name and Position	Units	(1)	(1)	(1)

Richard J. Schnieders	90,000	$787,500	$3,150,000	$4,725,000
Chairman and Chief Executive Officer
Kenneth F. Spitler	40,000	350,000	1,400,000	2,100,000
President and Chief Operating Officer
William J. DeLaney	18,000	157,500	630,000	945,000
Executive Vice President and Chief Financial Officer
Larry G. Pulliam	15,000	131,250	525,000	787,500
Executive Vice President, Global Sourcing and Supply Chain
Kenneth J. Carrig	15,000	131,250	525,000	787,500
Executive Vice President and Chief Administrative Officer Executive Officers as a group, including the Named Executive Officers	238,000	2,082,500	8,330,000	12,495,000
All non-executive officers and other employees as a group	337,400	2,952,250	11,809,000	17,713,500
All non-employee directors as a group	—	—	—	—
Total	575,400	5,034,750	20,139,000	30,208,500

(1)	Based on a value of $35 per unit. The threshold dollar value assumes that only one performance criteria, either sales or diluted earnings per share, pays out at a minimum level, resulting in a 25% payout. The target dollar value assumes that both performance criteria pay out at target levels, resulting in a 100% payout. The maximum dollar value assumes that both performance criteria pay out at maximum levels, resulting in a 150% payout. Actual payout amounts will not be determinable until the end of the three-year performance period (fiscal 2012) and may be different than the amounts shown. If minimum performance levels of at least one of the performance criteria are not met, no payments will be made.

Required Vote

The affirmative vote of a majority of votes cast is required to approve the material terms of, and the payment of compensation to covered employees under, the 2008 Plan.

The Board of Directors recommends a vote FOR approval of the material terms of, and the payment of compensation to the covered employees pursuant to, the 2008
Cash Performance Unit Plan.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
ITEM NO. 3 ON THE PROXY CARD

The Audit Committee of the Board has appointed Ernst & Young LLP as SYSCO’s independent registered public accounting firm for fiscal 2008. Ernst & Young LLP has served as the company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the company’s independent registered public accounting firm for fiscal 2009.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm for fiscal 2009.

STOCKHOLDER PROPOSAL TO REQUEST THAT THE BOARD TAKE THE NECESSARY STEPS TO
REQUIRE THAT ALL DIRECTORS STAND FOR ELECTION ANNUALLY
ITEM NO. 4 ON THE PROXY CARD

Gerald R. Armstrong of 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, owner of 100 shares of SYSCO common stock, has notified us that he intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the company accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

RESOLUTION

That the shareholders of SYSCO CORPORATION request its Board of Directors to take the steps necessary to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interests of shareholders because it reduces accountability.

Southwest Bancorp, Inc., Nash Finch Company, ConocoPhillips, ONEOK, Inc., Hess Corporation, U.S. Bancorp, Qwest Communications International, XCEL Energy, Marshall & Illsley Corporation, Devon Energy Corporation, and many other corporations have eliminated three-year terms for Directors at either the request of the proponent or his presenting a proposal, such as this, which was supported by shareholders.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003) looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION OF THE PROPOSAL

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

After careful consideration, SYSCO’s Board of Directors has concluded that, for the reasons described below, it is in the best interests of SYSCO and its stockholders to maintain a classified Board on which the directors serve three-year terms.

Comprehensive Corporate Governance Review

In 2006, the Board directed its Corporate Governance and Nominating Committee to study corporate governance best practices by publicly held U.S. corporations and recommend appropriate amendments to SYSCO’s Bylaws and Corporate Governance Guidelines. The Committee’s comprehensive corporate governance review was conducted with the assistance of outside counsel and was completed in May 2007. As a direct result of this review, the following corporate governance principles designed to benefit stockholders and enhance stockholder value were recommended by the Committee and approved by the Board:

•	A Bylaw amendment to implement a majority vote standard for the election of directors in uncontested elections;
•	An amendment to the Corporate Governance Guidelines to require any director who is not re-elected in an election in which majority voting applies to tender his or her resignation;
•	Simplification of the Committee’s procedures by which stockholders may suggest nominees for election to the Board; and
•	Retention of SYSCO’s classified Board structure.

Analysis of Classified Board Structure

In response to this proposal, the Board, with the assistance of the Corporate Governance and Nominating Committee, once again has examined its decision to retain a classified board. The Committee began its review with the recognition that the number of companies with classified boards had declined in recent years. At the same time, however, a number of well-respected U.S. publicly held companies, including AmerisourceBergen Corporation, Best Buy Company, Inc., Costco Wholesale Corp. and Target Corp., all members of the peer group our Compensation Committee uses for executive compensation benchmarking purposes, continue to have classified boards. As part of its review, the Committee examined the advantages and disadvantages of retaining SYSCO’s classified Board structure and determined that a classified board continues to be in the best interest of SYSCO and its shareholders for the following reasons:

Continuity, Stability and Experience — SYSCO is uniquely positioned as a global leader within its industry, and a company of its size and complexity requires a high level of leadership experience. A classified board structure, which the Company has employed since its inception, provides a framework in which, each year, the majority of the directors will have had prior experience and familiarity with the Company, its operations and strategies, and the management team. Such directors are more capable of engaging in the long-term strategic planning that is critical to our success. In addition, a classified board does not interfere with the Board’s ability to add new directors. In fact, over the past seven years, the Committee has recommended, and SYSCO’s Board has nominated, seven new independent directors and has reduced the number of employee directors to one. Moreover, a classified board structure may strengthen the Company’s ability to recruit highly qualified directors who are willing to make a significant commitment to the Company and its stockholders for the long term.

Protection Against Unfair Takeover Proposals — A classified board of directors can play an important role in protecting stockholders against an unsolicited takeover proposal at a price that is not in the best long-term interests of our stockholders. While not precluding a takeover, a classified board structure affords SYSCO time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the potential acquirer on behalf of all stockholders and weigh alternatives, including the continued operation of SYSCO’s business, in order to provide maximum value for all stockholders. With over 80% of SYSCO’S Board composed of independent directors, the majority of whom have a historical perspective of the Company’s operations and industry, the Board believes it is well-positioned to evaluate SYSCO’s value and pursue a course of action designed to maximize stockholder value, particularly in the context of a hostile takeover.

In connection with considering the continued desirability of a classified board in the context of a takeover proposal, the Committee also reviewed SYSCO’s other anti-takeover defenses. In this regard, the Committee considered that SYSCO’s stockholder rights plan expired in 2006 and a new plan has not been adopted. The Committee also considered that SYSCO’s Bylaws provide that its stockholders can act by written consent. In addition, the Committee noted that SYSCO’s governing documents do not require a supermajority vote to approve mergers.

Accountability to Stockholders — The Committee understands that some corporate governance activists view classified boards as reducing director accountability. The Board does not believe that to be the case. On the contrary, all directors are required to uphold their fiduciary duties to SYSCO and its stockholders, regardless of the length of their term of office. Moreover, as noted above, SYSCO has adopted a majority voting standard for the election of directors and any director who is not re-elected must tender his or her resignation. The Committee also noted that (1) at least 91% of votes cast and at least 77% of SYSCO’s outstanding shares voted “for” every SYSCO director nominee in the last four director elections; and (2) proxy advisory firm Institutional Shareholder Services recommended votes “for” for all of SYSCO’s director nominees in each of the last four director elections.

Conclusion

In considering the classified board structure, SYSCO’s Board has focused on the best Board structure for SYSCO and its stockholders in order to drive Company profitability and increase stockholder value, particularly in light of the current challenging economic environment and rising fuel prices. The Board believes that experienced directors who are knowledgeable about the Company’s business environment are a valuable resource and are in the best position to make decisions in the best interests of the Company and its stockholders. Sustainable companies must plan effectively over the long-term, and SYSCO’s classified Board provides greater assurance that its directors have the necessary experience and solid knowledge of the Company’s complex business and long-term strategy. As demonstrated by the Company’s results over the past several years, the Board believes that the company has benefited from this long-term focus. In this regard, the company has recently recorded significant year-over-year increases in earnings per share. For full fiscal year 2008 versus 2007, and full fiscal year 2007 versus 2006, diluted earnings per share increased by 13% and 18%, respectively.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of SYSCO and its stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

STOCKHOLDER PROPOSALS

Presenting Business

If you would like to present a proposal under Rule 14a-8 of the Securities Exchange Act of 1934 at our 2009 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 9, 2009. If the date of our 2009 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2009 Annual Meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 21, 2009, but not before July 12, 2009, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2009 Annual Meeting by following the procedures and adhering to the deadlines discussed at “Presenting Business” above. You may also nominate someone yourself at the 2009 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 12, 2009 and August 21, 2009, and you follow the procedures outlined in Article I, Section 7 of the company’s Bylaws. See also “Corporate Governance and Board of Directors Matters — Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees” for information about potential director nominees.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

ANNEX A

SYSCO CORPORATION
2008 CASH PERFORMANCE UNIT PLAN

WHEREAS, Sysco Corporation (the “Company”), with the approval of the shareholders, adopted that certain Sysco Corporation Cash Performance Unit Plan, effective as of September 3, 2004, as amended and restated (the “Current Plan”);

WHEREAS, the Current Plan is set to expire on September 3, 2009; and

WHEREAS, the Company desires to adopt a new cash performance unit plan effective for awards granted on or after September 4, 2009, in order to increase stockholder value and to advance the interests of the Company and its subsidiaries by providing financial incentives designed to attract, retain and motivate key employees of the Company.

NOW, THEREFORE, the Company hereby adopts the Sysco Corporation 2008 Cash Performance Unit Plan, effective for Awards (as defined herein) issued on or after September 4, 2009, as follows:

ARTICLE I
PURPOSE OF THE PLAN

The purpose of the Plan is to increase stockholder value and to advance the interests of the Company and its Subsidiaries by providing financial incentives designed to attract, retain and motivate key employees of the Company.

ARTICLE II
DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

“Award” shall mean the determination by the Committee that a Participant should receive a given number of Performance Units, as evidenced by a document of notification given to a Participant at the time of such determination.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” means the occurrence of one or more events described in paragraphs (i) through (iii), below.

(i) Change in Ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), acquires ownership of Company stock that, together with Company stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(A) If any one person or more than one person acting as a group (within the meaning of paragraph (iv)) is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).

(B) An increase in the percentage of Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv)), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C) The provisions of this paragraph (i) shall apply only to the transfer or issuance of Company stock if such Company stock remains outstanding after such transfer or issuance.

(ii) Change in Effective Control of the Company.

(A) A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:

(1) Any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(2) A majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election.

(B) A change in effective control of the Company also may occur with respect to any transaction in which either of the Company or the other corporation involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C) If any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(A) A transfer of the Company’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company stock;

(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3) A person, or more than one person acting as a group (within the meaning of paragraph (iv)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(B) For purposes of this paragraph (iii), gross fair market value means the value of all Company assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv) For purposes of this definition, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders only to the extent of the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(v) Identification of Relevant Corporations.  To constitute a Change of Control hereunder, the Change of Control must relate to (A) the corporation for which the Participant is performing services at the time of the Change of Control, (B) the corporation that is liable for the payment of the awards under this Plan (or all corporations liable for the payment if more than one corporation is liable), or (C) a corporation that is a majority shareholder of a corporation identified in (A) or (B), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the corporation identified in (A) or (B). For purposes of this paragraph (v), a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors, or such other committee as the Board of Directors may designate to have primary responsibility for the administration of the Plan.

“Company” means Sysco Corporation, a Delaware corporation.

“Completed Fiscal Years” is defined in Section 6.3.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Disability” means a physical or mental condition that meets the eligibility requirements for the receipt of disability income under the terms of the disability income plan sponsored by the Company pursuant to which the Participant is eligible for benefits.

“Effective Date” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Year” means, as determined in the sole discretion of the Committee, a period used for purposes of measuring performance for purposes of this Plan which is based as closely as possible on the fiscal year of the Company.

“Participant” means an employee of the Company or any of its Subsidiaries who is designated as a Participant by the Committee.

“Payment Amount” means the total amount to be paid to a Participant with respect to the Performance Units awarded to such Participant for a particular Performance Period.

“Payment Date” means a date determined by the Committee for purposes of (i) making payment of amounts earned under this Plan and, (ii) in the event a Participant elects to defer receipt of amounts earned under this Plan pursuant to the terms of a deferred compensation plan sponsored by the Company, the date such amounts are credited under the applicable deferred compensation plan. This date shall be no later than the last day of the fourth month following completion of the respective Performance Period.

“Performance Goals” means the performance goals established by the Committee for each Performance Period pursuant to the Plan against which performance will be measured.

“Performance Period” means a period of no less than three Fiscal Years, as determined by the Committee, during which the Performance Goals shall be measured for purposes of determining the Payment Amount.

“Performance Unit” means a unit of participation which shall constitute the basis from which a Participant’s Payment Amount shall be determined with regard to the Performance Goals established by the Committee.

“Plan” means this Sysco Corporation 2008 Cash Performance Unit Plan, as it may be amended from time to time.

“Retirement” means any termination of employment with the Company or a Subsidiary as a result of retirement in good standing under established rules of the Company then in effect.

“Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive authority promulgated by the Treasury Department or the Internal Revenue Service under Section 409A of the Code.

“Specified Employee” means a “specified employee” as defined in Section 409(A)(a)(2)(B)(i) of the Code.

“Subsidiary” means (i) any entity in which the Company, directly or indirectly, owns more than 50% of the vote or value of the equity interests issued by such entity, and (ii) any other entity designated by the Committee as a “Subsidiary” for purposes of this Plan.

“Unit Value” means the per unit amount that is used for purposes of determining the Payment Amount to be made to Participants in respect of Performance Units awarded under the Plan.

ARTICLE III
PARTICIPATION

3.1 Designation of Participants.  The Committee shall determine and designate from time to time those employees of the Company and its Subsidiaries who are to be granted Performance Units (and who thereby become Participants) and the number of Performance Units to be granted to each Participant.

3.2 Awards.   Performance Units shall be granted by the Committee by a written notification to Participants evidencing the Award in such form as the Committee shall approve, which notification shall comply with and be subject to the terms and conditions of this Plan. Further Performance Units may be granted by the Committee from time to time to Participants, so long as this Plan shall continue in full force and effect.

ARTICLE IV
DETERMINATION OF PERFORMANCE GOALS

4.1 Performance Period Determinations.

(a) In General.  Within the first 90 days of each Performance Period, the Committee, in its sole discretion, shall (a) establish for that Performance Period (i) the beginning and ending dates, and the Fiscal Years, for the Performance Period, (ii) the Payment Date for the Performance Period, (iii) the Performance Goals for each Participant, (iv) the method for evaluating performance for the Performance Period, and (v) the Unit Value and the method for determining the Payment Amount for each Participant, and (b) designate the maximum number of Performance Units that may be granted to a Participant for such Performance Period.

(b) Adjustments for Long Fiscal Years.  This Section 4.1(b) shall apply whenever a Performance Period contains one or more Fiscal Years of 53 weeks (each, a “Long Fiscal Year”). In making any determination as to whether the Performance Goals have been satisfied or as to the amount of the Payment Amount with respect to a Performance Period, the relevant Performance Goals for a Long Fiscal Year shall be deemed to be a number equal to the numerical measure of each such Performance Goal based on the performance of the Company and/or its Subsidiaries for such Long Fiscal Year minus an amount equal to the product of (i) 1/14th; and (ii) the numerical measure of each such Performance Goal based on the performance of the Company and/or its Subsidiaries for the last fiscal quarter of such Long Fiscal Year. Notwithstanding the foregoing, the Committee may exercise its discretion in determining the extent of the adjustment, if any, to the calculation of any Performance Goal for a Long Fiscal Year appropriate to more accurately compare performance during a Long Fiscal Year to that during a 52-week fiscal year; provided that, the Committee may not exercise such discretion after the first ninety (90) days of the Performance Period with respect to Covered Employees unless such exercise of discretion results in a reduction of the Payment Amount to the Covered Employees.

4.2 Performance Goals.  The Performance Goals established by the Committee for a Performance Period may include any one or more of several criteria, such as, but not limited to, return on capital employed, return on assets, sales growth, market share, margin growth, return on equity, total shareholder return, increase in net after-tax earnings per share, increase in operating pre-tax earnings, operating profit or improvements in operating profit, improvements in certain asset or financial measures (including working capital and the ratio of sales to net working capital), reductions in certain costs (including reductions in inventories or accounts receivable or reductions in operating expenses), net earnings, pre-tax earnings or variations of income criteria in varying time periods, economic value added, or general comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria. The Performance Goals may be based on the performance of the Company generally, the performance of a particular Subsidiary, division or business unit, or the performance of a group of Subsidiaries, divisions or business units. The relative weights of the criteria that comprise the Performance Goals shall be determined by the Committee in its sole discretion. In establishing the Performance Goals for a Performance Period, the Committee may establish different Performance Goals for individual Participants or groups of Participants.

ARTICLE V
PAYMENT

5.1 Determination of Performance.  After the end of each Performance Period, the performance of the Company and its Subsidiaries will be determined by the Company and approved by the Committee for each Performance Goal. The Committee shall certify in writing to each Participant the degree of achievement of each Performance Goal based upon the actual performance results for the Performance Period.

5.2 Determination of Payment Amount.  After the end of each Performance Period, the Payment Amount for each Participant for such Performance Period shall be calculated by the Company and certified by the Committee based upon the level of performance achieved by the Company and its Subsidiaries for each Performance Goal applicable to such Participant for the Performance Period, as determined in accordance with Section 5.1.

5.3 Payment of Payment Amount.  The Payment Amount payable to Participants under this Plan shall be paid solely in cash and shall be paid on or before the Payment Date; provided, however, that subject to the requirements of the applicable deferred compensation plan and such other rules and requirements as the Committee may from time to time prescribe, the Committee may allow a Participant to defer receipt of all or a portion of the Payment Amount if permitted under the terms of the deferred compensation plan sponsored by the Company in which the Participant is eligible to participate.

5.4 Overall Limitation Applicable to Covered Employees.  Notwithstanding any other provision in this Plan to the contrary, in no event shall any Covered Employee be entitled to a payment in respect of any Performance Period in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Fiscal Year ended immediately before the Payment Date applicable to such Performance Period.

ARTICLE VI
TERMINATION OF EMPLOYMENT

If a Participant’s employment is terminated before the end of the Performance Period, the treatment of the Performance Units awarded with respect to such Performance Period will be as follows:

6.1 In General.  If, before the end of the Performance Period, the Participant’s employment terminates for any reason other than for the reasons described in Sections 6.2 through 6.4, the Participant’s Performance Units shall be canceled, and the Participant shall receive no payment under this Plan in respect of such Performance Units. If a Participant’s employment terminates after the end of the Performance Period but before the Payment Date, the Participant (or the Participant’s designated beneficiary in the case of death) shall be paid the Payment Amount with respect to such Performance Period as determined under Article V hereof on the Payment Date.

6.2 Retirement.  Subject to compliance with the conditions outlined below, if, during the Performance Period, a Participant’s employment terminates by reason of Retirement, the Payment Amount for such Performance Period shall be paid on the Payment Date for such Performance Period; provided, however, that if such Participant is a Specified Employee, the Payment Amount shall not be paid to the Participant until the later of six months following the date of Retirement or the Payment Date with respect to the applicable Performance Period, but only to the extent that making such Payment Amount would result in a violation of Section 409A. The Participant’s Payment Amount with respect to such Performance Period shall be determined by taking into account the actual performance of the Company and/or its Subsidiaries for the entire Performance Period; provided, however, that the Company reserves the right to cancel the Performance Units of a Participant, if prior to the end of the applicable Performance Period, the Participant: (i) performs any services, whether as an employee, officer, director, agent, independent contractor, partner or otherwise, for a competitor of the Company or any of its affiliates without the consent of the Company, or (ii) takes any other action, including, but not limited to, interfering with the relationship between the Company or any of its affiliates and any of its employees, clients or agents, which is intended to damage or does damage to the business or reputation of the Company.

6.3 Death.  If a Participant dies during the Performance Period, the number of Performance Units awarded to the Participant will be reduced by multiplying the number of Performance Units initially awarded to the Participant by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active employee of the Company or a Subsidiary and the denominator of which is the number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The Payment Amount to be paid to the Participant’s beneficiaries based on the resulting reduced number of Performance Units shall be determined as follows:

(a) If the Participant’s death occurs after the end of one or more Fiscal Years during the Performance Period but within six months or less of the beginning of a Fiscal Year, the Payment Amount shall be determined using the actual performance of the Company and/or its Subsidiaries for each completed Fiscal Year prior to the Participant’s death (the “Completed Fiscal Years”);

(b) If the Participant’s death occurs more than six months after the start of a Fiscal Year included in the Performance Period but prior to the end of a Fiscal Year during such Performance Period, the Payment Amount shall be determined (i) using the actual performance of the Company for each Completed Fiscal Year, if any, and (ii) using the actual performance of the Company and/or its Subsidiaries for the Fiscal Year in which the Participant dies; or

(c) If the Participant’s death occurs six months or less after the start of the Performance Period, the Payment Amount for the Performance Units granted with respect to such Performance Period shall be zero. The Payment Amount determined pursuant to this Section 6.3 shall be paid to the Participant’s designated beneficiary as soon as practicable following the determination of the Payment Amount.

6.4 Disability.  If, before the end of the Performance Period, a Participant’s employment is terminated as a result of Disability, the Payment Amount for such Performance Period shall be paid on the Payment Date for such Performance Period, and the Participant’s Payment Amount with respect to such Performance Period shall be determined by taking into account the actual performance of the Company and/or its Subsidiaries for the entire Performance Period.

ARTICLE VII
CHANGE OF CONTROL

If a Change of Control has occurred during a Performance Period, the Participant’s Performance Units awarded with respect to such Performance Period shall be considered vested, and the Payment Amount shall be paid to the Participant within ninety (90) days after the date of the Change of Control. For purposes of this Article VII, the Payment Amount to be made to each Participant shall be the maximum amount that could be paid to such Participant with respect to the Participant’s Performance Units for such Performance Period assuming the highest level of performance is achieved.

ARTICLE VIII
ADMINISTRATION

8.1 In General.  The Plan shall be administered under the supervision and direction of the Committee or its designees, as applicable. In administering the Plan, the Committee will determine the Participants and the number of Performance Units to be granted to individual Participants, establish appropriate Fiscal Years, Performance Periods and Performance Goals as bases for payments under the Plan, establish the methods and procedures for measuring performance, and determine the Payment Date and methods and procedures for payment of Awards under the Plan. Further, the Committee may, from time to time, change or waive requirements of the Plan, or outstanding Performance Units, to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operation of the Plan, and in connection therewith, the Committee or its designee shall have the full power and authority to:

(a) Prescribe, amend and rescind rules and regulations relating to the Plan, or outstanding Performance Units, establish procedures deemed appropriate for the Plan’s administration, and make any and all other determinations not herein specifically authorized which may be necessary or advisable for its effective administration;

(b) Make any amendments to or modifications of the Plan which may be required or necessary to make the Plan set forth herein comply with the provisions of any laws, federal or state, or any regulations issued thereunder, and to cause the Company at its expense to take any action related to the Plan which may be required under such laws or regulations; and

(c) Contest on behalf of Participants or the Company, at the expense of the Company, any ruling or decision on any issue related to the Plan, and conduct any such contest and any resulting litigation to a final determination, ruling or decision.

Notwithstanding anything herein to the contrary, the Committee may, unless otherwise prohibited from doing so by the Board of Directors or such committee’s charter, delegate any Plan related function it may deem necessary or appropriate to employees of the Company or its Subsidiaries or to third parties.

Nothing herein shall be deemed to authorize, and the Committee will have no discretion, to alter or amend the Performance Goals or the specific Performance Goals of Awards under the Plan with respect to “named executives” (as that term is defined in Section 402(a)(3) of Regulation S-K) and Covered Employees after they have been approved by the Committee unless such exercise of discretion results in a reduction in the Payment Amount with respect to such Participants.

8.2 Limitation of Liability.  No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Awards made hereunder, and the members of the Committee shall be entitled to indemnification, defense and reimbursement by the Company in respect of any claim, loss, damage, or expenses (including attorneys’ fees and expenses) arising therefrom to the full extent permitted by law and as provided for in the bylaws of the Company or under any directors’ and officers’ liability or similar insurance coverage or any indemnification agreement that may be in effect from time to time. The Company reserves the right to select counsel to defend any litigation covered by this Section 8.2.

8.3 Compliance with Section 409A.  The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.

ARTICLE IX
TERM; WITHDRAWAL OR AMENDMENT

9.1 Effective Date and Term.  The Plan has been adopted by the Board of Directors effective for Awards issued on or after September 4, 2009 (the “Effective Date”); provided, however, that no payments shall be made under this Plan to Covered Employees unless this Plan has been approved by the Company’s stockholders. The term of the Plan shall continue until

November 30, 2014, unless sooner terminated by the Board; provided, however, that such termination must comply with the requirements of Section 409A. No new Awards may be made after the termination of the Plan, but any awards granted prior to November 30, 2014 that have not yet been paid will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Plan and the applicable grant agreements or programs.

9.2 Withdrawal or Amendment.  The Company’s Board of Directors or the Committee may at any time withdraw or amend the Plan. Notwithstanding the foregoing, no amendment or withdrawal following a Change of Control may in any way decrease or eliminate a payment due pursuant to Article VII.

9.3 Prior Plan.  As of its Effective Date, this Plan shall supersede the Current Plan. No further awards will be granted under the Current Plan following such date, but any awards granted under the Current Plan prior to the Effective Date of this Plan that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Current Plan and the applicable grant agreements or programs.

ARTICLE X
MISCELLANEOUS

10.1 Beneficiaries.  Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant’s estate.

10.2 Awards Non-Transferable.  Any rights of a Participant under this Plan, and in or to an Award, shall be personal in nature and may not be assigned or transferred (other than a transfer by will or the laws of descent and distribution). Any attempted assignment or transfer of the Award shall be null and void and without effect.

10.3 Withholding for Taxes.  The Company or its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

10.4 Plan Funding.  The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its Subsidiaries for payment of any benefits under the Plan. The right of a Participant to receive payment under the Plan shall be an unsecured claim against the general assets of the Company or its Subsidiaries, and neither the Participant nor any other person shall have any rights in or against any specific assets of the Company or its Subsidiaries. The Company and its Subsidiaries may establish a reserve of assets to provide funds for payments under the Plan.

10.5 No Contract of Employment.  The existence of this Plan, as in effect at any time or from time to time, or any grant of Performance Units under the Plan shall not be deemed to constitute a contract of employment between the Company, or its Subsidiaries, and any employee or Participant, nor shall it constitute a right to remain in the employ of the Company or its Subsidiaries.

10.6 No Right to Participate.  Except as provided in Articles III and IV, no Participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or its Subsidiaries.

10.7 Facilitation of Payments.  Notwithstanding anything else in this Plan to the contrary, in the event that a payment is due to an employee, or former employee (or a beneficiary thereof), under this Plan and the recipient is a minor, mentally incompetent, or otherwise incapacitated, such payment shall be made to the recipient’s legal representative, or guardian. If there is no such legal representative, or guardian, the Committee, in its sole discretion, may direct that payment be made to any person the Committee, in its sole discretion, believes, by reason of a family relationship, or otherwise, will apply. Upon such payment, for the benefit of the recipient, the Company and each of its Subsidiaries shall be fully discharged of all obligations therefor.

10.8 Addresses; Missing Recipients.  A recipient of any payment under this Plan who is not a current employee of the Company, or its Subsidiaries, shall have the obligation to inform the Company of his or her current address, or other location to which payments are to be sent. Neither the Company nor its Subsidiaries shall have any liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if it sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method. Notwithstanding anything else in this Plan to the contrary, if a recipient of any payment cannot be located within 120 days following the date on which such payment is due after reasonable efforts by the Company or its Subsidiaries, such payments and all future payments owing to such recipient shall be forfeited without notice to such recipient. If, within two years (or such longer period as the Committee, in its sole discretion, may determine), after the date as of which payment was forfeited (or, if later, is first due), the recipient, by written notice to the Company, requests that such payment and all future payments owing to such recipient be reinstated and provides satisfactory proof of their identity, such payments shall be promptly reinstated. To the extent the due date of any reinstated payment occurred prior to such reinstatement, such payment shall be made to the recipient (without any interest from its original due date) within 90 days after such reinstatement.

10.9 Governing Law.  The laws of the State of Delaware (excluding its principles relating to conflicts of laws) shall govern the Plan.

10.10 Successors.  All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such Subsidiary, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise.

10.11 Third Parties.  Nothing expressed or implied in this Plan is intended or may be construed to give any person other than eligible Participants any rights or remedies under this Plan.

10.12 Headings.  Section and other headings contained in this Plan are for reference purposes only, and are not intended to describe, interpret, define, or limit the scope, extent or intent of the provisions of the Plan.

SYSCO-PS-08

SYSCO CORPORATION
1390 ENCLAVE PARKWAY
HOUSTON, TX 77077-2099
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	SYSCO1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SYSCO CORPORATION
The Board of Directors recommends a vote “FOR” each of the nominees for director, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4.
Vote on Directors
1.	To elect as directors the three nominees named
	in the proxy statement to serve until the Annual	For	Against	Abstain
Meeting of Stockholders in 2011:
	1a. Judith B. Craven	☐	☐	☐

	1b. Phyllis S. Sewell	☐	☐	☐

	1c. Richard G. Tilghman	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	To approve the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2008 Cash Performance Unit Plan so that the deductibility of such compensation will not be limited by Section 162(m) of the Internal Revenue Code;	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as SYSCO’s independent accountants for fiscal 2009;	☐	☐	☐

4.	To consider a stockholder proposal, if presented at the meeting, requesting that the Board of Directors take the necessary steps to require that all directors stand for election annually; and	☐	☐	☐

5.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Only stockholders of record at the close of business on September 22, 2008 will be entitled to receive notice of and to vote at the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

SYSCO CORPORATION
Proxy for the Annual Meeting of Stockholders
November 19, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby constitutes and appoints Richard J. Schnieders and William J. DeLaney, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sysco Corporation to be held on Wednesday, November 19, 2008 at 10:00 a.m., at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024, or any adjournment thereof.
          The undersigned acknowledges receipt of the notice of annual meeting and proxy statement, each dated October 7, 2008, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.
          Those proxies signed and returned with no choice indicated will be voted “FOR” each of the nominees for director, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4, and will be voted in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side.)